Exhibit 10.2

Published CUSIP Number:

$550,000,000

AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of March 24, 2004

Among

CAREMARK RX, INC.,

as Borrower,

and

THE INITIAL LENDERS, THE SWING LINE BANK AND

THE INITIAL ISSUING BANK NAMED HEREIN,

as Initial Lender Parties,

and

UBS SECURITIES LLC AND

WACHOVIA BANK, NATIONAL ASSOCIATION

as Co-Syndication Agents,

and

JPMORGAN CHASE BANK

as Documentation Agent,

and

BANC OF AMERICA SECURITIES LLC

and

WACHOVIA CAPITAL MARKETS, LLC D/B/A

WACHOVIA SECURITIES

as Lead Arrangers,

and

BANK OF AMERICA, N.A.

as Administrative Agent

TABLE OF CONTENTS

Page
ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.01 Certain Defined Terms.	1
SECTION 1.02 Computation of Time Periods; Other Constructional Provisions	31
SECTION 1.03 Accounting Terms	31

ARTICLE II

AMOUNTS AND TERMS OF THE ADVANCES
AND THE LETTERS OF CREDIT

SECTION 2.01 The Advances and the Letters of Credit.	31
SECTION 2.02 Making the Advances.	33
SECTION 2.03 Issuance of and Drawings and Reimbursement Under Letters of Credit.	36
SECTION 2.04 Repayment of Advances.	38
SECTION 2.05 Termination or Reduction of the Commitments.	39
SECTION 2.06 Prepayments.	40
SECTION 2.07 Interest.	40
SECTION 2.08 Fees.	41
SECTION 2.09 Conversion of Advances.	42
SECTION 2.10 Increased Costs, Etc.	43
SECTION 2.11 Evidence of Debt.	46
SECTION 2.12 Payments and Computations.	46
SECTION 2.13 Taxes.	49
SECTION 2.14 Sharing of Payments, Etc.	50
SECTION 2.15 Defaulting Lenders.	51
SECTION 2.16 Use of Proceeds	53

ARTICLE III

CONDITIONS OF EFFECTIVENESS AND LENDING

SECTION 3.01 Conditions Precedent to Extensions of Credit and Issuance of Letters of Credit	53
SECTION 3.02 Conditions Precedent to Each Borrowing and Issuance and Renewal	56
SECTION 3.03 Determinations Under Section 3.01	56

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

SECTION 4.01 Representations and Warranties	56

i

ii

SCHEDULES

Schedule I	-	Commitments and Applicable Lending Offices

Schedule II	-	Existing Letters of Credit

Schedule 4.01(b)	-	Subsidiaries

Schedule 4.01(d)	-	Required Authorizations, Approvals, Etc.

Schedule 5.02(a)	-	Liens

Schedule 5.02(e)	-	Investments

EXHIBITS

Exhibit A-1	-	Form of Term Loan Note

Exhibit A-2	-	Form of Revolving Credit Note

Exhibit B-1	-	Form of Notice of Borrowing

Exhibit B-2	-	Form of Notice of Swing Line Borrowing

Exhibit B-3	-	Form of Notice of Conversion

Exhibit B-4	-	Form of Notice of Issuance

Exhibit C	-	Form of Assignment and Assumption

Exhibit D	-	Form of Opinion of King & Spalding

Exhibit E	-	Form of Subsidiaries Guarantee

iii

EXECUTION COPY

CREDIT AGREEMENT

CREDIT AGREEMENT dated as of March 24, 2004 among CAREMARK RX, INC., a Delaware corporation (the “Borrower”), the banks, financial institutions and other institutional lenders listed on the signature pages hereof under the caption “Initial Lenders” (the “Initial Lenders”), BANK OF AMERICA, N.A. (“BofA”), as the initial issuer of Letters of Credit (as hereinafter defined) (the “Initial Issuing Bank”) and as the provider of the Swing Line Facility (as hereinafter defined) (the “Swing Line Bank”), WACHOVIA BANK, NATIONAL ASSOCIATION (“Wachovia”) and UBS SECURITIES LLC (“UBS”) as co-syndication agents (the “Co-Syndication Agents”) for the Facilities (as hereinafter defined), and JPMORGAN CHASE BANK (“JPMorgan”) as documentation agent (the “Documentation Agent”), BANC OF AMERICA SECURITIES LLC (“BAS”) and WACHOVIA CAPITAL MARKETS, LLC d/b/a/ WACHOVIA SECURITIES (“WS”) as joint lead arrangers and joint book managers (the “Lead Arrangers”) for the Facilities, and BofA, as the administrative agent (together with any successor thereto appointed pursuant to Article VII, the “Administrative Agent”) for the Lender Parties (as hereinafter defined).

PRELIMINARY STATEMENTS

(1) The Borrower entered into a Credit Agreement dated as of March 15, 2001 (the “Original Credit Agreement”) as amended by the First Amended and Restated Credit Agreement dated as of April 11, 2002 (the “Existing Credit Agreement”) with the banks, financial institutions and other institutional lenders party thereto as lenders and Bank of America, N.A. as the administrative agent for the lenders thereunder.

(2) In connection with the Borrower’s proposed acquisition of AdvancePCS (the “Acquisition”), the Borrower has requested that the Lenders provide a credit facility for the purposes of refinancing all obligations of the Borrower under the Existing Credit Agreement and certain liabilities of AdvancePCS and for working capital and other general corporate purposes and the Lenders are willing to do so on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.01 Certain Defined Terms.

As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and the plural forms of the terms defined):

“Acquisition” has the meaning specified in Preliminary Statement (2) to this Agreement.

“Administrative Agent” has the meaning specified in the recital of parties to this Agreement.

“Administrative Agent’s Account” means the account of the Administrative Agent maintained by the Administrative Agent with BofA at its office at 101 North Tryon Street, 15th Floor, Charlotte, North Carolina 28255, ABA No. 053-000-196, Account No. 1366212250600, Reference: Caremark Rx, Attention: Corporate Credit Services, or such other account maintained by the Administrative Agent and designated by the Administrative Agent from time to time as such in a written notice to the Borrower and each of the Lender Parties.

“Administrative Questionnaire” means a questionnaire, in form and substance satisfactory to the Administrative Agent, delivered by an Eligible Assignee pursuant to Section 8.07(a)(iv) which provides the administrative information relating to such Eligible Assignee.

“Advance” means a Term Loan Advance, a Revolving Credit Advance, a Swing Line Advance or a Letter of Credit Advance, as the context may require.

“AdvancePCS” means AdvancePCS, a Delaware corporation.

“AdvancePCS Receivables Purchase and Servicing Agreement” means the Receivables Purchase and Servicing Agreement dated as of December 10, 2001, among Advance Funding Corporation, as seller, Redwood Receivables Corporation, as conduit purchaser, ADVP Management L.P., as servicer and General Electric Capital Corporation, as committed purchases and as administrative agent.

“AdvancePCS Receivables Sale and Contribution Agreement” means the Receivables Sale and Contribution Agreement dated as of December 10, 2001, among AFC Receivables Holding Corporation, as receivables seller, Advance Funding Corporation, as receivables purchaser, ADVP Management L.P., as servicer and AdvancePCS, as Parent.

“AdvancePCS Receivables Securitization” means limited recourse sales and assignments from time to time by AFC Receivables Holding Corporation of its accounts receivable to Advance Funding Corporation and by Advance Funding Corporation of such accounts receivable or interests therein to one or more financial institutions; provided, however, that (a) the aggregate net investment made by such financial institutions in respect of all such accounts receivable or interests therein shall not exceed at any one time outstanding $300,000,000, (b) the maximum aggregate amount which may be recovered by such financial institutions may not exceed the amount of the net investment made by them in respect of such accounts receivable or interests therein together with the yield thereon as set forth in the AdvancePCS Receivables Securitization Documents from time to time, and (c) each such sale and assignment of such accounts receivable or interests therein shall otherwise be effected on the terms and conditions set forth in the AdvancePCS Receivables Securitization Documents..

“AdvancePCS Receivables Securitization Documents” means collectively, the AdvancePCS Receivables Sale and Contribution Agreement, the AdvancePCS Receivables Purchase and Servicing Agreement and all of the other agreements, instruments and other documents evidencing or otherwise setting forth the terms of the AdvancePCS Receivables Securitization, in each case as such agreement, instrument or other document may be amended, supplemented or otherwise modified hereafter from time to time in accordance with the terms thereof, but solely to the extent permitted under the terms of the Loan Documents..

“AdvancePCS Senior Notes” means the 8 1/2% senior notes of AdvancePCS due 2008 in an aggregate principal amount of $200,000,000.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director, or officer of such Person. For purposes of this definition, the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) of a Person means the possession, direct or indirect, of the power to vote 5% or more of the Voting Interests in such Person or to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Interests, by contract or otherwise.

“Agent-Related Persons” means the Administrative Agent, together with its Affiliates (including, in the case of Bank of America in its capacity as Administrative Agent, as one of the Lead Arrangers), and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

“Agents” means, collectively, the Administrative Agent, the Co-Syndication Agents, the Documentation Agent, the Lead Arrangers and each co-agent or subagent appointed by the Administrative Agent from time to time pursuant to Section 7.01(b).

“Agreement” means this Credit Agreement, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Agreement Value” means, for each Hedge Agreement, on any date of determination, an amount reasonably determined by the Administrative Agent equal to: (a) in the case of a Hedge Agreement documented pursuant to the Master Agreement (Multicurrency-Cross Border) published by the International Swap and Derivatives Association, Inc. (the “Master Agreement”), the amount, if any, that would be payable by any Loan Party or any of its Subsidiaries to its counterparty in respect of such Hedge Agreement, as if (i) such Hedge Agreement was being terminated early on such date of determination, (ii) such Loan Party or Subsidiary was the sole “Affected Party”, and (iii) the Administrative Agent was the sole party determining such payment amount (with the Administrative Agent making such determination pursuant to the provisions of that specific form of Master Agreement); or (b) in the case of a Hedge Agreement traded on an exchange, the mark-to-market value of such Hedge Agreement, which will be the unrealized gain or loss on such Hedge Agreement to the Loan Party or Subsidiary of a Loan Party to such Hedge Agreement reasonably determined by the Administrative Agent based on the settlement price of such Hedge Agreement on such date of determination, or (c) in all other cases, the mark-to-market value of such Hedge Agreement, which will be the unrealized gain or loss on such Hedge Agreement to the Loan Party or Subsidiary of a Loan Party to such Hedge Agreement reasonably determined by the Administrative Agent as the amount, if any, by which (i) the present value of the future cash flows to be paid by such Loan Party or Subsidiary exceeds (ii) the present value of the future cash flows to be received by such Loan Party or Subsidiary pursuant to such Hedge Agreement; capitalized terms used and not otherwise defined in this definition shall have the respective meanings set forth in the above described Master Agreement.

“Applicable Lending Office” means (a) with respect to each of the Lenders, the Base Rate Lending Office of such Lender in the case of a Base Rate Advance and the Eurodollar Lending Office of such Lender in the case of a Eurodollar Rate Advance and (b) with respect to the Issuing Bank and the Swing Line Bank, the Base Rate Lending Office of the Issuing Bank and the Swing Line Bank, respectively, for all purposes of this Agreement.

“Applicable Margin” means, (i) at any time during the period from the date of this Agreement through the date of receipt by the Administrative Agent of a Compliance Certificate pursuant to Section 5.03(d), 0.25% per annum for Base Rate Advances and 1.25% per annum for

Eurodollar Rate Advances and (ii) at any time and from time to time thereafter, on any date of determination, a percentage per annum equal to the applicable percentage for the Performance Level set forth below as determined by reference to the S&P Rating and the Moody’s Rating for the most recently completed Measurement Period:

Performance Level	Base Rate Advances	Eurodollar Rate Advances
Performance Level I BBB+/Baa1 or above	0%	0.75%

Performance Level II Less than BBB+/Baa1 but greater than or equal to BBB/Baa2	0%	1.00%

Performance Level III Less than BBB/Baa2 but greater than or equal to BBB-/Baa3	0.25%	1.25%

Performance Level IV Less than BBB-/Baa3 but greater than or equal to BB+/Ba1	0.50%	1.50%

Performance Level V Less than BB+/Ba1	0.75%	1.75%

For the purposes of:

(A) clause (ii) of the immediately preceding sentence, the Applicable Margin for each Base Rate Advance shall be determined by reference to the Performance Level in effect from time to time and the Applicable Margin for each Eurodollar Rate Advance shall be determined by reference to the Performance Level in effect on the first day of each Interest Period for such Eurodollar Rate Advance; and

(B) in the event that the S&P Rating and the Moody’s Rating are in different Performance Levels, the higher Performance Level shall apply for the purpose of determining the Applicable Margin; provided, that if (i) either of the S&P Rating or the Moody’s Rating shall be lowered at any time from the respective Debt Rating then in effect and (ii) the difference between the S&P Rating and the Moody’s Rating shall be of more than one Performance Level, the Performance Level that is one Performance Level above the lower of the two applicable Performance Levels shall be the applicable Performance Level for the purpose of determining the Applicable Margin.

“Applicable Percentage” means, with respect to the Commitment Fee, (a) at any time during the period from the date of this Agreement through the date of receipt by the Administrative Agent of a Compliance Certificate pursuant to Section 5.03(d), 0.200% per annum and (b) at any time and from time to time thereafter, a rate per annum equal to the percentage set forth below opposite the applicable Performance Level as determined by reference to the S&P Rating and the Moody’s Rating for the most recently completed Measurement Period:

Performance Level	Commitment Fee
Performance Level I BBB+/Baa1 or above	0.125%

Performance Level II Less than BBB+/Baa1 but greater than or equal to BBB/Baa2	0.150%

Performance Level III Less than BBB/Baa2 but greater than or equal to BBB-/Baa3	0.200%

Performance Level IV Less than BBB-/Baa3 but greater than or equal to BB+/Ba1	0.375%

Performance Level V Less than BB+/Ba1	0.500%

For the purposes of:

(A) clause (b) of the immediately preceding sentence, the Applicable Percentage for the Commitment Fee shall be determined by reference to the Performance Level in effect from time to time; and

(B) in the event that the S&P Rating and the Moody’s Rating are in different Performance Levels the higher Performance Level shall apply for the purpose of determining the Applicable Percentage; provided, that if (i) either of the S&P Rating or the Moody’s Rating shall be lowered at any time from the respective Debt Rating then in effect and (ii) the difference between the S&P Rating and the Moody’s Rating shall be of more than one Performance Level, the Performance Level that is one Performance Level above the lower of the two applicable Performance Levels shall be the applicable Performance Level for the purpose of determining the Applicable Percentage.

“Appropriate Lender” means, at any time, (a) with respect to the Term Loan Facility or the Revolving Credit Facility, a Lender that has a Commitment with respect to such Facility at such time, (b) with respect to the Letter of Credit Facility, (i) the Issuing Bank and (ii) if the Revolving Credit Lenders have made Letter of Credit Advances pursuant to Section 2.03(c)(i) that are outstanding at such time, each such Revolving Credit Lender, and (c) with respect to the Swing Line Facility, (i) the Swing Line Bank and (ii) if the Revolving Credit Lenders have made Swing Line Advances pursuant to Section 2.02(b)(ii) that are outstanding at such time, each such Revolving Credit Lender.

“Assignment and Assumption” means an Assignment and Assumption entered into by a Lender Party and an Eligible Assignee, and accepted by the Administrative Agent and, if applicable, the Borrower, in accordance with Section 8.07 and in substantially the form of Exhibit C hereto.

“Attorney Costs” means and includes all fees, expenses and disbursements of any law firm or other external counsel.

“Available Amount” means, with respect to any Letter of Credit at any time, the maximum amount available to be drawn under such Letter of Credit at such time (assuming compliance at such time with all conditions to drawing). For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“BAS” has the meaning specified in the recital of parties to this Agreement.

“Base Rate” means a fluctuating interest rate per annum in effect from time to time, which rate per annum shall at all times be equal to the higher of:

(a) the rate of interest established by BofA from time to time as its prime rate (which rate of interest may not be the lowest rate of interest charged by BofA to its customers); and

(b) the Federal Funds Rate plus 0.50%.

“Base Rate Advance” means an Advance that bears interest as provided in Section 2.07(a)(i).

“Base Rate Lending Office” means, with respect to each of the Lender Parties, the office of such Lender Party specified as its “Base Rate Lending Office” opposite its name on Part B of Schedule I hereto or in the Assignment and Assumption pursuant to which it became a Lender Party, as the case may be, or such other office of such Lender Party as such Lender Party may from time to time specify to the Borrower and the Administrative Agent for such purpose.

“BofA” has the meaning specified in the recital of parties to this Agreement.

“Borrower” has the meaning specified in the recital of parties to this Agreement.

“Borrower Common Stock” means shares of common stock of the Borrower, par value $0.001 per share.

“Borrower Restricted Payments” has the meaning set forth in Section 5.02(f).

“Borrower’s Account” means such account of the Borrower as is agreed from time to time in writing between the Borrower and the Administrative Agent.

“Borrowing” means a Term Loan Borrowing, a Revolving Credit Borrowing or a Swing Line Borrowing, as the context may require.

“Business Day” means a day of the year on which banks are not required or authorized by law to close in New York, New York or Charlotte, North Carolina and, if the applicable Business Day relates to any Eurodollar Rate Advances, on which dealings are carried on in U.S. dollar deposits in the London interbank market.

“Capital Assets” means, with respect to any Person, all equipment, fixed assets and real property or improvements of such Person, or replacements or substitutions therefor or additions thereto, that, in accordance with GAAP, have been or should be reflected as additions to property, plant or equipment on the balance sheet of such Person.

“Capital Expenditures” means, with respect to any Person for any period, all expenditures made directly or indirectly by such Person during such period for Capital Assets. For purposes of this definition, the purchase price of equipment that is purchased simultaneously with the trade-in of existing equipment or with insurance proceeds shall be included in Capital Expenditures only to the extent of the gross amount by which such purchase price exceeds the credit granted by the seller of such equipment for the equipment being traded in at such time or the amount of such insurance proceeds, as the case may be.

“Capitalized Lease” means any lease with respect to which the lessee is required to recognize concurrently the acquisition of property or an asset and the incurrence of a liability in accordance with GAAP.

“Caremark” means Caremark International, Inc., a Delaware corporation and a wholly owned Subsidiary of the Borrower on the date of this Agreement.

“Caremark Receivables Purchase Agreement” means the Receivables Purchase Agreement dated as of January 31, 2001 between Caremark Inc., as seller, and MP Receivables, as buyer, as such agreement may be amended, supplemented or otherwise modified hereafter from time to time in accordance with the terms thereof, but solely to the extent permitted under the terms of the Loan Documents.

“Caremark Receivables Securitization” means limited recourse sales and assignments from time to time by Caremark Inc. of its accounts receivable to MP Receivables and by MP Receivables of such accounts receivable or interests therein to one or more financial institutions; provided, however, that (a) the aggregate net investment made by such financial institutions in respect of all such accounts receivable or interests therein shall not exceed at any one time outstanding $125,000,000, (b) the maximum aggregate amount which may be recovered by such financial institutions may not exceed the amount of the net investment made by them in respect of such accounts receivable or interests therein together with the yield thereon as set forth in the Caremark Receivables Securitization Documents from time to time, and (c) each such sale and assignment of such accounts receivable or interests therein shall otherwise be effected on the terms and conditions set forth in the Caremark Receivables Securitization Documents.

“Caremark Receivables Securitization Documents” means, collectively, the Caremark Receivables Purchase Agreement, the Caremark Receivables Transfer Agreement and all of the other agreements, instruments and other documents evidencing or otherwise setting forth the terms of the Caremark Receivables Securitization, in each case as such agreement, instrument or other document may be amended, supplemented or otherwise modified hereafter from time to time in accordance with the terms thereof, but solely to the extent permitted under the terms of the Loan Documents.

“Caremark Receivables Transfer Agreement” means the Amended and Restated Receivables Transfer Agreement dated as of January 31, 2001 among MP Receivables, as transferor, Caremark Inc., as originator and collection agent, Redwood Receivables Corporation, Park Avenue Receivables Corporation, The Chase Manhattan Bank, as agent for Park Avenue Receivables Corporation and the PARCO APA Banks (as defined therein), and General Electric Capital Corporation, as agent for Redwood Receivables Corporation and Redwood Liquidity Providers (as defined therein) and as funding agent, as such agreement may be amended, supplemented or otherwise modified hereafter from time to time in accordance with the terms thereof, but solely to the extent permitted under the terms of the Loan Documents.

“Cash Equivalents” means any of the following types of Investments, to the extent owned by the Borrower or any of its Subsidiaries free and clear of all Liens:

(a) readily marketable obligations issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof having maturities of not more than 360 days from the date of acquisition thereof;

(b) time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i) (A) is a Lender Party or (B) is organized under the laws of the United States of America, any state thereof or the District of Columbia, or is the principal banking subsidiary of a bank holding company organized under the laws of the United States of America, any state thereof or the District of Columbia, and is a member of the Federal Reserve System, (ii) issues (or the parent of which issues) commercial paper rated as described below in clause (c) of this definition and (iii) has combined capital and surplus of at least $1,000,000,000, in each case with a maturity of not more than one year from the date of acquisition thereof;

(c) commercial paper issued by any Person organized under the laws of any state of the United States of America and rated at least “Prime-1” (or the then equivalent grade) by Moody’s or at least “A-1” (or the then equivalent grade) by S&P;

(d) Investments, classified in accordance with GAAP as current assets of the Borrower or any of its Subsidiaries, in money market investment programs registered under the Investment Company Act of 1940, as amended consisting of securities that are Rated Tier 1 (as defined by 2(a)-7 of the Investment Company Act of 1940;

(e) repurchase agreements entered into with any financial institution organized under the laws of any state of the United States of America (i) the long term non-credit enhanced debt obligations of which are rated at least “A2” (or the then equivalent grade) by Moody’s or at least “A” (or the then equivalent grade) by S&P and (ii) the commercial paper of which is rated as described above in clause (c) of this definition, in each case with a maturity of not more than 92 days from the date of acquisition thereof;

(f) general obligations issued or directly and fully guaranteed or otherwise supported by the full taxation authority of any state of the United States of America or any municipal corporation or other agency or instrumentality thereof and rated at the highest rating obtainable therefor from either Moody’s or S&P, in each case with a maturity of not more than one year from the date of acquisition thereof;

(g) general obligations of any state of the United States of America or any municipal corporation or other agency or instrumentality thereof which, based on the escrow therefor, are rated as described above in clause (f) of this definition and which have been irrevocably called for redemption and advance refunded through the deposit in escrow of (i) readily marketable obligations solely of the type described above in clause (a) of this definition or (ii) other debt securities which are (A) not callable at the option of the issuer thereof prior to their stated maturity, (B) irrevocably pledged solely in support of the payment of all principal of and interest on such general obligations and (C) in an aggregate principal amount and with such stated rates of interest as shall be sufficient to pay in full all principal of and interest and premiums, if any, on such general obligations as the same become due and payable (as verified by independent public accountants of recognized standing), in each case with a maturity of not more than one year from the date of acquisition thereof;

(h) tax-exempt or tax adjustable rate preferred stock issued by a Person organized under the laws of any state of the United States of America whose long term non-credit enhanced debt obligations are rated at least “A2” (or the then equivalent grade) by Moody’s or at least “A” (or the then equivalent grade) by S&P, in each case with a maturity of not more than 120 days from the date of acquisition thereof;

(i) asset backed securities rated “AAA” by S&P or the Moody’s equivalent;

(j) corporate bonds and medium term notes with long term debt ratings of at least A2 by Moody’s or the S&P equivalent; and

(k) other Investments with the consent of the Administrative Agent.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended from time to time.

“CERCLIS” means the Comprehensive Environmental Response, Compensation and Liability Information System maintained by the United States Environmental Protection Agency.

“Change of Control” means, at any time:

(a) any “person” or “group” (each as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) (i) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of Voting Interests in the Borrower (including through securities convertible into or exchangeable for such Voting Interests) representing 30% or more of the combined voting power of all of the Voting Interests in the Borrower (on a fully diluted basis) or (ii) otherwise has the ability, directly or indirectly, to elect a majority of the board of directors of the Borrower; and

(b) during any period of 12 consecutive months, whether commencing before or after the date of this Agreement, individuals who at the beginning of such 12-month period were Continuing Directors shall cease for any reason to constitute a majority of the board of directors of the Borrower.

“Code” means the Internal Revenue Code of 1986.

“Commitment” means a Term Loan Commitment, a Revolving Credit Commitment, a Swing Line Commitment or a Letter of Credit Commitment, as the context may require.

“Commitment Fee” has the meaning specified in Section 2.08(a).

“Confidential Information” means information that is furnished to the Administrative Agent or any of the Lender Parties by or on behalf of the Borrower or any of its Subsidiaries in a writing that is conspicuously marked as confidential or otherwise on an expressly confidential basis, but does not include any such information that (a) is or becomes generally available to the public (other than as a result of a breach by the Administrative Agent or such Lender Party of its confidentiality obligations under this Agreement) or (b) is or becomes available to the Administrative Agent or such Lender Party from a source other than the Borrower or any of its Subsidiaries that is not, to the knowledge of the Administrative Agent or such Lender Party, acting in violation of a confidentiality agreement with the Borrower or any such Subsidiary.

“Consolidated” refers to the consolidation of accounts in accordance with GAAP.

“Consolidated EBITDA” means (x) for any period, the sum of (a) the Consolidated Net Income for such period plus (b) the sum of each of the following expenses that have been deducted from the determination of the Consolidated Net Income for such period: (i) the Consolidated Interest Expense for such period, (ii) all income tax expense (whether federal, state, local, foreign or otherwise) for such period, (iii) all depreciation expense for such period, (iv) all amortization expense for such period, (v) all extraordinary noncash losses deducted in determining the Consolidated Net Income for such period less all extraordinary noncash gains added in determining the Consolidated Net Income for such period; provided for any period, the amount of extraordinary noncash losses (net of extraordinary noncash gains) that may be included in this subclause (v) shall not exceed 10% of the Consolidated EBITDA (before giving effect to any adjustments contemplated by this subclause (v)) for such period), (vi) all costs and expenses incurred in connection with the Acquisition and the transactions contemplated thereby (including any expenses, whether interest or non-interest and whether cash or non-cash, incurred in connection with or as premiums paid for redemption of and amendment to the AdvancePCS Senior Notes and indenture related thereto, the termination of the AdvancePCS Receivables Securitization and the refinancing of any other Indebtedness of the Borrower or AdvancePCS or any of their Subsidiaries) and (vii) all fees, costs and expenses, stamp, registration and similar taxes incurred in connection with the performance of this Agreement and the Existing Credit Agreement, in each case determined on a Consolidated basis for the Borrower and its Subsidiaries and in accordance with GAAP for such period, including, without limitation any expenses, whether interest or non-interest and whether cash or non-cash, incurred as a result of the refinancing of the Existing Credit Agreement and the Caremark Receivables Securitization, (y) for each such period ending during the twelve-month period immediately following the Acquisition, an amount equal to the Consolidated EBITDA of AdvancePCS and its Subsidiaries for the 12-month period prior to the date of determination, and (z) for each such period ending during the twelve-month period immediately following the closing of any acquisition permitted under Section 5.02(e), an amount equal to the Consolidated EBITDA (calculated on the basis as provided herein) for the Person (or assets) acquired pursuant to each such acquisition for the period from such closing to the date of determination, annualized for the 12-month period then ended.

“Consolidated Interest Expense” means, with respect to any Person for any period, the gross cash interest expense paid or payable on all Indebtedness of such Person and its Subsidiaries during such period, determined on a Consolidated basis and in accordance with GAAP for such period, excluding the fees paid on the Effective Date to the Initial Lenders in respect of this Agreement but including, without limitation, (a) in the case of the Borrower, (i) cash interest expense paid or payable in respect of Indebtedness resulting from Advances and (ii) all fees paid or payable pursuant to Section 2.08(a), (b) the cash interest component, paid or payable, of all Obligations in respect of Capitalized Leases, (c) commissions, discounts and other fees and charges paid or payable in cash in connection with letters of credit (including, without limitation, pursuant to Section 2.08(b) in respect of the Letters of Credit), (d) all amortization of original issue discount in respect of all Indebtedness of such Person and its Subsidiaries, (e) the net payment, if any, paid or payable in connection with Hedge Agreements less the net credit, if any, received in connection with Hedge Agreements, (f) the aggregate discount accrued on all interests purchased under Qualified Securitization Transactions on or prior to such date, and (g) all placement agent fees and all other program fees, facility fees, commitment fees and other similar fees paid or payable under or in respect of Qualified Securitization Transactions.

“Consolidated Net Income” means, for any period, the net income (or net loss) of any Person and its Subsidiaries for such period, determined on a Consolidated basis and in accordance with GAAP, but excluding for each such period (without duplication):

(a) the income (or loss) of any other Person accrued prior to the date on which it became a Subsidiary of such Person or was merged into or consolidated with such Person or any of its Subsidiaries or all or substantially all of the property and assets of such other Person were acquired by such Person or any of its Subsidiaries;

(b) the income (or loss) of any other Person (other than a Subsidiary of such Person) in which a Person other than such Person or any of its Subsidiaries owns or otherwise holds an Equity Interest, except to the extent such income (or loss) shall have been received in the form of cash dividends or other distributions actually paid to such Person or any of its Subsidiaries by such other Person during such period;

(c) the income of any Subsidiary of such Person to the extent that the declaration or payment of any dividends or other distributions by such Subsidiary of such income is not permitted to be made or paid on the last day of such period;

(d) any gains or losses (on an after-tax basis) attributable to the sale, lease, transfer or other disposition of any property or assets of such Person or any of its Subsidiaries;

(e) any earnings or charges resulting from the write-up or write-down of any property or assets of such Person or any of its Subsidiaries other than in the ordinary course of business; and

(f) any gains attributable to the collection of proceeds of insurance policies.

“Consolidated Total Assets” means, at any date of determination, the net book value of all property and assets of any Person and its Subsidiaries (including, without limitation, all items that are treated as intangibles in accordance with GAAP) that, in accordance with GAAP, would be classified as such on the Consolidated balance sheet of such Person and its Subsidiaries at such date.

“Constitutive Documents” means, with respect to any Person, the certificate of incorporation or registration (including, if applicable, certificate of change of name), articles of incorporation or association, memorandum of association, charter, bylaws, certificate of limited partnership, partnership agreement, trust agreement, joint venture agreement, certificate of formation, articles of organization, limited liability company operating or members agreement, joint venture agreement or one or more similar agreements, instruments or documents constituting the organization or formation of such Person.

“Contingent Obligation” means, with respect to any Person, any obligation of such Person to guarantee or intended to guarantee any Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, (a) the direct or indirect guaranty, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of any primary obligation of a primary obligor, (b) the obligation to make take-or-pay or similar payments, if required, regardless of nonperformance by any other party or parties to an agreement or (c) any obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of any such primary obligation or (B) to maintain working capital, equity capital, net worth or other balance sheet condition or any income statement condition of the primary obligor or otherwise to maintain the solvency of the primary obligor, (iii) to purchase, lease or otherwise acquire property, assets, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such Person may be liable pursuant to the terms of the agreement, instrument or other document evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder), as determined by such Person in good faith.

“Continuing Director” means, for any period, an individual who is a member of the board of directors of the Borrower on the first day of such period or who has been nominated to the board of directors of the Borrower by a majority of the other Continuing Directors who were members of the board of directors of the Borrower at the time of such nomination.

“Conversion”, “Convert” and “Converted” each refers to a conversion of Advances of one Type into Advances of the other Type pursuant to Section 2.09 or 2.10.

“Debt Rating” means the long term senior unsecured non-credit enhanced debt rating of the Borrower.

“Default” means any Event of Default or any event or condition that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

“Defaulted Advance” means, with respect to any of the Lender Parties at any time, the portion of any Advance required to be made by such Lender Party to the Borrower pursuant to Section 2.01 at or prior to such time that has not been made by such Lender Party or by the Administrative Agent for the account of such Lender Party pursuant to Section 2.02(e) as of such time. If a portion of a Defaulted Advance shall be deemed made pursuant to Section 2.15(a), the remaining portion of such Defaulted Advance shall be considered a Defaulted Advance originally required to be made pursuant to Section 2.01 on the same date as the Defaulted Advance so deemed made in part.

“Defaulted Amount” means, with respect to any of the Lender Parties at any time, any amount required to be paid by such Lender Party to the Administrative Agent or any of the other Lender Parties under this Agreement or any of the other Loan Documents at or prior to such time that has not been so paid as of such time, including, without limitation, any amount required to be paid by such Lender Party to (a) the Swing Line Bank pursuant to Section 2.02(b)(ii) to purchase a portion of a Swing Line Advance made by the Swing Line Bank, (b) the Issuing Bank pursuant to Section 2.03(c)(i) to purchase a portion of a Letter of Credit Advance made by the Issuing Bank, (c) the Administrative Agent pursuant to Section 2.02(e) to reimburse the Administrative Agent for the amount of any Advance made by the Administrative Agent for the account of such

Lender Party, (d) any of the other Lender Parties pursuant to Section 2.14 to purchase any participation in Advances owing to such other Lender Party and (e) the Administrative Agent or the Issuing Bank pursuant to Section 7.05 to reimburse the Administrative Agent or the Issuing Bank, as the case may be, for such Lender Party’s ratable share of any amount required to be paid by the Lender Parties to the Administrative Agent or the Issuing Bank as provided therein. If a portion of a Defaulted Amount shall be deemed paid pursuant to Section 2.15(b), the remaining portion of such Defaulted Amount shall be considered a Defaulted Amount originally required to be paid under this Agreement or any of the other applicable Loan Documents on the same date as the Defaulted Amount so deemed paid in part.

“Defaulting Lender” means, at any time, any of the Lender Parties that, at such time, (a) owes a Defaulted Advance or a Defaulted Amount or (b) shall take any action or be the subject of any action or proceeding of a type described in Section 6.01(f).

“Documentation Agent” has the meaning specified in the recital of parties to this Agreement.

“Domestic Subsidiary” means, at any time, any of the direct or indirect Subsidiaries of the Borrower that is incorporated or organized under the laws of any state of the United States of America or the District of Columbia.

“Effective Date” means the first date on which the conditions set forth in Section 3.01 shall have been satisfied.

“Eligible Assignee” means (a) with respect to any Facility (other than the Letter of Credit Facility), (i) a Lender; (ii) an Affiliate of a Lender; (iii) a commercial bank organized under the laws of the United States, or any State thereof having a combined capital and surplus of at least $100,000,000; (iv) a commercial bank organized under the laws of any other country which is a member of the OECD, or a political subdivision of any such country, and having a combined capital and surplus of at least $100,000,000, provided that such bank is acting through a branch, agency or Affiliate located in the United States or managed and controlled by a branch, agency or affiliate located in the United States; (v) the central bank of any country that is a member of the OECD; and (vi) any other Person approved by the Administrative Agent and, provided no Event of Default is continuing, the Borrower, provided that the approval of the Administrative Agent and the Borrower, when required, shall not be unreasonably withheld or delayed, and (b) with respect to the Letter of Credit Facility, a Person that is an Eligible Assignee under subclause (iii) or (iv) of clause (a) of this definition and is approved by the Administrative Agent (such approval not to be unreasonably withheld or delayed); provided, however, that neither any Loan Party nor any Affiliate of a Loan Party shall qualify as an Eligible Assignee under this definition.

“Environmental Action” means any action, suit, demand, demand letter, claim, notice of noncompliance or violation, notice of liability or potential liability, investigation, proceeding, consent order or consent agreement, abatement order or other order or directive (conditional or otherwise) relating in any way to any Environmental Law, any Environmental Permit or any Hazardous Materials or arising from alleged injury or threat to health, safety, natural resources or the environment, including, without limitation, (a) by any Governmental Authority for enforcement, cleanup, removal, response, remedial or other actions or damages and (b) by any applicable Governmental Authority or other third party for damages, contribution, indemnification, cost recovery, compensation or injunctive relief.

“Environmental Law” means any Requirement of Law, or any judicial or agency interpretation, policy, guideline or other requirement of any Governmental Authority, relating to (a) the generation, use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials, (b) pollution or the protection of the environment, health, safety or natural resources or (c) occupational safety and health, industrial hygiene, land use or the protection of human, plant or animal health or welfare, including, without limitation, CERCLA, in each case as amended from time to time, and including the regulations promulgated and the rulings issued from time to time thereunder.

“Environmental Permit” means any permit, approval, license, identification number or other authorization required under any Environmental Law.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or other acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or other acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are authorized or otherwise existing on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and the rulings issued from time to time thereunder.

“ERISA Affiliate” means any Person that for purposes of Title IV of ERISA is a member of the controlled group of any of the Loan Parties, or under common control with any of the Loan Parties, within the meaning of Section 414 of the Internal Revenue Code.

“ERISA Event” means:

(a) (i) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA, with respect to any Plan unless the 30-day notice requirement with respect to such event has been waived by the PBGC or (ii) the requirements of Section 4043(b) of ERISA are met with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, of a Plan, and an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such Plan within the following 30 days;

(b) the application for a minimum funding waiver with respect to a Plan;

(c) the provision by the administrator of any Plan of a notice of intent to terminate such Plan pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA);

(d) the cessation of operations at a facility of any of the Loan Parties or any of the ERISA Affiliates under the circumstances described in Section 4062(e) of ERISA;

(e) the withdrawal by any of the Loan Parties or any of the ERISA Affiliates from a Plan or a Multiemployer Plan;

(f) the conditions for the imposition of a lien under Section 302(f) of ERISA shall have been met with respect to any Plan;

(g) the adoption of an amendment to a Plan requiring the provision of security to such Plan pursuant to Section 307 of ERISA; or

(h) the institution by the PBGC of proceedings to terminate a Plan pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA, that constitutes grounds for the termination of, or the appointment of a trustee to administer, a Plan.

“Eurocurrency Liabilities” has the meaning specified in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Eurodollar Lending Office” means, with respect to each of the Lenders, the office of such Lender specified as its “Eurodollar Lending Office” opposite its name on Part B of Schedule I hereto or in the Assignment and Assumption pursuant to which it became a Lender, as the case may be (or, if no such office is specified, its Base Rate Lending Office), or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Administrative Agent for such purpose.

“Eurodollar Rate” means, for any Interest Period for all Eurodollar Rate Advances comprising part of the same Borrowing, an interest rate per annum equal to the rate per annum obtained by dividing (a) the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) at which deposits in U.S. dollars appear on page 3750 (or any successor page thereto) of the Dow Jones Telerate Screen two Business Days before the first day of such Interest Period and for a term comparable to such Interest Period or, if such rate does not so appear on the Dow Jones Telerate Screen on any date of determination, on the Reuters Screen LIBO Page two Business Days before the first day of such Interest Period and for a term comparable to such Interest Period by (b) a percentage equal to 100% minus the Eurodollar Rate Reserve Percentage for such Interest Period; provided, however, that if the Reuters Screen LIBO Page is being used to determine the Eurodollar Rate at any date of determination and more than one rate is specified thereon as the London interbank offered rate for deposits in U.S. dollars, the applicable rate shall be the arithmetic mean (rounded upward, if necessary, to the nearest whole multiple of 1/100 of 1% per annum) of all such rates.

“Eurodollar Rate Advance” means an Advance that bears interest as provided in Section 2.07(a)(ii).

“Eurodollar Rate Reserve Percentage” means, for any Interest Period for all of the Eurodollar Rate Advances comprising part of the same Borrowing, the reserve percentage applicable two Business Days before the first day of such Interest Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor thereto) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York, New York with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the interest rate on Eurodollar Rate Advances is determined) having a term equal to such Interest Period.

“Events of Default” has the meaning specified in Section 6.01.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the regulations promulgated and the rulings issued thereunder.

“Existing Credit Agreement” has the meaning specified in Preliminary Statement (1) to this Agreement.

“Existing Letters of Credit” means the irrevocable standby letters of credit issued under the terms of the Existing Credit Agreement and that certain credit agreement dated as of October 2, 2000 among AdvancePCS, as borrower, the banks and other financial institutions party thereto, as lenders and Bank of America, N.A. as administrative agent, in each case outstanding on the Effective Date, and in each case as more fully described on Schedule II hereto.

“Existing Issuing Bank” means each bank which issued Existing Letters of Credit issued under the Existing Credit Agreement.

“Facility” means the Term Loan Facility, the Revolving Credit Facility, the Swing Line Facility or the Letter of Credit Facility, as the context may require.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York or, if such rate is not so published for any day that is a Business Day, the average rate charged to the Administrative Agent (in its individual capacity) on such day on such transactions as determined by the Administrative Agent.

“Fee Letters” means that certain fee letter dated February 12, 2004 among BofA, BAS and the Borrower and that certain fee letter dated February 12, 2004 among Wachovia, WS and the Borrower.

“Finance Parties” means, collectively, the Agents and the Lender Parties.

“Fiscal Quarter” means, with respect to the Borrower or any of its Subsidiaries, the period commencing January 1 in any Fiscal Year and ending on the next succeeding March 31, the period commencing April 1 in any Fiscal Year and ending on the next succeeding June 30, the period commencing July 1 in any Fiscal Year and ending on the next succeeding September 30 or the period commencing October 1 in any Fiscal Year and ending on the next succeeding December 31, as the context may require, or, if any such Subsidiary was not in existence on the first day of any such period, the period commencing on the date on which such Subsidiary is incorporated, organized, formed or otherwise created and ending on the last day of such period.

“Fiscal Year” means, with respect to the Borrower or any of its Subsidiaries, the period commencing on January 1 in any calendar year and ending on the next succeeding December 31 or, if any such Subsidiary was not in existence on January 1 in any calendar year, the period commencing on the date on which such Subsidiary is incorporated, organized, formed or otherwise created and ending on the next succeeding December 31.

“GAAP” has the meaning specified in Section 1.03.

“Governmental Authority” means any nation or government, any state, province, city, municipal entity or other political subdivision thereof, and any governmental, executive, legislative, judicial, administrative or regulatory agency, department, authority, instrumentality, commission, board or similar body, whether federal, state, territorial, local or foreign.

“Governmental Authorization” means any authorization, approval, consent, franchise, license, covenant, order, ruling, permit, certification, exemption, notice, declaration or similar right, undertaking or other action of, to or by, or any filing, qualification or registration with, any Governmental Authority.

“Granting Lender” has the meaning specified in Section 8.07(g).

“Guarantee Supplement” has the meaning specified in Section 8(b) of the Subsidiaries Guarantee.

“Guarantor” means each Material Subsidiary of the Borrower party to the Subsidiaries Guarantee or, as the case may be, a Guarantee Supplement.

“Hazardous Materials” means (a) petroleum or petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials, polychlorinated biphenyls and radon gas and (b) any other chemicals, materials or substances designated, classified or regulated as hazardous or toxic or as a pollutant or contaminant under any Environmental Law.

“Hedge Agreements” means, collectively, interest rate swap, cap or collar agreements, interest rate future or option contracts, commodity future or option contracts, currency swap agreements, currency future or option contracts and other similar agreements.

“Hedge Bank” means any Person which has entered into interest rate Hedge Agreements with the Borrower to the extent that such Person is a Lender Party at the time such interest rate Hedge Agreements are entered into; provided that such interest rate Hedge Agreements shall be non-speculative in nature (including, without limitation, with respect to the term and purpose thereof).

“Immaterial Subsidiary” means, at any time, any of the Subsidiaries of the Borrower that does not constitute a Material Subsidiary at such time.

“Indebtedness” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of such Person’s business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations of such Person as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (f) all Off Balance Sheet Liabilities of such Person, (g) all obligations, contingent or otherwise, of such Person in respect of acceptances, letters of credit or similar extensions of credit, (h) all obligations of such Person in respect of Hedge Agreements, (i) all Indebtedness of others referred to in clauses (a) through (h) above or clause (j) below and other payment obligations (collectively, “Guaranteed Indebtedness”) guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (1) to pay or purchase such Guaranteed Indebtedness or to advance or supply funds for the payment or purchase of such Guaranteed Indebtedness, (2) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Guaranteed Indebtedness or to assure the holder of such Guaranteed Indebtedness against loss, (3) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (4) otherwise to assure a creditor against loss, and (j) all Indebtedness referred to in clauses (a) through (i) above (including Guaranteed Indebtedness) secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness.

“Indemnified Liabilities” has the meaning set forth in Section 8.05.

“Indemnified Party” has the meaning specified in Section 8.04(b).

“Information Memorandum” means the information memorandum dated February, 2004 used by the Lead Arrangers in connection with this Agreement.

“Initial Extensions of Credit” means, collectively, the initial Borrowings under one or more of the Facilities and/or the initial issuances of one or more Letters of Credit made (or deemed to have been made) on the Effective Date.

“Initial Issuing Bank” has the meaning specified in the recital of parties to this Agreement.

“Initial Lenders” has the meaning specified in the recital of parties to this Agreement.

“Interest Coverage Ratio” means, with respect to the Borrower and its Subsidiaries for any period, the ratio of (a) Consolidated EBITDA of the Borrower and its Subsidiaries for such period to (b) Consolidated Interest Expense of the Borrower and its Subsidiaries for such period provided that for the purposes of determining the Interest Coverage Ratio, the “Borrower and its Subsidiaries” shall be deemed not to include any of their discontinued operations (as determined in accordance with GAAP).

“Interest Period” means, for each of the Eurodollar Rate Advances comprising part of the same Borrowing, the period commencing on the date of such Eurodollar Rate Advance or the date of the Conversion of any Base Rate Advance into such Eurodollar Rate Advance, as the case may be, and ending on the last day of the period selected by the Borrower pursuant to the provisions below and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Borrower pursuant to the provisions set forth below. The duration of each such Interest Period shall be one, two, three or six months as the Borrower may, upon notice received by the Administrative Agent not later than 12:00 P.M. (Charlotte, North Carolina time) on the third Business Day prior to the first day of such Interest Period, select; provided, however, that:

(a) the Borrower may not select any Interest Period with respect to any Eurodollar Rate Advance under a Facility at any time that ends (i) in the case of the Term Loan Facility, after the scheduled Termination Date, and (ii) in the case of the Revolving Credit Facility, after the scheduled Termination Date for such Facility;

(b) Interest Periods commencing on the same date for Eurodollar Rate Advances comprising part of the same Borrowing shall be of the same duration;

(c) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day; provided, however, that if such extension would cause the last day of such Interest Period to occur in the next succeeding calendar month, the last day of such Interest Period shall occur on the immediately preceding Business Day; and

(d) whenever the first day of any Interest Period occurs on a day of an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months equal to the number of months in such Interest Period, such Interest Period shall end on the last Business Day of such succeeding calendar month.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and the rulings issued thereunder.

“Investment” means, with respect to any Person, (a) any direct or indirect purchase or other acquisition (whether for cash, securities, property, services or otherwise) by such Person of, or of a beneficial interest in, any Equity Interests or Indebtedness of any other Person, (b) any direct or indirect purchase or other acquisition (whether for cash, securities, property, services or otherwise) by such Person of all or substantially all of the property and assets of any other Person or of any division, branch or other unit of operation of any other Person, (c) any direct or indirect redemption, retirement, purchase or other acquisition for value by such Person from any other Person of any Equity Interests in such other Person, (d) the making of a deposit by such Person with, or any direct or indirect loan, advance, other extension of credit or capital contribution by such Person to, or any other investment by such Person in, any other Person (including, without limitation, any indebtedness or accounts receivable from such other Person that are not current assets or did not arise from sales to such other Person in the ordinary course of business and any arrangement pursuant to which the investor incurs Indebtedness of the types referred to in clause (i) of the definition of “Indebtedness” set forth above in this Section 1.01 in respect of such other Person) and (e) any agreement to make any Investment (including any “short sale” or any sale of any securities at a time when such securities are not owned by the Person entering into such sale). The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law and Practice (or such later version thereof as may be in effect at the time of issuance).

“Issuing Bank” means the Initial Issuing Bank and each other Person to which the Letter of Credit Commitment has been assigned pursuant to Section 8.07, in each case for so long as the Initial Issuing Bank or such other Person, as the case may be, shall be a party to this Agreement in such capacity, and solely with respect to Existing Letters of Credit, means an Existing Issuing Bank.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“L/C Cash Collateral Account” means a deposit account to be designated by the Administrative Agent from time to time.

“L/C Related Documents” has the meaning specified in Section 2.03(c)(ii)(A).

“Lead Arrangers” has the meaning specified in the recital of parties to this Agreement.

“Lender Party” means any Lender, the Issuing Bank or the Swing Line Bank, as the context may require.

“Lenders” means, collectively, the Initial Lenders and each Person that becomes a Lender pursuant to Section 8.07, in each case for so long as such Initial Lender or such other Person, as the case may be, shall a party to this Agreement in such capacity.

“Letter of Credit” has the meaning specified in Section 2.01(d).

“Letter of Credit Advance” means an advance made by the Issuing Bank or any of the Revolving Credit Lenders pursuant to Section 2.03(c)(i).

“Letter of Credit Agreement” has the meaning specified in Section 2.03(a).

“Letter of Credit Commitment” means, with respect to the Issuing Bank at any time, the amount set forth opposite the Issuing Bank’s name on Part B of Schedule I hereto under the caption “Letter of Credit Commitment” or, if the Issuing Bank has entered into one or more Assignment and Assumptions, the amount set forth for the Issuing Bank in the Register maintained by the Administrative Agent pursuant to Section 8.07(e) as the Issuing Bank’s “Letter of Credit Commitment”, as such amount may be reduced at or prior to such time pursuant to Section 2.05.

“Letter of Credit Facility” means, at any time, an amount equal to the lesser of (a) the amount of the Letter of Credit Commitment at such time and (b) $50,000,000, as such amount may be reduced at or prior to such time pursuant to Section 2.05.

“Leverage Ratio” means, with respect to the Borrower and its Subsidiaries at any date of determination, the ratio of (a) (i) all Indebtedness of the Borrower and its Subsidiaries outstanding on such date plus (ii) to the extent not otherwise included in subclause (a)(i) of this definition, (A) the face amount of all letters of credit (including, without limitation, all Letters of Credit) issued for the account of the Borrower or any of its Subsidiaries, and without duplication, and (B) the aggregate net investment of lenders to and purchasers from a Securitization Entity in all accounts receivable subject to any Qualified Securitization Transaction on or prior to such date to (b) Consolidated EBITDA of the Borrower and the Material Subsidiaries for the most recently completed Measurement Period prior to such date provided that for the purposes of determining the Leverage Ratio, the “Borrower and its Subsidiaries” shall be deemed not to include any of their discontinued operations (as determined in accordance with GAAP).

“Lien” means, with respect to any Person, (a) any mortgage, lien (statutory or other), pledge, hypothecation, security interest, charge or encumbrance of any kind, (b) any assignment, deposit arrangement or lease intended as, or having the effect of, security, (c) any easement, right of way or other encumbrance on title to real property or (d) any interest or title of any vendor, lender or other secured party under any conditional sale or other title retention agreement.

“Loan Documents” means, collectively, for all purposes of this Agreement and the Notes and any amendment, supplement or other modification hereof or thereof and for all other purposes, (i) this Agreement, (ii) the Notes, (iii) the Subsidiaries Guarantee, (iv) each Letter of Credit Agreement and (v) each of the other agreements evidencing any of the Obligations of any of the Loan Parties, or supporting any of the other Obligations of any of the Loan Parties, owing to the Finance Parties, as amended, supplemented or otherwise modified hereafter from time to time in accordance with the terms thereof and Section 8.01.

“Loan Parties” means, collectively, the Borrower and each of the Guarantors.

“Material Adverse Change” means any material adverse change in the business, financial condition, operations, liabilities (actual or contingent) or properties of the Borrower, individually, or the Borrower and its Subsidiaries, taken as a whole; provided that the occurrence or subsistence of any such material adverse change which has been disclosed by the Borrower or any of its Subsidiaries (including AdvancePCS) or in any filing made with the Securities and Exchange Commission prior to the date of this Agreement shall not constitute a Material Adverse Change.

“Material Adverse Effect” means a material adverse effect on (a) the business, financial condition, operations, liabilities (actual or contingent), properties or prospects of the Borrower and its Subsidiaries, taken as a whole, (b) the rights and remedies of the Administrative Agent or any of the Lender Parties under any of the Loan Documents or (c) the ability of any of the Loan Parties to perform their respective Obligations under any of the Loan Documents to which it is or is to be a party (including for purposes of clauses (a) and (b) of this definition the imposition of materially burdensome conditions thereon); provided that the occurrence or subsistence of any such material adverse effect which has been disclosed by the Borrower or any of its Subsidiaries (including AdvancePCS) in any filing made with the Securities and Exchange Commission prior to the date of this Agreement shall not constitute a Material Adverse Effect.

“Material Subsidiary” means, at any date of determination, any Subsidiary of the Borrower (x) other than any Securitization Entity, that either individually or, together with its Subsidiaries, taken as a whole, (a) owned more than 10% of the Consolidated Total Assets of the Borrower and its Subsidiaries as of the last day of the most recently completed Fiscal Quarter on or prior to such date or (b) accounted for more than 10% of the Consolidated Net Income of the Borrower and its Subsidiaries for the most recently completed Fiscal Quarter on or prior to such date, in each case as reflected in the Required Financial Information most recently delivered to the Administrative Agent and the Lender Parties on or prior to such date and determined in accordance with GAAP for such period; provided, however, that solely for purposes of determining whether a Subsidiary of the Borrower that was not a Subsidiary thereof on the first day of the most recently completed Fiscal Quarter on or prior to any such date constitutes a

“Material Subsidiary” at such date, the organization, creation, purchase or other acquisition of such Subsidiary shall be given pro forma effect as though it had occurred on the first day of such Fiscal Quarter; and provided further that in the event at any time the aggregate Total Assets or the Net Income, as the case may be, of the Immaterial Subsidiaries is in excess of 20% of the aggregate Consolidated Total Assets or Consolidated Net Income of the Borrower and its Subsidiaries, respectively, then the percentages set forth in respect of Material Subsidiaries above shall be reduced so that the aggregate Consolidated Total Assets or Consolidated Net Income of the remaining Immaterial Subsidiaries (after giving effect to such reduction and the resulting increase in number of Material Subsidiaries) is less than 20% of the aggregate Consolidated Total Assets or Consolidated Net Income of the Borrower and its Subsidiaries, or (y) which is designated in writing by the Borrower to the Administrative Agent as a “Material Subsidiary” under this Agreement.

“Measurement Period” means, at any date of determination, the most recently completed four consecutive Fiscal Quarters on or immediately prior to such date.

“Moody’s” means Moody’s Investors Service, Inc.

“Moody’s Rating” means the Debt Rating given to the Borrower by Moody’s from time to time.

“MP Receivables” means MP Receivables Company, a Delaware corporation and a wholly-owned indirect Subsidiary of the Borrower, or any other Person organized under the laws of the United States or any State thereof and a wholly-owned direct or indirect Subsidiary of the Borrower, in each case formed by the Borrower in connection with the Caremark Receivables Securitization.

“Multiemployer Plan” means a multiemployer plan (as defined in Section 4001(a)(3) of ERISA) to which any of the Loan Parties or any of the ERISA Affiliates is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

“Multiple Employer Plan” means a single employer plan (as defined in Section 4001(a)(15) of ERISA) that (a) is maintained for employees of any of the Loan Parties or any of the ERISA Affiliates and at least one Person other than the Loan Parties and the ERISA Affiliates or (b) was so maintained and in respect of which any of the Loan Parties or any of the ERISA Affiliates is reasonably expected to have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

“Net Worth” means the sum of the capital stock and additional paid in capital plus retained earnings (or minus accumulated deficits) of the Borrower and its Subsidiaries determined on a consolidated basis in conformity with GAAP as of any date of determination.

“Note” means a Term Loan Note or a Revolving Credit Note, as the context may require.

“Notice of Borrowing” has the meaning specified in Section 2.02(a).

“Notice of Conversion” has the meaning specified in Section 2.09(a).

“Notice of Issuance” has the meaning specified in Section 2.03(a).

“Notice of Renewal” has the meaning specified in Section 2.01(d).

“Notice of Swing Line Borrowing” has the meaning specified in Section 2.02(b).

“Notice of Termination” has the meaning specified in Section 2.01(d).

“Obligation” means, with respect to any Person, any payment, performance or other obligation of such Person of any kind, including, without limitation, any liability of such Person on any claim, whether or not the right of any creditor to payment in respect of such claim is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, disputed, undisputed, legal, equitable, secured or unsecured, and whether or not such claim is discharged, stayed or otherwise affected by any proceeding referred to in Section 6.01(f). Without limiting the generality of the immediately preceding sentence, the Obligations of the Loan Parties under or in respect of the Loan Documents include (a) the obligation to pay principal, interest, Letter of Credit commissions, charges, expenses, fees, attorneys’ fees and disbursements, indemnity payments and other amounts payable by any of the Loan Parties under or in respect of any of the Loan Documents and (b) the obligation of any of the Loan Parties to reimburse any amount in respect of any of the items described above in clause (a) of this definition that the Administrative Agent or any of the Lender Parties, in its sole discretion, may elect to pay or advance on behalf of such Loan Party.

“Off Balance Sheet Liabilities” means, with respect to any Person, (a) any repurchase obligation or liability, contingent or otherwise, of such Person with respect to any accounts or notes receivable sold, transferred or otherwise disposed of by such Person, (b) any repurchase obligation or liability, contingent or otherwise, of such Person with respect to property or assets leased by such Person as lessee and (c) all Obligations, contingent or otherwise, of such Person under any synthetic lease, tax retention operating lease, off balance sheet loan or similar off balance sheet financing if the transaction giving rise to such Obligation (i) is considered indebtedness for borrowed money for tax purposes but is classified as an Operating Lease or (ii) does not (and is not required to) appear as a liability on the Consolidated balance sheet of such Person and its Subsidiaries, but excluding from the foregoing provisions of this definition any obligations or liabilities of any such Person as lessee under any Operating Lease so long as the terms of such Operating Lease do not require any payment by or on behalf of such Person at the scheduled termination date of such Operating Lease, pursuant to a required purchase by or on behalf of such Person of the property or assets subject to such Operating Lease, or under any arrangements pursuant to which such Person guarantees or otherwise assures any other Person of the value of the property or assets subject to such Operating Lease.

“Operating Lease” means, with respect to any Person, any lease (including, without limitation, leases that may be terminated by the lessee at any time) of any property (whether real, personal or mixed) that is not a Capitalized Lease or a lease under which such Person is the lessor.

“Other Taxes” has the meaning specified in Section 2.13(b).

“Participant” has the meaning assigned to such term in clause (d) of Section 8.07.

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Performance Level” means Performance Level I, Performance Level II, Performance Level III, Performance Level IV and Performance Level V as identified in the definition of “Applicable Margin” and “Applicable Percentage” specified above, in each case as the context may require.

“Permitted Liens” means the following types of Liens (excluding any such Lien imposed pursuant to Section 401(a)(29) or 412(n) of the Internal Revenue Code or by ERISA or any such Lien relating to or imposed in connection with any Environmental Action), in each case as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced:

(a) Liens for taxes, assessments and governmental charges or levies to the extent not otherwise required to be paid under Section 5.01(b);

(b) Liens imposed by law, such as materialmen’s, mechanics’, carriers’, workmen’s, storage and repairmen’s Liens and other similar Liens arising in the ordinary course of business and securing obligations (other than Indebtedness for borrowed money) (i) that are not overdue for a period of more than 90 days or (ii) the amount, applicability or validity of which are being contested in good faith and by appropriate proceedings diligently conducted and with respect to which the Borrower or its applicable Subsidiary, as the case may be, has established reserves in accordance with GAAP;

(c) pledges or deposits to secure obligations incurred in the ordinary course of business under workers’ compensation laws, unemployment insurance or other similar social security legislation (other than in respect of employee benefit plans subject to ERISA) or to secure public or statutory obligations;

(d) Liens securing the performance of, or payment in respect of, bids, tenders, government contracts (other than for the repayment of borrowed money), surety and appeal bonds and other obligations of a similar nature incurred in the ordinary course of business;

(e) any interest or title of a lessor or sublessor and any restriction or encumbrance to which the interest or title of such lessor or sublessor may be subject that is incurred in the ordinary course of business and, either individually or when aggregated with all other Permitted Liens in effect on any date of determination, is not reasonably expected to have a Material Adverse Effect;

(f) Liens arising out of judgments or awards that do not constitute an Event of Default under Section 6.01(g) or 6.01(h) and in respect of which the Borrower or any of its Subsidiaries subject thereto shall be prosecuting an appeal or proceedings for review in good faith and, pending such appeal or proceedings, shall have secured within ten Business Days after the entry thereof a subsisting stay of execution and shall be maintaining reserves, in accordance with GAAP, with respect to any such judgment or award; and

(g) easements, rights of way, zoning restrictions and other encumbrances and survey exceptions, title irregularities and other similar restrictions on title to, or the use of, real property that do not, either individually or in the aggregate, (i) materially detract from the value of such real property or (ii) materially and adversely affect the use of such real property for its intended purposes or the conduct of the business of the Borrower and its Subsidiaries in the ordinary course and, in any case, that were not incurred in connection with and do not secure Indebtedness or other extensions of credit.

“Permitted Receivables Securitizations” means the Caremark Receivables Securitization and the AdvancePCS Receivables Securitization, with the maximum face amount of accounts receivable which may be sold and the minimum price which may be paid for such accounts receivables pursuant to the Caremark Receivables Securitization and the AdvancePCS Receivables Securitization, as the case may be, being such face amount as may be sold from time to time and such price as may be paid from time to time pursuant to the Caremark Receivables Securitization Documents and the AdvancePCS Receivables Securitization Documents, as the case may be.

“Person” means an individual, partnership, corporation (including a business trust), limited liability company, unlimited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

“Plan” means a Single Employer Plan or a Multiple Employer Plan, as the context may require.

“Preferred Interests” means, with respect to any Person, Equity Interests issued by such Person that are entitled to a preference or priority over any other Equity Interests issued by such Person upon any distribution of such Person’s property and assets, whether by dividend or upon liquidation.

“primary obligations” has the meaning specified in the definition of “Contingent Obligation” set forth above in this Section 1.01.

“primary obligor” has the meaning specified in the definition of “Contingent Obligation” set forth above in this Section 1.01.

“Pro Rata Share” of any amount means, with respect to any of the Lenders at any time, the product of (a) a fraction the numerator of which is the amount of such Lender’s Commitment(s) under the applicable Facility or Facilities at such time (or, if the Commitments shall have been terminated pursuant to Section 2.05 or 6.01 at or prior to such time, such Lender’s Commitment(s) under the applicable Facility or Facilities as in effect immediately prior to such termination) and the denominator of which is the aggregate amount of such Facility or Facilities at such time (or, if the Commitments shall have been terminated pursuant to Section 2.05 or 6.01 at or prior to such time, the applicable Facility or Facilities as in effect immediately prior to such termination) multiplied by (b) such amount.

“Qualified Securitization Transaction” means any transaction or series of transactions that may be entered into by the Borrower or any of its Subsidiaries (including the Permitted Receivables Securitizations) pursuant to which the Borrower or any of its Subsidiaries may sell, convey or otherwise transfer to (i) a Securitization Entity (in the case of a transfer by the Borrower or any of its Subsidiaries) and (ii) any other Person (in the case of a transfer by a Securitization Entity), or may grant a security interest in, any accounts receivable (whether now existing or arising or acquired in the future) of the Borrower or any of its Subsidiaries, and any assets related thereto including all collateral securing such accounts receivable, all contracts and contract rights and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets (including contract rights) which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable.

“Redeemable” means, with respect to any Equity Interest (including, without limitation, Preferred Interests), any Indebtedness or any other right or Obligation, any such Equity Interest, Indebtedness, right or Obligation that (a) the issuer has undertaken to redeem at a fixed or determinable date or dates, whether by operation of a sinking fund or otherwise, or upon the occurrence of a condition not solely within the control of the issuer or (b) is redeemable at the option of the holder.

“Register” has the meaning specified in Section 8.07(c).

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Required Financial Information” means, at any date of determination, the Consolidated financial statements of the Borrower and its Subsidiaries most recently delivered to the Administrative Agent and the Lender Parties on or prior to such date pursuant to, and satisfying all of the requirements of, Section 5.03(b) or 5.03(c) and accompanied by the certificates and other information required to be delivered together therewith pursuant to Section 5.03(d).

“Required Lenders” means, at any time, Lenders owed or holding at least a majority in interest of the sum of (a) the aggregate principal amount of all Advances outstanding at such time, (b) the aggregate obligations of the Lenders in respect of all Letters of Credit outstanding at such time and (c) the aggregate Unused Revolving Credit Commitments at such time; provided, however, that if any Lender shall be a Defaulting Lender at such time, there shall be excluded from the determination of Required Lenders at such time (i) the aggregate principal amount of all Advances owing to such Lender (in its capacity as a Lender) and outstanding at such time, (ii) such Lender’s Pro Rata Share of the aggregate Available Amount of all Letters of Credit outstanding at such time and (iii) the Unused Revolving Credit Commitment of such Lender at such time. For purposes of this definition, the aggregate principal amount of Swing Line Advances owing to the Swing Line Bank and outstanding at such time and Letter of Credit Advances owing to the Issuing Bank and outstanding at such time and the Available Amount of all Letters of Credit outstanding at such time shall be deemed to be owed to the Revolving Credit Lenders in accordance with their respective Revolving Credit Commitments at such time.

“Requirements of Law” means, with respect to any Person, all laws, constitutions, statutes, treaties, ordinances, rules and regulations, all orders, writs, decrees, injunctions, judgments, determinations and awards of an arbitrator, a court or any other Governmental Authority, and all Governmental Authorizations, binding upon or applicable to such Person or to any of its property, assets or businesses.

“Responsible Officer” means the chief executive officer, the president, the chief financial officer, the principal accounting officer or the treasurer (or the equivalent of any of the foregoing) of the Borrower or any of its Subsidiaries or any other officer, partner or member (or person performing similar functions) of the Borrower or any of its Subsidiaries responsible for overseeing the administration of, or reviewing compliance with, all or any portion of this Agreement or any of the other Loan Documents.

“Revolving Credit Advance” means, with respect to each of the Revolving Credit Lenders, any advance made by such Revolving Credit Lender to the Borrower pursuant to Section 2.01(b).

“Revolving Credit Borrowing” means a borrowing consisting of simultaneous Revolving Credit Advances of the same Type made by the Revolving Credit Lenders.

“Revolving Credit Commitment” means, with respect to any of the Revolving Credit Lenders at any time, the amount set forth opposite such Revolving Credit Lender’s name on Schedule I hereto under the caption “Revolving Credit Commitment” or, if such Revolving Credit Lender has entered into one or more Assignment and Assumptions, the amount set forth for such Revolving Credit Lender in the Register maintained by the Administrative Agent pursuant to Section 8.07(e) as such Revolving Credit Lender’s “Revolving Credit Commitment”, as such amount may be reduced at or prior to such time pursuant to Section 2.05.

“Revolving Credit Facility” means, at any time, the aggregate Revolving Credit Commitments of all of the Revolving Credit Lenders at such time.

“Revolving Credit Lender” means, at any time, any of the Lenders that has a Revolving Credit Commitment at such time.

“Revolving Credit Note” means a promissory note of the Borrower payable to the order of any of the Revolving Credit Lenders, in substantially the form of Exhibit A-2 hereto, evidencing the aggregate indebtedness of the Borrower to such Revolving Credit Lender resulting from the Revolving Credit Advances made by such Revolving Credit Lender.

“S&P” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc.

“S&P Rating” means the Debt Rating given to the Borrower by S&P from time to time.

“Securities Act” means the Securities Act of 1933, as amended, and the regulations promulgated and the rulings issued thereunder.

“Securitization Entity” means a wholly-owned Subsidiary of the Borrower (or another Person in which the Borrower or any Subsidiary of the Borrower makes an Investment and to which the Borrower or any Subsidiary of the Borrower transfers accounts receivable and related assets) which engages in no activities other than in connection with the financing of accounts receivable and which is designated by the Borrower (as provided below) as a Securitization Entity (i) no portion of the Indebtedness or any other obligation (contingent or otherwise) of which (a) is guaranteed by the Borrower or any Subsidiary of the Borrower (other than the Securitization Entity) (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings, (b) is recourse to or obligates the Borrower or any Subsidiary of the Borrower (other than the Securitization Entity) in any way other than pursuant to Standard Securitization Undertakings or (c) subjects any property or asset of the Borrower or any Subsidiary of the Borrower (other than the Securitization Entity), directly or indirectly, contingent or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings, (ii) with which neither the Borrower nor any Subsidiary of the Borrower (other than the Securitization Entity) has any material contract, agreement, arrangement or understanding other than on terms no less favorable to the Borrower or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Borrower, other than fees payable in the ordinary course of business in connection with servicing receivables of such entity, and (iii) to which neither the Borrower nor any Subsidiary of the Borrower (other than the Securitization Entity) has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results. Any such designation by the Borrower shall be evidenced to each Lender by filing with the Administrative Agent a Certificate of a Responsible Officer of the Borrower certifying that such designation complied with the foregoing conditions.

“Senior Financial Officer” means the chief executive officer, the chief financial officer, the principal accounting officer or the treasurer of the Borrower.

“Senior Notes” means the 7 3/8% senior notes of the Borrower due 2006 in an aggregate principal amount of $450,000,000 issued pursuant to the terms of the Senior Notes Indenture.

“Senior Notes Indenture” means the Indenture dated as of October 8, 1996 between the Borrower and U.S. Bank Trust National Association (as successor to The First National Bank of Chicago), as Trustee, as such agreement may be amended, supplemented or otherwise modified hereafter from time to time in accordance with the terms thereof, but solely to the extent permitted under the terms of the Loan Documents.

“Single Employer Plan” means a single employer plan (as defined in Section 4001(a)(15) of ERISA) that (a) is maintained for employees of any of the Loan Parties or any of the ERISA Affiliates and no Person other than the Loan Parties and the ERISA Affiliates or (b) was so maintained and in respect of which any of the Loan Parties or any of the ERISA Affiliates is reasonably expected to have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.

“Solvent” means, with respect to any Person on any date of determination, that, on such date:

(a) the fair value of the property and assets of such Person is greater than the total amount of liabilities (including, without limitation, contingent liabilities) of such Person;

(b) the present fair salable value of the property and assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured;

(c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature; and

(d) such Person is not engaged in business or in a transaction, and is not about to engage in business or in a transaction, for which such Person’s property and assets would constitute an unreasonably small capital.

The amount of contingent liabilities of any such Person at any time shall be computed as the amount that, in the light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“SPC” has the meaning specified in Section 8.07(g).

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by the Borrower or any Subsidiary of the Borrower which are reasonably customary in an accounts receivable or equipment securitization transaction.

“Subsidiaries Guarantee” means the Subsidiaries Guarantee dated as of the date hereof and referred to in Section 3.01(g)(v) hereof.

“Subsidiary” means, with respect to any Person, any corporation, partnership, joint venture, limited liability company, unlimited liability company, trust or estate of which (or in which) more than 50% of:

(a) the issued and outstanding shares of capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time shares of capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency);

(b) the interest in the capital or profits of such partnership, joint venture, limited liability company or unlimited liability company; or

(c) the beneficial interest in such trust or estate,

is at the time, directly or indirectly, owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries.

“Swing Line Advance” means an advance made by (a) the Swing Line Bank pursuant to Section 2.01(c) or (b) any of the Revolving Credit Lenders pursuant to Section 2.02(b)(ii).

“Swing Line Bank” has the meaning specified in the recital of parties to this Agreement.

“Swing Line Borrowing” means a borrowing consisting of (a) a Swing Line Advance made by the Swing Line Bank pursuant to Section 2.01(c) or (b) simultaneous Swing Line Advances made by the Revolving Credit Lenders pursuant to Section 2.02(b)(ii).

“Swing Line Commitment” means, with respect to the Swing Line Bank at any time, the amount set forth opposite the Swing Line Bank’s name on Part B of Schedule I hereto under the caption “Swing Line Commitment”, as such amount may be reduced at or prior to such time pursuant to Section 2.05.

“Swing Line Facility” means, at any time, an amount equal to the lesser of (a) the amount of the Swing Line Commitment at such time and (b) $50,000,000, as such amount may be reduced at or prior to such time pursuant to Section 2.05.

“Taxes” has the meaning specified in Section 2.13(a).

“Term Loan Advance” means, with respect to each of the Term Loan Lenders, the single advance to be made on the Effective Date by such Term Loan Lender to the Borrower pursuant to Section 2.01(a).

“Term Loan Borrowing” means a borrowing consisting of simultaneous Term Loan Advances of the same Type made by the Term Loan Lenders.

“Term Loan Commitment” means, with respect to any of the Term Loan Lenders at any time, the amount set forth opposite such Term Loan Lender’s name on Part B of Schedule I hereto under the caption “Term Loan Commitment” or, if such Term Loan Lender has entered into one or more Assignment and Assumptions, the amount set forth for such Term Loan Lender in the Register maintained by the Administrative Agent pursuant to Section 8.07(e) as such Term Loan Lender’s “Term Commitment”, as such amount may be reduced at or prior to such time pursuant to Section 2.05.

“Term Loan Facility” means, at any time, the aggregate Term Loan Commitments of all of the Term Loan Lenders at such time.

“Term Loan Lender” means, at any time, any of the Lenders that has a Term Loan Commitment at such time.

“Term Loan Note” means a promissory note of the Borrower payable to the order of any of the Term Loan Lenders, in substantially the form of Exhibit A-1 hereto, evidencing the indebtedness of the Borrower to such Term Loan Lender resulting from the Term Loan Advance made by such Term Loan Lender.

“Termination Date” means the earlier of (a) the date of termination in whole of all of the Commitments of the Lender Parties pursuant to Section 2.05 or 6.01 and (b) March 23, 2009.

“Type” refers to the distinction between Advances bearing interest at the Base Rate and Advances bearing interest at the Eurodollar Rate.

“Unused Revolving Credit Commitment” means, with respect to any of the Revolving Credit Lenders at any time, (a) the Revolving Credit Commitment of such Revolving Credit Lender at such time less (b) the sum of:

(i) the aggregate principal amount of all Revolving Credit Advances, Swing Line Advances and Letter of Credit Advances made by such Revolving Credit Lender (in its capacity as a Lender) and outstanding at such time; and

(ii) such Revolving Credit Lender’s Pro Rata Share of (A) the aggregate Available Amount of all Letters of Credit outstanding at such time, (B) the aggregate principal amount of all Letter of Credit Advances made by the Issuing Bank (in its capacity as the Issuing Bank) pursuant to Section 2.03(c)(i) and outstanding at such time, and (C) the aggregate principal amount of all Swing Line Advances made by the Swing Line Bank (in its capacity as the Swing Line Bank) pursuant to Section 2.01(c) and outstanding at such time.

“Voting Interests” means shares of capital stock issued by a corporation, or equivalent Equity Interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

“Withdrawal Liability” has the meaning specified in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.02 Computation of Time Periods; Other Constructional Provisions. In this Agreement and the other Loan Documents, in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”, the word “through” means “through and including” and the words “to” and “until” each means “to but excluding”. References in this Agreement or any of the other Loan Documents to any agreement, instrument or other document “as amended” shall mean and be a reference to such agreement, instrument or other document as amended, amended and restated, supplemented or otherwise modified hereafter from time to time in accordance with its terms, but solely to the extent permitted hereunder. In this Agreement, the words “herein”, “hereof” and words of similar import refer to the entirety of this Agreement and not to any particular Section, subsection, or Article of this Agreement.

SECTION 1.03 Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles consistent with those applied in the preparation of the Consolidated financial statements of the Borrower and its Subsidiaries referred to in Section 4.01(f) (“GAAP”).

ARTICLE II

AMOUNTS AND TERMS OF THE ADVANCES

AND THE LETTERS OF CREDIT

SECTION 2.01 The Advances and the Letters of Credit.

(a) The Term Loan Advances. Each Term Loan Lender severally agrees, on the terms and conditions hereinafter set forth, to make a single Term Loan Advance in U.S. dollars to the Borrower on the Effective Date in an amount not to exceed the Term Loan Commitment of such Term Loan Lender at such time. The Term Loan Borrowing shall consist of Term Loan Advances made simultaneously by the Term Loan Lenders in accordance with their respective Pro Rata Shares of the Term Loan Facility. Amounts borrowed under this Section 2.01(a) and repaid or prepaid may not be reborrowed.

(b) The Revolving Credit Advances. Each Revolving Credit Lender severally agrees, on the terms and conditions hereinafter set forth, to make Revolving Credit Advances in U.S. dollars to the Borrower from time to time on any Business Day during the period from the Effective Date until the Termination Date for the Revolving Credit Facility, in each case in an amount not to exceed the Unused Revolving Credit Commitment of such Revolving Credit Lender at such time. Each Revolving Credit Borrowing shall be in an aggregate amount of $5,000,000 or an integral multiple of $500,000 in excess thereof (other than a Borrowing the proceeds of which shall be used solely to repay or prepay in full outstanding Swing Line Advances or the outstanding Letter of Credit Advances) or, if less, the amount of the aggregate Unused Revolving Credit Commitments at such time. Each Revolving Credit Borrowing shall consist of Revolving Credit Advances made simultaneously by the Revolving Credit Lenders in accordance with their respective Pro Rata Shares of the Revolving Credit Facility. Within the limits of each Revolving Credit Lender’s Unused Revolving Credit Commitment in effect from time to time, the Borrower may borrow under this Section 2.01(b), prepay pursuant to Section 2.06(a) and reborrow under this Section 2.01(b).

(c) The Swing Line Advances. The Borrower may request the Swing Line Bank to make, and the Swing Line Bank shall make, unless it promptly notifies the Borrower of its reasonable objection to doing so, on the terms and conditions hereinafter set forth, Swing Line Advances to the Borrower from time to time on any Business Day during the period from the Effective Date until the Termination Date for the Swing Line Facility in an amount (i) for all outstanding Swing Line Advances not to exceed the Swing Line Facility on such Business Day and (ii) for each such Swing Line Advance not to exceed the aggregate Unused Revolving Credit Commitments of the Revolving Credit Lenders on such Business Day. No Swing Line Advance shall be used for the purpose of funding the payment of principal of any other Swing Line Advance. Each Swing Line Advance shall be in an amount of $1,000,000 or an integral multiple of $500,000 in excess thereof and shall be comprised of a Base Rate Advance. Within the limits of the first sentence of this Section 2.01(c), so long as the Swing Line Bank has not notified the Borrower of its reasonable objection to making Swing Line Advances, the Borrower may borrow under this Section 2.01(c), repay pursuant to Section 2.04(c) or prepay pursuant to Section 2.06(a) and reborrow under this Section 2.01(c).

(d) Letters of Credit. The Borrower, the Existing Issuing Bank, the Initial Issuing Bank and each of the Revolving Credit Lenders hereby agree that each of the Existing Letters of Credit shall, on and after the Effective Date, be deemed for all purposes of this Agreement to be a Letter of Credit issued and outstanding under the terms of this Agreement. The Issuing Bank agrees, on the terms and conditions hereinafter set forth, to issue standby letters of credit (each a “Letter of Credit”) in U.S. dollars for the account of the Borrower in favor of any Person (other than the Borrower or any of its Subsidiaries) from time to time on any Business Day during the period from the Effective Date to ten Business Days before the scheduled Termination Date for the Revolving Credit Facility (i) in an aggregate Available Amount for all outstanding Letters of Credit not to exceed the Letter of Credit Facility on such Business Day and (ii) in an Available Amount for each such Letter of Credit not to exceed the aggregate Unused Revolving Credit Commitment of the Revolving Credit Lenders on such Business Day. No Letter of Credit shall have an expiration date (including all rights of the Borrower or the beneficiary of such Letter of Credit to require renewal) later than the earlier of (A) ten Business Days prior to the scheduled Termination Date for the Revolving Credit Facility and (B) one year after the date of issuance thereof, but any such Letter of Credit may by its terms be renewable annually upon notice (a “Notice of Renewal”) given to the Issuing Bank and the Administrative Agent on or prior to any date for notice of renewal set forth in such Letter of Credit but in any event at least three Business Days prior to the date of the proposed renewal of such Letter of Credit and upon fulfillment of the applicable conditions set forth in Article III, unless such Issuing Bank has notified the Borrower (with a copy to the Administrative Agent) on or prior to the date for notice of termination set forth in such Letter of Credit but in any event at least ten Business Days prior to the date of automatic renewal of its election not to renew such Letter of Credit (a “Notice of Termination”); provided that the terms of each of the Letters of Credit that is automatically renewable annually (1) shall require the Issuing Bank to give the beneficiary of such Letter of Credit notice of any Notice of Termination, (2) shall permit such beneficiary, upon receipt of such notice, to draw under such Letter of Credit prior to the date on which such Letter of Credit otherwise would have been automatically renewed and (3) shall not permit the expiration date (after giving effect to any renewal) of such Letter of Credit in any event to be extended to a date that is later than ten Business Days prior to the scheduled Termination Date for the Revolving Credit Facility. If either a Notice of Renewal is not given by the Borrower or a Notice of Termination is given by the Issuing Bank pursuant to the immediately preceding sentence, the related Letter of Credit shall expire on the date on which it otherwise would have been automatically renewed; provided, however, that in the absence of receipt of a Notice of Renewal the Issuing Bank may in its discretion, unless instructed to the contrary by the Administrative Agent or the Borrower, deem that a Notice of Renewal had been timely delivered and, in such case, a Notice of Renewal shall be deemed to have been so delivered for all purposes under this Agreement. Within the limits of the Letter of Credit Facility, and subject to the limits referred to above in this Section 2.01(d), the Borrower may request the issuance of Letters of Credit under this Section 2.01(d), repay any Letter of Credit Advances resulting from drawings thereunder pursuant to Section 2.03(b) and request the issuance of additional Letters of Credit under this Section 2.01(d).

SECTION 2.02 Making the Advances.

(a) Except as otherwise provided in Section 2.02(b) or 2.03 or in respect of any Borrowing requested to be made on the Effective Date (in which case notice shall be given not later than one Business Day prior to the Effective Date and which Borrowing shall be comprised of Base Rate Advances), each Borrowing (other than a Swing Line Borrowing) shall be made on notice, given not later than 12:00 P.M. (Charlotte, North Carolina time) on the third Business Day prior to the date of the proposed Borrowing in the case of a Borrowing comprised of Eurodollar Rate Advances, or on the same Business Day as the date of the proposed Borrowing in the case of a Borrowing comprised of Base Rate Advances, by the Borrower to the Administrative Agent, which shall give prompt notice thereof to each of the Appropriate Lenders by telecopier. Each notice of a Borrowing (a “Notice of Borrowing”) shall be by telephone, confirmed promptly (and, in any event, on the same Business Day) in writing, or by telecopier, shall be in substantially the form of Exhibit B-1 hereto and duly executed by a Responsible Officer of the Borrower, and shall specify therein: (i) the requested date of such Borrowing (which shall be a Business Day); (ii) the Facility under which such Borrowing is requested to be made; (iii) the Type of Advances requested to comprise such Borrowing; (iv) the requested aggregate principal amount of such Borrowing; and (v) in the case of a Borrowing comprised of Eurodollar Rate Advances, the requested duration of the initial Interest Period for each such Advance. Each Appropriate Lender shall, before 3:00 P.M. (Charlotte, North Carolina time) on the date of such Borrowing, make available for the account of its Applicable Lending Office to the Administrative Agent at the Administrative Agent’s Account, in same day funds, such Lender’s Pro Rata Share of such Borrowing. After the Administrative Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Administrative Agent will make such funds available to the Borrower by crediting the Borrower’s Account; provided, however, that, in the case of any Revolving Credit Borrowing, the Administrative Agent shall first make a portion of such funds equal to the aggregate principal amount of any Swing Line Advances and Letter of Credit Advances made by the Swing Line Bank and the Issuing Bank, respectively, and by any Revolving Credit Lender and outstanding on the date of such Revolving Credit Borrowing, together with all accrued and unpaid interest thereon to and as of such date, available to the Swing Line Bank or the Issuing Bank and to each such Revolving Credit Lender for repayment of such outstanding Swing Line Advances and Letter of Credit Advances.

(b) (i) Each Swing Line Borrowing shall be made initially by the Swing Line Bank on notice, given not later than 3:00 P.M. (Charlotte, North Carolina time) on the date of the proposed Swing Line Borrowing, by the Borrower to the Swing Line Bank and the Administrative Agent. Each notice of a Swing Line Borrowing (a “Notice of Swing Line Borrowing”) shall be by telephone, confirmed promptly (and, in any event, on the same Business Day) in writing, or by telecopier, shall be in substantially the form of Exhibit B-2 hereto and duly executed by a Responsible Officer of the Borrower, and shall specify therein: (A) the requested date of such Swing Line Borrowing (which shall be a Business Day); (B) the requested amount of such Swing Line Borrowing; and (C) the requested maturity of such Swing Line Borrowing (which maturity shall be no later than 30 days after the requested date of such Swing Line Borrowing). Unless the Swing Line Bank promptly notifies the Borrower of its reasonable objection to making such Swing Line Borrowing, the Swing Line Bank will make the amount thereof available for the account of its Applicable Lending Office to the Administrative Agent at the Administrative Agent’s Account, in same day funds. After the Administrative Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Administrative Agent will make such funds available to the Borrower by crediting the Borrower’s Account.

(ii) Upon demand by the Swing Line Bank, with a copy of such demand to the Administrative Agent (which shall give prompt notice thereof to each of the Revolving Credit Lenders), each of the Revolving Credit Lenders shall purchase from the Swing Line Bank, and the Swing Line Bank shall sell and assign to each of the Revolving Credit Lenders, such Revolving Credit Lender’s Pro Rata Share of each of the outstanding Swing Line Advances owing to the Swing Line Bank as of the date of such demand, by making available for the account of its Applicable Lending Office to the Administrative Agent at the Administrative Agent’s Account for the account of the Swing Line Bank, in same day funds, an amount equal to its Pro Rata Share of each such outstanding Swing Line Advance. Promptly after receipt of such funds, the Administrative Agent shall transfer such funds to the Swing Line Bank at its Applicable Lending Office. Each of the Revolving Credit Lenders hereby agrees to purchase its Pro Rata Share of each outstanding Swing Line Advance owing to the Swing Line Bank for which a demand for the purchase thereof has been made on (A) the Business Day on which demand therefor is made by the Swing Line Bank so long as notice of such demand is given not later than 2:00 P.M. (Charlotte, North Carolina time) on such Business Day or (B) the first Business Day next succeeding such demand if notice of such demand is given after such time. The Borrower hereby agrees to each such sale and assignment. Upon any such assignment by the Swing Line Bank to any of the Revolving Credit Lenders of a portion of a Swing Line Advance owing to the Swing Line Bank, the Swing Line Bank represents and warrants to such Revolving Credit Lender that the Swing Line Bank is the legal and beneficial owner of such interest being assigned by it, free and clear of any adverse claim, but makes no other representation or warranty and assumes no responsibility with respect to such Swing Line Advance, any of the Loan Documents or any of the Loan Parties. If and to the extent that any of the Revolving Credit Lenders shall not have so made its Pro Rata Share of any applicable Swing Line Advance available to the Administrative Agent in accordance with the foregoing provisions of this subsection (b)(ii), such Revolving Credit Lender hereby agrees to pay to the Administrative Agent forthwith on demand the amount of its Pro Rata Share of such Swing Line Advance, together with all accrued and unpaid interest thereon, for each day from the date of demand therefor by the Swing Line Bank therefor until the date on which such amount is paid to the Administrative Agent, at the Federal Funds Rate. If any of the Revolving Credit Lenders shall pay to the Administrative Agent the amount of its Pro Rata Share of any applicable Swing Line Advance for the account of the Swing Line Bank on any Business Day, such amount so paid in respect of principal shall constitute a Swing Line Advance made by such Revolving Credit Lender on such Business Day for all purposes of this Agreement, and the outstanding principal amount of the applicable Swing Line Advance made by the Swing Line Bank shall be reduced by such amount on such Business Day.

(iii) The Obligation of each of the Revolving Credit Lenders to purchase their respective Pro Rata Shares of each outstanding Swing Line Advance owing to the Swing Line Bank upon demand for the purchase thereof pursuant to clause (ii) of this Section 2.02(b) shall be absolute, unconditional and irrevocable, and shall be made strictly in accordance with the terms thereof under all circumstances, including, without limitation, the following circumstances:

(A) any lack of validity or enforceability of any of the Loan Documents or any of the other agreements or instruments relating thereto;

(B) the existence of any claim, setoff, defense or other right that such Revolving Credit Lender may have at any time against the Swing Line Bank, the Borrower or any other Person, whether in connection with the transactions contemplated by the Loan Documents or any unrelated transaction;

(C) the occurrence and continuance of any Default; or

(D) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.

(iv) The failure of any of the Revolving Credit Lenders to purchase its Pro Rata Share of any outstanding Swing Line Advance owing to the Swing Line Bank for which a demand for the purchase thereof has been made pursuant to clause (ii) of this Section 2.02(b) shall not relieve any of the other Revolving Credit Lenders of its obligation to purchase its Pro Rata Share of such outstanding Swing Line Advance on the date of demand therefor, but none of the Revolving Credit Lenders shall be responsible for the failure of any of the other Revolving Credit Lenders to purchase its Pro Rata Share of such outstanding Swing Line Advance on the date of demand therefor.

(c) Anything in subsection (a) of this Section 2.02 to the contrary notwithstanding, the Borrower may not select Eurodollar Rate Advances for any Borrowing if the aggregate amount of such Borrowing is less than $5,000,000 or if the obligation of the Appropriate Lenders to make Eurodollar Rate Advances shall then be suspended pursuant to Section 2.09(b) or 2.10. In addition, the Term Loan Advances may not be outstanding as part of more than four separate Borrowings comprised of Eurodollar Rate Advances and the Revolving Credit Advances may not be outstanding as part of more than eight separate Borrowings comprised of Eurodollar Rate Advances.

(d) Each Notice of Borrowing and Notice of Swing Line Borrowing shall be irrevocable and binding on the Borrower. In the case of any Borrowing that the related Notice of Borrowing specifies is to be comprised of Eurodollar Rate Advances, the Borrower shall indemnify each of the Appropriate Lenders against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified in such Notice of Borrowing for such Borrowing the applicable conditions set forth in Article III, including, without limitation, any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Eurodollar Rate Advance to be made by such Lender as part of such Borrowing when such Eurodollar Rate Advance, as a result of such failure, is not made on such date. A certificate of the Lender requesting compensation pursuant to this subsection (d), submitted to the Borrower by such Lender (with a copy to the Administrative Agent) and specifying therein the amount of such additional compensation (including the basis of calculation thereof), shall be conclusive and binding for all purposes, absent manifest error.

(e) Unless the Administrative Agent shall have received notice from an Appropriate Lender prior to the date of any Borrowing under a Facility under which such Lender has a Commitment that such Lender will not make available to the Administrative Agent such Lender’s Pro Rata Share of such Borrowing, the Administrative Agent may assume that such Lender has made the amount of such Pro Rata Share available to the Administrative Agent on the date of such Borrowing in accordance with subsection (a) of this Section 2.02 and the Administrative Agent may, in reliance upon such assumption, make a corresponding amount available to the Borrower on such date. If and to the extent that such Lender shall not have so made the amount of such Pro Rata Share available to the Administrative Agent, such Lender and the Borrower severally agree to repay or to pay to the Administrative Agent forthwith on demand such corresponding amount, together with all accrued and unpaid interest thereon, for each day from the date on which such corresponding amount is made available to the Borrower until the date on which such corresponding amount is repaid or paid to the Administrative Agent, at (i) in the case of the Borrower, the interest rate applicable under Section 2.07 at such time to Advances comprising part of such Borrowing and (ii) in the case of such Lender, the Federal Funds Rate. If such Lender shall pay to the Administrative Agent such corresponding amount, such corresponding amount so paid shall constitute such Lender’s Advance as part of such Borrowing for all purposes under this Agreement.

(f) The failure of any of the Lenders to make the Advance to be made by it as part of any Borrowing shall not relieve any of the other Lenders of its obligation, if any, hereunder to make its Advance on the date of such Borrowing, but none of the Lenders shall be responsible for the failure of any of the other Lenders to make the Advance to be made by such other Lender on the date of any Borrowing.

SECTION 2.03 Issuance of and Drawings and Reimbursement Under Letters of Credit.

(a) Request for Issuance. Each Letter of Credit shall be issued upon notice, given not later than 12:00 noon (Charlotte, North Carolina time) on the second Business Day prior to the date of the proposed issuance of such Letter of Credit or, in respect of any Letter of Credit being requested in respect of a foreign beneficiary, on the fifth Business Day prior to the date of such proposed issuance of such Letter of Credit (or, in each case, such later day as the Issuing Bank in its sole discretion shall agree), by the Borrower to the Issuing Bank, which shall give the Administrative Agent and each of the Revolving Credit Lenders prompt notice thereof by telecopier. Each notice of issuance of a Letter of Credit (a “Notice of Issuance”) shall be substantially in the form of Exhibit B-4 hereto and shall be by telephone, confirmed promptly (and, in any event, on the same Business Day) in writing, or by telecopier, shall be duly executed by a Responsible Officer of the Borrower, and shall specify therein: (i) the requested date of such issuance (which shall be a Business Day); (ii) the requested Available Amount of such Letter of Credit; (iii) the requested expiration date of such Letter of Credit (which shall comply with the requirements of Section 2.01(d)); (iv) the name and address of the proposed beneficiary of such Letter of Credit; and (v) the proposed form of such Letter of Credit, and shall be accompanied by such application and agreement for letter of credit as the Issuing Bank may specify to the Borrower for use in connection with such requested Letter of Credit (a “Letter of Credit Agreement”). If the requested form of such Letter of Credit is acceptable to the Issuing Bank in its reasonable discretion, the Issuing Bank will, upon fulfillment of the applicable conditions set forth in Article III, make such Letter of Credit available to the Borrower at its office referred to in Section 8.02 or as otherwise agreed with the Borrower in connection with such issuance. If and to the extent that the provisions of any Letter of Credit Agreement shall conflict with this Agreement, the provisions of this Agreement shall govern.

(b) Letter of Credit Reports. The Issuing Bank shall furnish to the Administrative Agent (which shall promptly copy such report to each of the Revolving Credit Lenders) on the first Business Day of each calendar quarter a written report setting forth (i) the issuance and expiration dates of all Letters of Credit issued during the immediately preceding calendar quarter and the drawings under all Letters of Credit outstanding during such immediately preceding calendar quarter and (ii) the average daily aggregate Available Amount of all Letters of Credit outstanding during the immediately preceding calendar quarter.

(c) Drawing and Reimbursement. (i) The payment by the Issuing Bank of a draft drawn under any Letter of Credit shall constitute for all purposes of this Agreement the making by the Issuing Bank of a Letter of Credit Advance, which shall be a Base Rate Advance, in the amount of such draft. Upon demand by the Issuing Bank, with a copy of such demand to the Administrative Agent, each of the Revolving Credit Lenders shall purchase from the Issuing Bank, and the Issuing Bank shall sell and assign to each of the Revolving Credit Lenders, such Revolving Credit Lender’s Pro Rata Share of each of the outstanding Letter of Credit Advances owing to the Issuing Bank as of the date of such demand, by making available for the account of its Applicable Lending Office to the Administrative Agent for the account of the Issuing Bank, at the Administrative Agent’s Account, in same day funds, an amount equal to its Pro Rata Share of each such outstanding Letter of Credit Advance. Promptly after receipt of such funds, the Administrative Agent shall transfer such funds to the Issuing Bank at its Applicable Lending Office. Each of the Revolving Credit Lenders hereby agrees to purchase its Pro Rata Share of each outstanding Letter of Credit Advance owing to the Issuing Bank for which a demand for the purchase thereof has been made on (A) the Business Day on which demand therefor is made by the Issuing Bank so long as notice of such demand is given not later than 2:00 P.M. (Charlotte, North Carolina time) on such Business Day or (B) the first Business Day next succeeding such demand if notice of such demand is given after such time. The Borrower hereby agrees to each such sale and assignment. Upon any such assignment by the Issuing Bank to any of the Revolving Credit Lenders of a portion of a Letter of Credit Advance owing to the Issuing Bank, the Issuing Bank represents and warrants to such Revolving Credit Lender that the Issuing Bank is the legal and beneficial owner of such interest being assigned by it, free and clear of any adverse claim, but makes no other representation or warranty and assumes no responsibility with respect to such Letter of Credit Advance, any of the Loan Documents or any of the Loan Parties. If and to the extent that any of the Revolving Credit Lenders shall not have so made its Pro Rata Share of any applicable Letter of Credit Advance available to the Administrative Agent in accordance with the foregoing provisions of this subsection (c)(i), such Revolving Credit Lender hereby agrees to pay to the Administrative Agent forthwith on demand the amount of its Pro Rata Share of such Letter of Credit Advance, together with all accrued and unpaid interest thereon, for each day from the date of demand therefor by the Issuing Bank until the date on which such amount is paid to the Administrative Agent, at the Federal Funds Rate. If any of the Revolving Credit Lenders shall pay to the Administrative Agent the amount of its Pro Rata Share of any applicable Letter of Credit Advance for the account of the Issuing Bank on any Business Day, such amount so paid in respect of principal shall constitute a Letter of Credit Advance made by such Revolving Credit Lender on such Business Day for all purposes of this Agreement, and the outstanding principal amount of the applicable Letter of Credit Advance made by the Issuing Bank shall be reduced by such amount on such Business Day.

(ii) The Obligation of each of the Revolving Credit Lenders to purchase their respective Pro Rata Shares of each outstanding Letter of Credit Advance owing to the Issuing Bank upon demand for the purchase thereof pursuant to clause (i) of this Section 2.03(c) shall be absolute, unconditional and irrevocable, and shall be made strictly in accordance with the terms thereof under all circumstances, including, without limitation, the following circumstances:

(A) any lack of validity or enforceability of any of the Loan Documents, any of the Letter of Credit Agreements, any of the Letters of Credit or any of the other agreements or instruments relating thereto (collectively, the “L/C Related Documents”);

(B) the existence of any claim, setoff, defense or other right that such Revolving Credit Lender may have at any time against any beneficiary or any transferee of a Letter of Credit (or any Persons for whom any such beneficiary or any such transferee may be acting), the Issuing Bank, the Borrower or any other Person, whether in connection with the transactions contemplated by the L/C Related Documents or any unrelated transaction;

(C) the occurrence and continuance of any Default; or

(D) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.

(d) Failure to Make Letter of Credit Advances. The failure of any of the Revolving Credit Lenders to purchase its Pro Rata Share of any outstanding Letter of Credit Advance owing to the Issuing Bank for which a demand for the purchase thereof has been made pursuant to Section 2.03(c)(i) shall not relieve any of the other Revolving Credit Lenders of its obligation to purchase its Pro Rata Share of such outstanding Letter of Credit Advance on the date of demand therefor, but none of the Revolving Credit Lenders shall be responsible for the failure of any of the other Revolving Credit Lenders to purchase its Pro Rata Share of such outstanding Letter of Credit Advance on the date of demand therefor.

(e) Cash Collateral. Upon the request of the Administrative Agent, if as of the Termination Date, any Letter of Credit shall for any reason remain outstanding and partially or wholly undrawn, the Borrower shall immediately pay to the Administrative Agent, in same day funds at the Administrative Agent’s office designated in such request for deposit in the L/C Cash Collateral Account, an amount equal to the aggregate Available Amount of all Letters of Credit then outstanding, as security for the reimbursement of drawings thereunder which shall be used to reimburse the respective Issuing Bank promptly upon a drawing under its respective Letter of Credit, with the respective portion thereof to be returned to the Borrower when the respective Letter of Credit expires or is returned to the respective Issuing Bank, and in connection herewith the Borrower shall execute all documents as reasonably requested by the Administrative Agent.

SECTION 2.04 Repayment of Advances.

(a) Term Loan Facility. The Borrower shall repay to the Administrative Agent for the ratable account of the Term Loan Lenders on the last day of each fiscal quarter, commencing June 30, 2004, the Term Loan Advances outstanding on each such date, in the aggregate amount of $1,000,000, and the final principal repayment installment of the Term Loan Advances to be made on the Termination Date in an amount equal to the aggregate principal amount of the Term Loan Advances outstanding on such date.

(b) Revolving Credit Facility. The Borrower shall repay to the Administrative Agent for the ratable account of the Revolving Credit Lenders on the Termination Date for the Revolving Credit Facility the aggregate principal amount of all Revolving Credit Advances outstanding on such date.

(c) Swing Line Advances. The Borrower shall repay to the Administrative Agent for the account of the Swing Line Bank and, if applicable, each of the Revolving Credit Lenders on the earlier of (i) the maturity date for each Swing Line Advance as specified in the related Notice of Swing Line Borrowing (which maturity shall be no later than the 30th day after the date on which such Swing Line Borrowing was initially made by the Swing Line Bank) and (ii) the Termination Date for the Revolving Credit Facility, the principal amount of each such Swing Line Advance made by each of them and outstanding on such date.

(d) Letter of Credit Advances.

(i) The Borrower shall repay to the Administrative Agent for the account of the Issuing Bank and, if applicable, each of the Revolving Credit Lenders on the earlier of (A) the date of demand therefor and (B) the Termination Date for the Revolving Credit Facility, the principal amount of each such Letter of Credit Advance made by each of them and outstanding on such date.

(ii) The Obligations of the Borrower under this Agreement, any of the Letter of Credit Agreements and any of the other agreements or instruments relating to any Letter of Credit shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement, such Letter of Credit Agreement and such other agreement or instrument under all circumstances (subject to the rights afforded to the Borrower under Section 8.08), including, without limitation, the following circumstances:

(A) any lack of validity or enforceability of any of the L/C Related Documents;

(B) any change in the time, manner or place of payment of, or in any of the other terms of, all or any of the Obligations of the Borrower in respect of any of the L/C Related Documents or any other amendment or waiver of or any consent to departure from all or any of the L/C Related Documents;

(C) the existence of any claim, setoff, defense or other right that the Borrower may have at any time against any beneficiary or any transferee of a Letter of Credit (or any Persons for whom any such beneficiary or any such transferee may be acting), the Issuing Bank or any other Person, whether in connection with the transactions contemplated by the L/C Related Documents or any unrelated transaction;

(D) any statement or any other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(E) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit;

(F) any exchange, release or nonperfection of any collateral, or any release or amendment or waiver of or consent to departure from the Subsidiaries Guarantee or any other guarantee, for all or any of the Obligations of the Borrower in respect of the L/C Related Documents; or

(G) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including, without limitation, any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or a guarantor.

SECTION 2.05 Termination or Reduction of the Commitments.

(a) Optional. The Borrower, upon at least three Business Days’ notice to the Administrative Agent (but in any event no more frequently than three times during each Fiscal Quarter), may terminate in whole or reduce in part the Unused Revolving Credit Commitments; provided, however, that each partial reduction of the Revolving Credit Facility shall be in an aggregate amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof or, if less, the aggregate amount of the Revolving Credit Facility.

(b) Mandatory.

(i) On the Effective Date, after giving effect to the Term Loan Borrowing to be made on such date, and from time to time thereafter upon each repayment or prepayment of the Term Loan Advances, the Term Loan Facility shall be automatically and permanently reduced by an amount equal to the amount by which the Term Loan Facility immediately prior to such reduction exceeds the aggregate principal amount of the Term Loan Advances outstanding at such time.

(ii) The Swing Line Facility shall be automatically and permanently reduced on the date of each reduction in the Revolving Credit Facility by the amount, if any, by which the amount of the Swing Line Facility on such date exceeds the amount of the Revolving Credit Facility on such date (after giving effect to such reduction of the Revolving Credit Facility on such date).

(iii) The Letter of Credit Facility shall be automatically and permanently reduced on the date of each reduction in the Revolving Credit Facility by the amount, if any, by which the amount of the Letter of Credit Facility on such date exceeds the amount of the Revolving Credit Facility on such date (after giving effect to such reduction of the Revolving Credit Facility on such date).

(c) Application of Commitment Reductions. Upon each reduction of any of the Facilities pursuant to this Section 2.05, the Commitment of each of the Appropriate Lenders under such Facility shall be reduced by such Lender’s Pro Rata Share of the amount by which such Facility is reduced.

SECTION 2.06 Prepayments.

(a) Optional. The Borrower may, upon at least three Business Days’ notice to the Administrative Agent stating the Facility under which Advances are proposed to be prepaid and the proposed date and aggregate principal amount of the prepayment, and if such notice is given the Borrower shall, prepay the aggregate principal amount of the Advances comprising part of the same Borrowing and outstanding on such date, in whole or ratably in part; provided, however, that each partial prepayment of the Term Loan Advances or Revolving Credit Advances shall be in an aggregate principal amount of $1,000,000 or an integral multiple of $500,000 in excess thereof. Each prepayment of the Term Loan Advances pursuant to this subsection (a) shall be applied ratably to the principal repayment installments thereof in inverse order of maturity.

(b) Prepayments to Include Accrued Interest, Etc. All prepayments under this Section 2.06 shall be made together with (A) accrued and unpaid interest to the date of such prepayment on the principal amount so prepaid and (B) in the case of any such prepayment of a Eurodollar Rate Advance on a date other than the last day of an Interest Period therefor, any amounts owing in respect of such Eurodollar Rate Advance pursuant to Section 8.05(b).

SECTION 2.07 Interest.

(a) Scheduled Interest. The Borrower shall pay interest on the unpaid principal amount of each Advance owing to each Lender Party from the date of such Advance until such principal amount shall be paid in full, at the following rates per annum:

(i) Base Rate Advances. During such periods as such Advance is a Base Rate Advance, a rate per annum equal at all times to the sum of (A) the Base Rate in effect from time to time and (B) the Applicable Margin for such Base Rate Advance in effect from time to time, payable in arrears quarterly on the last day of each June, September, December and March during such periods and on the date such Base Rate Advance shall be Converted or paid in full.

(ii) Eurodollar Rate Advances. During such periods as such Advance is a Eurodollar Rate Advance, a rate per annum equal at all times during each Interest Period for such Advance to the sum of (A) the Eurodollar Rate for such Advance for such Interest Period and (B) the Applicable Margin for such Advance in effect on the first day of such Interest Period, payable in arrears on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on each day that occurs during such Interest Period every three months from the first day of such Interest Period and on the date such Eurodollar Rate Advance shall be Converted or paid in full.

(b) Default Interest. The Borrower shall pay interest on the unpaid principal amount of each Advance that is not paid when due (whether at stated maturity, by acceleration or otherwise) and on the unpaid amount of all interest, fees and other amounts payable hereunder that is not paid when due, payable on demand, at a rate per annum equal at all times to (i) in the case of any amount of principal, the greater of (x) 2% per annum above the rate per annum required to be paid on such Advance immediately prior to the date on which such amount became due and (y) 2% per annum above the Base Rate in effect from time to time and (ii) to the fullest extent permitted by law, in the case of all other amounts, 2% per annum above the Base Rate in effect from time to time.

(c) Notice of Interest Rate. Promptly after receipt of a Notice of Borrowing pursuant to Section 2.02(a), a Notice of Conversion pursuant to Section 2.09(a) or a notice of selection of an Interest Period pursuant to the definition of “Interest Period” set forth in Section 1.01, the Administrative Agent shall give notice to the Borrower and each of the Appropriate Lenders of the applicable interest rate determined by the Administrative Agent for purposes of clause (i) or (ii) of Section 2.07(a), as applicable.

SECTION 2.08 Fees.

(a) Commitment Fee. The Borrower shall pay to the Administrative Agent for the account of the Lenders a fee (the “Commitment Fee”), from the date of this Agreement in the case of each of the Initial Lenders and from the effective date specified in the Assignment and Assumption pursuant to which it became a Lender in the case of each of the other Lenders until the Termination Date, payable in arrears quarterly on the last day of each June, September, December and March, commencing March 31, 2004, and on the Termination Date, at the rate per annum equal to the Applicable Percentage in effect from time to time on the sum of (i) the average daily Unused Revolving Credit Commitment of each of the Revolving Credit Lenders and (ii) such Revolving Credit Lender’s Pro Rata Share of the average daily outstanding Swing Line Advances during such quarter; provided, however, that no commitment fee shall accrue on any of the Commitments of a Defaulting Lender so long as such Lender shall be a Defaulting Lender.

(b) Letter of Credit Fees, Etc.

(i) The Borrower shall pay to the Administrative Agent for the account of each of the Revolving Credit Lenders a commission, payable in arrears quarterly on the last day of each June, September, December and March, commencing March 31, 2004, on the earliest to occur of the full drawing, expiration, termination or cancellation of any Letter of Credit and on the Termination Date, on such Revolving Credit Lender’s Pro Rata Share of the average daily aggregate Available Amount of all Letters of Credit outstanding from time to time during such quarter at the rate per annum equal to the Applicable Margin in effect at such time for Eurodollar Rate Advances under the Revolving Credit Facility.

(ii) The Borrower shall pay to the Issuing Bank, for its own account, such commissions, issuance fees, fronting fees, transfer fees and other fees and charges in connection with the issuance or administration of each Letter of Credit as the Borrower and the Issuing Bank shall from time to time agree.

(c) Agent’s Fees. The Borrower shall pay to the Administrative Agent for the account of the Administrative Agent such fees as may from time to time be agreed between the Borrower and the Administrative Agent.

SECTION 2.09 Conversion of Advances.

(a) Optional. The Borrower may on any Business Day, upon notice given to the Administrative Agent not later than 1:00 P.M. (Charlotte, North Carolina time) on the third Business Day prior to the date of the proposed Conversion in the case of a Conversion of Base Rate Advances into Eurodollar Rate Advances or of Eurodollar Rate Advances of one Interest Period into Eurodollar Rate Advances of another Interest Period, or 1:00 P.M. (Charlotte, North Carolina time) on the Business Day immediately preceding the date of the proposed Conversion in the case of a Conversion of Eurodollar Rate Advances into Base Rate Advances, and subject to the provisions of Section 2.10, Convert all or any portion of the Advances of one Type comprising the same Borrowing into Advances of the other Type; provided, however, that:

(i) any Conversion of Eurodollar Rate Advances into Base Rate Advances shall be made only on the last day of an Interest Period for such Eurodollar Rate Advances;

(ii) any Conversion of Base Rate Advances into Eurodollar Rate Advances shall be made only if no Default under Section 6.01(a) or 6.01(f) or Event of Default shall have occurred and be continuing and shall be in an amount not less than the minimum amount specified in Section 2.02(c);

(iii) no Conversion of any Advances shall result in more separate Borrowings than permitted under Section 2.02(c); and

(iv) each Conversion of Advances comprising part of the same Borrowing under any Facility shall be made among the Appropriate Lenders in accordance with their respective Pro Rata Shares of such Facility.

Each notice of a Conversion (a “Notice of Conversion”) shall be delivered by telephone, confirmed promptly (and, in any event, on the same Business Day) in writing, or by telecopier, shall be in substantially the form of Exhibit B-3 hereto and duly executed by a Responsible Officer of the Borrower, and shall, within the restrictions set forth in the immediately preceding sentence, specify therein:

(A) the requested date of such Conversion (which shall be a Business Day);

(B) the Advances requested to be Converted; and

(C) if such Conversion is into Eurodollar Rate Advances, the requested duration of the Interest Period for such Eurodollar Rate Advances.

The Administrative Agent shall give each of the Appropriate Lenders prompt notice of each Notice of Conversion received by it, by telecopier. Each Notice of Conversion shall be irrevocable and binding on the Borrower.

(b) Mandatory.

(i) On the date on which the aggregate unpaid principal amount of Eurodollar Rate Advances comprising part of any Borrowing shall be reduced, by payment or prepayment or otherwise, to less than $5,000,000, such Eurodollar Rate Advances shall be automatically Converted into Base Rate Advances.

(ii) If the Borrower shall fail to select the duration of any Interest Period for any Eurodollar Rate Advances in accordance with the provisions contained in the definition of “Interest Period” set forth in Section 1.01, the Administrative Agent will forthwith so notify the Borrower and the Appropriate Lenders, whereupon each such Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance.

(iii) Upon the occurrence and during the continuance of any Default under Section 6.01(a) or 6.01(f) or any Event of Default, (A) each Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance and (B) the obligation of the Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended.

SECTION 2.10 Increased Costs, Etc.

(a) If, due to either (i) the introduction of or any change (other than any change by way of the imposition of or increase in reserve requirements included in the Eurodollar Rate Reserve Percentage) in or in the interpretation or application of any Requirement of Law after the date of this Agreement or (ii) the compliance with any directive, guideline or request from any central bank or other Governmental Authority or any change therein or in the interpretation, application, implementation, administration or enforcement thereof, that, in any case under this clause (ii), becomes effective or is issued or made after the date of this Agreement (whether or not having the force of law), there shall be any increase in the cost to any of the Lender Parties of agreeing to make or making, agreeing to participate in or participating in, agreeing to renew or renewing or funding or maintaining any Advances of either Type, or of agreeing to issue or of issuing, maintaining or participating in Letters of Credit or of agreeing to make or of making or maintaining Swing Line Advances or Letter of Credit Advances, or any reduction in the amount owing to any of the Lender Parties or their respective Applicable Lending Offices under this Agreement in respect of any Advances of either Type (excluding, for purposes of this Section 2.10, any such increased costs resulting from (A) Taxes or Other Taxes (as to which Section 2.13 shall govern) and (B) changes in the basis of taxation of overall net income or overall gross income by the United States of America or the jurisdiction under the laws of which such Lender Party is organized or has either of its Applicable Lending Offices or any political subdivision thereof), then the Borrower hereby agrees to pay, from time to time upon demand by such Lender Party (with a copy of such demand to the Administrative Agent), to the Administrative Agent for the account of such Lender Party additional amounts sufficient to compensate or to reimburse such Lender Party for all such increased costs or reduced amounts. Each of the Lender Parties shall, as promptly as practicable after such Lender Party obtains knowledge of such circumstances and the determination of such Lender Party to request additional compensation from the Borrower pursuant to this subsection (a), provide notice to the Administrative Agent and the Borrower of the circumstances entitling such Lender Party to such additional compensation and the amount of such additional compensation (including the basis of calculation thereof), which notice shall be conclusive and binding for all purposes, absent manifest error; provided, however, that none of the Lender Parties shall be entitled to additional compensation under this subsection (a) for any such cost incurred or reduced amount suffered from and after the date that is 180 days prior to the date such Lender Party first delivers such notice to the Borrower. In determining any such additional compensation, such Lender Party may use reasonable averaging and attribution methods. If any of the Lenders requests additional compensation from the Borrower under this subsection (a) in respect of its making, participating in or renewing Eurodollar Rate Advances, the Borrower may, upon notice to such Lender (with a copy of such notice to the Administrative Agent), suspend the obligation of such Lender to make, participate in and/or renew Eurodollar Rate Advances until the circumstances giving rise to such request no longer exist and, during such time, all Eurodollar Rate Advances that would otherwise be made by such Lender as part of any Borrowing shall be made instead as Base Rate Advances and all payments of principal of and interest on such Base Rate Advances shall, notwithstanding the provisions of Section 2.07, be made at the same time as payments on the Eurodollar Rate Advances otherwise comprising part of such Borrowing.

(b) If any of the Lender Parties determines that compliance with any Requirement of Law or any directive, guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), or any change therein or in the interpretation, application, implementation, administration or enforcement thereof, that is enacted or becomes effective, or is implemented or is first required or expected to be complied with after the date of this Agreement, affects the amount of capital required or expected to be maintained by such Lender Party (or either of the Applicable Lending Offices of such Lender Party) or by any Person controlling such Lender Party and that the amount of such capital is increased by or is based upon the existence of the commitment of such Lender Party to lend hereunder or to issue or participate in Letters of Credit hereunder and other commitments of such type or the issuance or maintenance of or participation in the Letters of Credit (or similar contingent obligations), then the Borrower hereby agrees to pay, upon demand by such Lender Party (with a copy of such demand to the Administrative Agent), to the Administrative Agent for the account of such Lender Party, from time to time as specified by such Lender Party, additional amounts sufficient to compensate such Lender Party or such Person in light of such circumstances, to the extent that such Lender Party or such Person reasonably determines such increase in capital to be allocable to the existence of the commitment of such Lender Party to lend or to issue or participate in Letters of Credit hereunder or to the issuance or maintenance of or participation in any Letters of Credit. Each of the Lender Parties shall, as promptly as practicable after such Lender Party obtains knowledge of such circumstances and the determination of such Lender Party to request additional compensation from the Borrower pursuant to this subsection (b), provide notice to the Administrative Agent and the Borrower of the circumstances entitling such Lender Party to such additional compensation and the amount of such additional compensation (including the basis of calculation thereof), which notice shall be conclusive and binding for all purposes, absent manifest error; provided, however, that none of the Lender Parties shall be entitled to additional compensation under this subsection (b) for any such increases in capital required from and after the date that is 180 days prior to the date such Lender Party first delivers such notice to the Borrower. In determining any such additional compensation, such Lender Party may use reasonable averaging and attribution methods.

(c) If, with respect to any Eurodollar Rate Advances under any of the Facilities, Lenders owed or holding not less than a majority in interest of the aggregate principal amount of all Advances outstanding under such Facility at any time notify the Administrative Agent that the Eurodollar Rate for any Interest Period for such Advances will not adequately reflect the cost to such Lenders of making, participating in or renewing, or funding or maintaining, their Eurodollar Rate Advances for such Interest Period, the Administrative Agent shall forthwith so notify the Borrower and the Appropriate Lenders, whereupon (i) each such Eurodollar Rate Advance under such Facility will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance and (ii) the obligation of the Appropriate Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended until the Administrative Agent shall notify the Borrower (promptly following notice thereof from the Appropriate Lenders) that such Lenders have determined that the circumstances causing such suspension no longer exist.

(d) Notwithstanding any of the other provisions of this Agreement, if the introduction of or any change in or in the interpretation of any Requirements of Law shall make it unlawful, or any central bank or other Governmental Authority shall assert that it is unlawful, for any Lender or its Eurodollar Lending Office to perform its obligations hereunder to make Eurodollar Rate Advances or to continue to fund or maintain Eurodollar Rate Advances hereunder, then, upon notice thereof and demand therefor by such Lender to the Borrower through the Administrative Agent, (i) each Eurodollar Rate Advance of such Lender will automatically, on the last day of the then existing Interest Period therefor, if permitted under applicable law, or otherwise upon demand, Convert into a Base Rate Advance and (ii) the obligation of such Lender to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended until the Administrative Agent shall notify the Borrower (promptly following notice thereof from such Lender) that such Lender has determined that the circumstances causing such suspension no longer exist. If the obligation of a Lender to make Eurodollar Rate Advances is suspended pursuant to this subsection (d), then until the circumstances that gave rise to such suspension no longer apply to such Lender, all Eurodollar Rate Advances that would otherwise be made by such Lender as part of any Borrowing shall be made instead as Base Rate Advances and all payments of principal of and interest on such Base Rate Advances shall, notwithstanding the provisions of Section 2.07, be made at the same time as payments on the Eurodollar Rate Advances otherwise comprising part of such Borrowing.

(e) Each of the Lenders hereby agrees that, upon the occurrence of any circumstances entitling such Lender to additional compensation or to cease making, participating in or renewing, or funding or maintaining, Eurodollar Rate Advances under any of the foregoing provisions of this Section 2.10, such Lender shall use reasonable efforts (consistent with its internal policy and with legal and regulatory restrictions) to designate a different Eurodollar Rate Lending Office for any Eurodollar Rate Advances affected by such circumstances if the making of such designation, in the case of subsection (a) or (b) of this Section 2.10, would avoid the need for, or reduce the amount of, any such additional amounts that may thereafter accrue or, in the case of subsection (c) or (d) of this Section 2.10, would allow such Lender to continue to perform its obligations to make, to participate in or renew, or to fund or maintain, Eurodollar Rate Advances, and, in any such case, would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender.

(f) If (i) any of the Lenders entitled to additional compensation under any of the foregoing provisions of this Section 2.10 shall fail to designate a different Eurodollar Rate Lending Office as provided in subsection (e) of this Section 2.10 or if the circumstances entitling any of the Lender Parties to additional compensation under subsection (a) or (b) of this Section 2.10 shall continue to be in effect notwithstanding such designation or since subsection (e) of this Section 2.10 is inapplicable or (ii) the inadequacy or illegality contemplated under subsection (c) or (d) of this Section 2.10, respectively, shall continue with respect to any of the Lenders notwithstanding such designation, then, subject to the terms of Section 8.07(a), the Borrower may cause such Lender Party to (and, if the Borrower so demands, such Lender Party shall) assign all of its rights and obligations under this Agreement to one or more other Persons in accordance with Section 8.07(a); provided that if, upon such demand by the Borrower, such Lender Party elects to waive its request for additional compensation pursuant to subsection (a) or (b) of this Section 2.10, the demand by the Borrower for such Lender Party to so assign all of its rights and obligations under the Agreement shall thereupon be deemed withdrawn. Nothing in subsection (e) of this Section 2.10 or this subsection (f) shall affect or postpone any of the rights of any of the Lender Parties or any of the Obligations of the Borrower under any of the foregoing provisions of this Section 2.10 in any manner.

SECTION 2.11 Evidence of Debt.

(a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Advance owing to such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(b) The Register maintained by the Administrative Agent pursuant to Section 8.07(c) shall include accounts for each Lender, in which accounts (taken together) shall be recorded (i) the date and amount of each Advance made hereunder, (ii) the terms of each Assignment and Assumption delivered to and accepted by it, (iii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iv) the amount of any sum received by the Administrative Agent from the Borrower hereunder and each Lender’s share thereof.

(c) The entries made as provided in this Section 2.11 shall be conclusive and binding for all purposes, absent manifest error.

SECTION 2.12 Payments and Computations.

(a) The Borrower shall make each payment hereunder and under the Notes, irrespective of any right of counterclaim or setoff (except as otherwise provided in Section 2.15), not later than 1:00 P.M. (Charlotte, North Carolina time) on the day when due in U.S. dollars to the Administrative Agent at the Administrative Agent’s Account in same day funds, with payments received by the Administrative Agent after 1:00 P.M. (Charlotte, North Carolina time) on any such day being deemed to have been received on the next succeeding Business Day. The Administrative Agent will promptly thereafter cause like funds to be distributed (i) if such payment by the Borrower is in respect of principal, interest, Commitment Fees or any of the other Obligations then due and payable hereunder and under the Notes to more than one of the Lender Parties, to such Lender Parties for the accounts of their respective Applicable Lending Offices in accordance with their respective Pro Rata Shares of the amounts of such Obligations due and payable to such Lender Parties at such time and (ii) if such payment by the Borrower is in respect of any of the Obligations then due and payable hereunder to one Lender Party, to such Lender Party for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon its acceptance of an Assignment and Assumption and recording of the information contained therein in the Register pursuant to Section 8.07(e), from and after the effective date of such Assignment and Assumption, the Administrative Agent shall make all payments hereunder and under the Notes in respect of the interest assigned thereby to the Lender Party assignee thereunder, and the parties to such Assignment and Assumption shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

(b) The Borrower hereby authorizes each of the Lender Parties, if and to the extent payment owed to such Lender Party is not made when due hereunder or, in the case of any Lender, under the Note held by such Lender, to charge from time to time against any or all of the Borrower’s accounts with such Lender Party any amount so due.

(c) All computations of interest based on the Base Rate shall be made by the Administrative Agent on the basis of a year of 365 or 366 days, as the case may be, and all computations of interest based on the Eurodollar Rate or the Federal Funds Rate and of fees and Letter of Credit commissions shall be made by the Administrative Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest, fees or commissions are payable. Each determination by the Administrative Agent of an interest rate, fee or commission hereunder shall be conclusive and binding for all purposes, absent manifest error.

(d) Whenever any payment hereunder or under the Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or Commitment Fees, as the case may be; provided, however, that, if such extension would cause payment of interest on or principal of Eurodollar Rate Advances to be made in the next succeeding calendar month, such payment shall be made on the immediately preceding Business Day.

(e) Unless the Borrower or any Lender Party has notified the Administrative Agent prior to the date any payment is required to be made by it to the Administrative Agent hereunder, that the Borrower or such Lender Party, as the case may be, will not make such payment, the Administrative Agent may assume that the Borrower or such Lender Party, as the case may be, has timely made such payment and may (but shall not be so required to), in reliance thereon, make available a corresponding amount to the Person entitled thereto. If and to the extent that such payment was not in fact made to the Administrative Agent in immediately available funds, then:

(i) if the Borrower failed to make such payment, each Lender Party shall forthwith on demand repay to the Administrative Agent the portion of such assumed payment that was made available to such Lender Party in immediately available funds, together with interest thereon in respect of each day from and including the date such amount was made available by the Administrative Agent to such Lender Party to the date such amount is repaid to the Administrative Agent in immediately available funds, at the Federal Funds Rate from time to time in effect; and

(ii) if any Lender Party failed to make such payment, such Lender Party shall forthwith on demand pay to the Administrative Agent the amount thereof in immediately available funds, together with interest thereon for the period from the date such amount was made available by the Administrative Agent to the Borrower to the date such amount is recovered by the Administrative Agent (the “Compensation Period”) at a rate per annum equal to the Federal Funds Rate from time to time in effect. If such Lender Party pays such amount to the Administrative Agent, then such amount shall constitute such Lender Party’s Advance included in the applicable Borrowing. If such Lender Party does not pay such amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent may make a demand therefor upon the Borrower, and the Borrower shall pay such amount to the Administrative Agent, together with interest thereon for the Compensation Period at a rate per annum equal to the rate of interest applicable to the applicable Borrowing. Nothing herein shall be deemed to relieve any Lender Party from its obligation to fulfill its applicable Commitment or to prejudice any rights which the Administrative Agent or the Borrower may have against any Lender Party as a result of any default by such Lender Party hereunder.

A notice from the Administrative Agent to any Lender Party with respect to any amount owing under this subsection (e) shall be conclusive, absent manifest error.

(f) Whenever any payment received by the Administrative Agent under this Agreement or any of the other Loan Documents is insufficient to pay in full all amounts due and payable to the Finance Parties under or in respect of this Agreement and the other Loan Documents on any date, such payment shall be distributed by the Administrative Agent and applied by the Finance Parties in the following order of priority:

(i) first, to the payment of all of the fees, indemnification payments, costs and expenses that are due and payable to the Agents (solely in their respective capacities as Agents) under or in respect of this Agreement or any of the other Loan Documents on such date, ratably in accordance with the respective aggregate amounts of all such fees, indemnification payments, costs and expenses owing to the Agents on such date;

(ii) second, to the payment of all of the fees, indemnification payments, costs and expenses that are due and payable to the Issuing Bank and the Swing Line Bank (solely in their respective capacities as Issuing Bank and Swing Line Bank) under or in respect of this Agreement or any of the other Loan Documents on such date, ratably in accordance with the respective aggregate amounts of all such fees, indemnification payments, costs and expenses owing to the Issuing Bank and the Swing Line Bank on such date;

(iii) third, to the payment of all of the indemnification payments, costs and expenses that are due and payable to the Lender Parties under Section 8.05 hereof or Section 12 of the Subsidiaries Guarantee on such date, ratably in accordance with the respective aggregate amounts of all such indemnification payments, costs and expenses owing to the Lender Parties on such date;

(iv) fourth, to the payment of all of the amounts that are due and payable to the Administrative Agent and the Lender Parties under Sections 2.10 and 2.13 hereof or Section 5 of the Subsidiaries Guarantee on such date, ratably in accordance with the respective aggregate amounts thereof owing to the Agents and the Lender Parties on such date;

(v) fifth, to the payment of all of the fees that are due and payable to the Lenders under Section 2.08 on such date, ratably in accordance with the respective aggregate Commitments of the Lenders under the applicable Facilities on such date;

(vi) sixth, to the payment of all of the accrued and unpaid interest on the Obligations of the Borrower under or in respect of the Loan Documents that is due and payable to the Administrative Agent and the Lender Parties under Section 2.07(b) on such date, ratably in accordance with the respective aggregate amounts of all such interest owing to the Administrative Agent and the Lender Parties on such date;

(vii) seventh, to the payment of all of the accrued and unpaid interest on the Advances that is due and payable to the Administrative Agent and the Lender Parties under Section 2.07(a) on such date, ratably in accordance with the respective aggregate amounts of all such interest owing to the Administrative Agent and the Lender Parties on such date;

(viii) eighth, to the payment of the principal amount of all of the outstanding Advances that is due and payable to the Administrative Agent and the Lender Parties on such date, ratably in accordance with the respective aggregate amounts of all such principal owing to the Administrative Agent and the Lender Parties on such date; and

(ix) ninth, to the payment of all other Obligations of the Finance Parties owing under or in respect of the Loan Documents that are due and payable to the Administrative Agent and the other Finance Parties on such date, ratably in accordance with the respective aggregate amounts of all such Obligations owing to the Administrative Agent and the other Finance Parties on such date.

If the Administrative Agent receives funds for application to the Obligations of the Loan Parties under or in respect of the Loan Documents under circumstances for which the Loan Documents do not specify the Advances or the Facility to which, or the manner in which, such funds are to be applied, the Administrative Agent may, but shall not be obligated to, elect to distribute such funds to each of the Lender Parties in accordance with such Lender Party’s Pro Rata Share of the sum of (A) the aggregate principal amount of all Advances outstanding at such time and (B) the aggregate Available Amount of all Letters of Credit outstanding at such time, in repayment or prepayment of such of the outstanding Advances or other Obligations then owing to such Lender Party.

SECTION 2.13 Taxes.

(a) Any and all payments by the Borrower to or for the account of any Agent or any Lender under any Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and all liabilities with respect thereto, excluding, in the case of each Agent and each Lender, taxes imposed on or measured by its overall net income, and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the Laws of which such Agent or such Lender, as the case may be, is organized or maintains either of its Applicable Lending Offices (all such non-excluded taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and liabilities being hereinafter referred to as “Taxes”). If the Borrower shall be required by any Laws to deduct any Taxes from or in respect of any sum payable under any Loan Document to any Agent or any Lender, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section), each of such Agent and such Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions, (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable Laws and (iv) within 30 days after the date of such payment, the Borrower shall furnish to such Agent or Lender (as the case may be) (which shall forward the same to such Lender) the original or a certified copy of a receipt evidencing payment thereof to the extent such a receipt is issued therefor, or other written proof of payment thereof that is reasonably satisfactory to the Administrative Agent.

(b) In addition, the Borrower agrees to pay any and all present or future stamp or documentary taxes and any other excise or property taxes or charges or similar levies which arise from any payment made under any Loan Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Loan Document (hereinafter referred to as “Other Taxes”).

(c) The Borrower agrees to indemnify each Agent and each Lender for (i) the full amount of Taxes and Other Taxes (including any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section) paid by such Agent and such Lender and (ii) any liability (including additions to tax, penalties, interest and expenses) arising therefrom or with respect thereto, in each case whether or not such Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Payment under this Section 2.13(c) shall be made within 30 days after the date such Lender or such Agent makes a demand therefor.

(d) Each of the Lender Parties hereby agrees that, upon the occurrence of any circumstances entitling such Lender Party to additional amounts pursuant to this Section 2.13, such Lender Party shall use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Applicable Lending Office if the making of such a change would avoid the need for, or reduce the amount of, any such additional amounts that may thereafter accrue and would not, in the reasonable judgment of such Lender Party, be otherwise disadvantageous to such Lender Party.

(e) If any of the Lender Parties entitled to additional compensation under any of the foregoing provisions of this Section 2.13 shall fail to designate a different Applicable Lending Office as provided in subsection (d) of this Section 2.13, then, subject to the terms of Section 8.07(a), the Borrower may cause such Lender Party to (and, if the Borrower so demands, such Lender Party shall) assign all of its rights and obligations under this Agreement to one or more other Persons in accordance with Section 8.07(a); provided that if, upon such demand by the Borrower, such Lender Party elects to waive its request for additional compensation pursuant to this Section 2.13, the demand by the Borrower for such Lender Party to so assign all of its rights and obligations under the Agreement shall thereupon be deemed withdrawn. Nothing in subsection (d) of this Section 2.13 or this subsection (e) shall affect or postpone any of the rights of any of the Lender Parties or any of the Obligations of the Borrower under any of the foregoing provisions of this Section 2.13 in any manner.

SECTION 2.14 Sharing of Payments, Etc. If any of the Lender Parties shall obtain at any time any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) (a) on account of Obligations due and payable to such Lender Party under or in respect of this Agreement or any of the other Loan Documents at such time (other than pursuant to Section 2.10, 2.13, 8.04 or 8.07) in excess of its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Lender Party at such time to (ii) the aggregate amount of the Obligations due and payable to all of the Lender Parties at such time) of payments on account of the Obligations due and payable to all of the Lender Parties under or in respect of this Agreement and the other Loan Documents at such time obtained by all of the Lender Parties at such time or (b) on account of Obligations owing (but not due and payable) to such Lender Party under or in respect of this Agreement or any of the other Loan Documents at such time (other than pursuant to Section 2.10, 2.13, 8.04 or 8.07) in excess of its ratable share (according to the proportion of (i) the amount of such Obligations owing (but not due and payable) to such Lender Party at such time to (ii) the aggregate amount of the Obligations owing (but not due and payable) to all of the Lender Parties under or in respect of this Agreement and the other Loan Documents at such time) of payments on account of the Obligations owing (but not due and payable) to all of the Lender Parties under or in respect of this Agreement and the other Loan Documents at such time obtained by all of the Lender Parties at such time, such Lender Party shall forthwith purchase from the other Lender Parties such interests or participating interests in the Obligations due and payable or owing to them, as the case may be, as shall be necessary to cause such purchasing Lender Party to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender Party, such purchase from each of the other Lender Parties shall be rescinded and such other Lender Party shall repay to the purchasing Lender Party the purchase price to the extent of such Lender Party’s ratable share (according to the proportion of (A) the purchase price paid to such Lender Party to (B) the aggregate purchase price paid to all of the Lender Parties) of such recovery, together with an amount equal to such Lender Party’s ratable share (according to the proportion of (1) the amount of such other Lender Party’s required repayment to (2) the total amount so recovered from the purchasing Lender Party) of any such interest or participating interest or other amount paid or payable by the purchasing Lender Party in respect of the total amount so recovered. The Borrower hereby agrees that any of the Lender Parties so purchasing a participation from another Lender Party pursuant to this Section 2.14 may, to the fullest extent permitted under applicable law, exercise all its rights of payment (including the right of setoff) with respect to such participation as fully as if such Lender Party were the direct creditor of the Borrower in the amount of such participation.

SECTION 2.15 Defaulting Lenders.

(a) If, at any time, (i) any of the Lender Parties shall be a Defaulting Lender, (ii) such Defaulting Lender shall owe a Defaulted Advance to the Borrower and (iii) the Borrower shall be required to make any payment hereunder or under any of the other Loan Documents to or for the account of such Defaulting Lender, then the Borrower may, so long as no Default shall occur or be continuing at such time and to the fullest extent permitted under applicable law, set off and otherwise apply the Obligation of the Borrower to make such payment to or for the account of such Defaulting Lender against the obligation of such Defaulting Lender to make such Defaulted Advance. If, on any date, the Borrower shall so set off and otherwise apply its obligation to make any such payment against the obligation of such Defaulting Lender to make any such Defaulted Advance on or prior to such date, the amount so set off and otherwise applied by the Borrower shall constitute for all purposes of this Agreement and the other Loan Documents an Advance by such Defaulting Lender made on the date of such setoff and application under the Facility pursuant to which such Defaulted Advance was originally required to have been made pursuant to Section 2.01. Such Advance shall be a Base Rate Advance and shall be considered, for all purposes of this Agreement, to comprise part of the Borrowing in connection with which such Defaulted Advance was originally required to have been made pursuant to Section 2.01, even if the other Advances comprising such Borrowing shall be Eurodollar Rate Advances on the date such Advance is deemed to be made pursuant to this subsection (a). The Borrower shall notify the Administrative Agent at any time the Borrower exercises its right of setoff pursuant to this subsection (a) and shall set forth in such notice (A) the name of the Defaulting Lender and the Defaulted Advance required to be made by such Defaulting Lender and (B) the amount set off and otherwise applied in respect of such Defaulted Advance pursuant to this subsection (a). Any portion of such payment otherwise required to be made by the Borrower to or for the account of such Defaulting Lender which is paid by the Borrower, after giving effect to the amount set off and otherwise applied by the Borrower pursuant to this subsection (a), shall be applied by the Administrative Agent as specified in subsection (b) or (c) of this Section 2.15.

(b) If, at any time, (i) any of the Lender Parties shall be a Defaulting Lender, (ii) such Defaulting Lender shall owe a Defaulted Amount to any of the Agents or any of the Lender Parties and (iii) the Borrower shall make any payment hereunder or under any of the other Loan Documents to the Administrative Agent for the account of such Defaulting Lender, then the Administrative Agent may, on its behalf or on behalf of such other Agents or such other Lender Parties and to the fullest extent permitted under applicable law, apply at such time the amount so paid by the Borrower to or for the account of such Defaulting Lender to the payment of each such Defaulted Amount to the extent required to pay in full such Defaulted Amount. If the Administrative Agent shall so apply any such amount to the payment of any such Defaulted Amount on any date, the amount so applied by the Administrative Agent shall constitute for all purposes of this Agreement and the other Loan Documents payment, to such extent, of such Defaulted Amount on such date. Any such amount so applied by the Administrative Agent shall be retained by the Administrative Agent or distributed by the Administrative Agent to such other Agents or such other Lender Parties, ratably in accordance with the respective portions of such Defaulted Amounts payable at such time to the Administrative Agent, such other Agents and such other Lender Parties and, if the amount of such payment made by the Borrower shall at such time be insufficient to pay all Defaulted Amounts owing to the Agents and the other Lender Parties at such time, then in the following order of priority:

(A) first, to the Agents for any Defaulted Amount then owing to the Agents (solely in their capacities as Agents), ratably in accordance with the respective Defaulted Amounts owing to the Agents on such date;

(B) second, to the Swing Line Bank and the Issuing Bank for any Defaulted Amounts then owing to them (solely in their respective capacities as Swing Line Bank and Issuing Bank), ratably in accordance with the respective Defaulted Amounts owing to the Swing Line Bank and the Issuing Bank on such date; and

(C) third, to any of the other Lender Parties for any Defaulted Amounts then owing to such other Lender Parties, ratably in accordance with such respective Defaulted Amounts owing to such other Lender Parties on such date.

Any portion of such amount paid by the Borrower for the account of such Defaulting Lender remaining, after giving effect to the amount applied by the Administrative Agent pursuant to this subsection (b), shall be applied by the Administrative Agent as specified in subsection (c) of this Section 2.15.

(c) If, at any time, (i) any Lender Party shall be a Defaulting Lender, (ii) such Defaulting Lender shall not owe a Defaulted Advance or a Defaulted Amount and (iii) the Borrower, the Administrative Agent or any of the other Lender Parties shall be required to pay or distribute any amount hereunder or under any of the other Loan Documents to or for the account of such Defaulting Lender, then the Borrower or such other Lender Party shall pay such amount to the Administrative Agent to be held by the Administrative Agent, to the fullest extent permitted under applicable law, in escrow or the Administrative Agent shall, to the fullest extent permitted under applicable law, hold in escrow such amount otherwise held by it. Any funds held by the Administrative Agent in escrow under this subsection (c) shall be deposited by the Administrative Agent in an account with BofA, in the name and under the control of the Administrative Agent, but subject to the provisions of this subsection (c). The terms applicable to such account, including the rate of interest payable with respect to the credit balance of such account from time to time, shall be BofA standard terms applicable to escrow accounts maintained with it. Any interest credited to such account from time to time shall be held by the Administrative Agent in escrow under, and applied by the Administrative Agent from time to time in accordance with the terms of, this subsection (c). The Administrative Agent shall, to the fullest extent permitted under applicable law, apply all funds so held in escrow from time to time to the extent necessary to make any Advances required to be made by such Defaulting Lender and to pay any amount payable by such Defaulting Lender hereunder and under the other Loan Documents to the Administrative Agent, any of the other Agents or any of the other Lender Parties, as and when such Advances or amounts are required to be made or paid and, if the amount so held in escrow shall at any time be insufficient to make and pay all such Advances and all such amounts required to be made or paid to the Agents and the other Lender Parties at such time, then in the following order of priority:

(A) first, to the Agents for any amounts then due and payable by such Defaulting Lender to the Agents (solely in their capacities as Agents) hereunder and under the other Loan Documents, ratably in accordance with such respective amounts due and payable to the Agents on such date;

(B) second, to the Swing Line Bank and the Issuing Bank for any amounts then due and payable by such Defaulting Lender to them (solely in their respective capacities as Swing Line Bank and Issuing Bank) hereunder and under the other Loan Documents, ratably in accordance with such respective amounts due and payable to the Swing Line Bank and the Issuing Bank on such date;

(C) third, to any of the other Lender Parties for any amount then due and payable by such Defaulting Lender to such other Lender Parties hereunder and under the other Loan Documents, ratably in accordance with such respective amounts due and payable to such other Lender Parties on such date; and

(D) fourth, to the Borrower for any Advance then required to be made by such Defaulting Lender pursuant to one or more of the Commitments of such Defaulting Lender.

If any of the Lender Parties that is a Defaulting Lender shall, at any time, cease to be a Defaulting Lender, any funds held by the Administrative Agent in escrow at such time with respect to such Lender Party shall be distributed by the Administrative Agent to such Lender Party and applied by such Lender Party to the Obligations owing to such Lender Party at such time under or in respect of this Agreement and the other Loan Documents, ratably in accordance with the respective amounts of such Obligations outstanding at such time.

(d) The rights and remedies against a Defaulting Lender under this Section 2.15 are in addition to other rights and remedies that the Borrower may have against such Defaulting Lender with respect to any Defaulted Advance and that the Administrative Agent or any of the other Lender Parties may have against such Defaulting Lender with respect to any Defaulted Amount.

SECTION 2.16 Use of Proceeds. The proceeds of the Advances shall be available, and the Borrower hereby agrees that it shall use such proceeds, solely to repay all principal and accrued interest to the Existing Revolving Credit Lenders and the Existing Term Lenders under the Existing Credit Agreement, to pay certain fees and expenses contemplated by the Loan Documents and for other general corporate purposes of the Borrower and its Subsidiaries not otherwise prohibited under the terms of the Loan Documents.

ARTICLE III

CONDITIONS OF EFFECTIVENESS AND LENDING

SECTION 3.01 Conditions Precedent to Extensions of Credit and Issuance of Letters of Credit. The obligation of each Lender to make an Advance or any Issuing Bank to issue a Letter of Credit on the occasion of the Initial Extensions of Credit hereunder is subject to the satisfaction of the following conditions precedent:

(a) The Lender Parties shall be reasonably satisfied with the organizational and legal structure and capitalization of each Loan Party and each of its Subsidiaries (including, without limitation, the terms and conditions of the Constitutive Documents and each class of Equity Interests in the Borrower and each such Subsidiary and of each agreement or instrument relating to such structure or capitalization).

(b) All of the Governmental Authorizations, and all of the consents, approvals and authorizations of, notices and filings to or with, and other actions by, any other Person necessary in connection with the execution, delivery or performance of this Agreement, any of the Loan Documents or any of the other transactions contemplated thereby shall have been obtained (without the imposition of any conditions that are not reasonably acceptable to the Lender Parties) and shall remain in full force and effect; all applicable waiting periods shall have expired without any action being taken by any competent authority; and no Requirement of Law shall be applicable in the reasonable judgment of the Lender Parties that restrains, prevents or imposes materially adverse conditions upon the execution, delivery or performance of this Agreement, any of the Loan Documents or any of the other transactions contemplated thereby.

(c) Before giving effect and immediately after giving pro forma effect to the execution and delivery of this Agreement, no Material Adverse Change shall have occurred since December 31, 2003.

(d) There shall exist no action, suit, investigation, litigation, arbitration or proceeding pending or, to the best knowledge of the Borrower, threatened against or affecting the Borrower or any of its Subsidiaries or any of the property or assets thereof in any court or before any arbitrator or by or before any Governmental Authority of any kind (i) that, either individually or in the aggregate, is reasonably expected to have a Material Adverse Effect or (ii) which purports to affect the legality, validity, binding effect or enforceability of this Agreement, any of the Loan Documents or any of the other transactions contemplated thereby.

(e) The execution and delivery of this Agreement shall have been consummated or shall be consummated on the Effective Date in compliance with all applicable Requirements of Law.

(f) All of the fees and expenses of the Agents that are required to be paid by the Borrower pursuant to Section 2.08(c) shall have been or, concurrently with the Initial Extensions of Credit made on the Effective Date shall be, paid in full.

(g) The Administrative Agent shall have received on or before the Effective Date the following in form and substance reasonably satisfactory to it (unless otherwise specified):

(i) The Term Loan Notes, payable to the order of the Term Loan Lenders, and the Revolving Credit Notes, payable to the order of the Revolving Credit Lenders.

(ii) Certified copies of the resolutions of the board of directors (or Persons performing similar functions) of each Loan Party approving the execution, delivery and performance of this Agreement and each of the Loan Documents to which it is or is to be a party, and of all documents evidencing necessary Governmental Authorizations, or other necessary consents, approvals, authorizations, notices, filings or actions, with respect to the execution, delivery and performance of this Agreement and any of the Loan Documents to which it is or is to be a party.

(iii) A copy of a certificate of the Secretary of State (or equivalent Governmental Authority) of the jurisdiction of organization of each Loan Party listing the certificate or articles of incorporation (or similar Constitutive Document) of each such Loan Party and each amendment thereto on file in the office of such Secretary of State (or such Governmental Authority) and certifying (A) that such amendments are the only amendments to such Person’s certificate or articles of incorporation (or similar Constitutive Document) on file in its office, (B) if customarily available in such jurisdiction, that such Person has paid all franchise taxes (or the equivalent thereof) to the date of such certificate and (C) that such Person is duly organized and is in good standing under the laws of the jurisdiction of its organization.

(iv) A certificate of the Secretary or an Assistant Secretary (or a Person performing similar functions) of each Loan Party certifying as to:

(A) the absence of any amendments to the certificate or articles of incorporation (or similar Constitutive Document) of such Loan Party since the date of the Secretary of State’s (or equivalent Governmental Authority’s), or the Secretary’s or Assistant Secretary’s (or equivalent person’s) certificate referred to in clause (iv) of this Section 3.01(g), or any steps taken by the board of directors (or persons performing similar functions) or the shareholders, partners, members or equivalent persons of such Loan Party to effect or authorize any further amendment, supplement or other modification thereto;

(B) the accuracy and completeness of the bylaws (or similar Constitutive Documents) of such Loan Party as in effect on the date on which the resolutions of the board of directors (or persons performing similar functions) of such Loan Party referred to in clause (ii) of this Section 3.01(g) were adopted and on the Effective Date (a copy of which shall be attached to such certificate); and

(C) the names and true signatures of the officers of such Loan Party authorized to sign each of the Loan Documents to which it is or is to be a party and the other agreements, instruments and documents to be delivered hereunder and thereunder.

(v) A guarantee, substantially in the form of Exhibit F hereto (the “Subsidiaries Guarantee”), duly executed by each of the Domestic Subsidiaries that are Material Subsidiaries.

(vi) Copies, certified by a Responsible Officer of the Borrower, of (A) the audited Consolidated financial statements of the Borrower and its Subsidiaries for the Fiscal Year ended December 31, 2003, accompanied by an unqualified opinion of KPMG, LLP, independent accountants of the Borrower, and (B) forecasts prepared by management of the Borrower, on a pro forma basis after giving effect to the Acquisition, in form and substance reasonably satisfactory to the Lender Parties, of balance sheets, income statements on an annual basis and cash flow statements for the Fiscal Year in which the Effective Date occurs and on an annual basis for each Fiscal Year thereafter through the scheduled final Termination Date.

(vii) A duly completed and executed Notice of Borrowing for each Borrowing to be made on the Effective Date and Notice of Issuance for each Letter of Credit to be issued on the Effective Date.

(viii) A favorable opinion of King & Spalding, counsel for the Loan Parties, in substantially the form of Exhibit D hereto, and addressing such other matters as any of the Lender Parties through the Administrative Agent may reasonably request.

(h) That all amounts due and payable under (i) the Existing Credit Agreement and (ii) that certain credit agreement dated as of October 2, 2000, as amended, among AdvancePCS as borrower, the banks and other financial institutions party thereto, as lenders and Bank of America, N.A. as administrative agent for the lenders, shall have been paid in full, that all commitments thereunder have been terminated and any and all security interests granted in connection therewith have been released or are irrevocably and unconditionally required to be released.

(i) That all security interests granted in connection with the Senior Notes have been released or are irrevocably and unconditionally required to be released.

(j) That the material terms of the Acquisition and the documents related to the Acquisition are in form and substance satisfactory to the Administrative Agent.

(k) On a pro forma basis and after giving effect to the Acquisition, the Leverage Ratio of the Borrower shall not exceed 1.5:1.00.

SECTION 3.02 Conditions Precedent to Each Borrowing and Issuance and Renewal. The obligation of each Appropriate Lender to make an Advance (other than a Letter of Credit Advance made by the Issuing Bank or a Revolving Credit Lender pursuant to Section 2.03(c) and a Swing Line Advance made by a Revolving Credit Lender pursuant to Section 2.02(b)) on the occasion of each Borrowing (including the initial Borrowing), and the obligation of the Issuing Bank to issue a Letter of Credit (including the initial issuance) or renew a Letter of Credit and the right of the Borrower to request a Swing Line Borrowing, shall be subject to the further conditions precedent that on the date of such Borrowing or issuance or renewal the following statements shall be true (and each of the giving of the applicable Notice of Borrowing, Notice of Swing Line Borrowing, Notice of Issuance or Notice of Renewal and the acceptance by the Borrower of the proceeds of such Borrowing or of such Letter of Credit or the renewal of such Letter of Credit shall constitute a representation and warranty by the Borrower that both on the date of such notice and on the date of such Borrowing or issuance or renewal such statements are true):

(a) the representations and warranties contained in each Loan Document are correct in all material respects on and as of such date, before and after giving effect to such Borrowing or issuance or renewal and to the application of the proceeds therefrom, as though made on and as of such date, other than any such representations or warranties that, by their terms, refer to a specific date other than the date of such Borrowing or issuance or renewal, in which case as of such specific date; and

(b) no Default has occurred and is continuing, or would result from such Borrowing or issuance or renewal or from the application of the proceeds therefrom.

SECTION 3.03 Determinations Under Section 3.01. For purposes of determining compliance with the conditions specified in Section 3.01, each of the Lender Parties shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by, or acceptable or satisfactory to, the Lender Parties unless an officer of the Administrative Agent responsible for the transactions contemplated by the Loan Documents shall have received notice from such Lender Party prior to the Effective Date specifying its objection thereto and, if any such Lender has a Commitment on such date under any of the Facilities under which a Borrowing is to be made (or deemed to have been made) on such date, such Lender Party shall not have made available to the Administrative Agent such Lender Party’s Pro Rata Share of such Borrowing.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

SECTION 4.01 Representations and Warranties. The Borrower hereby represents and warrants as follows:

(a) Each Loan Party and each of its Subsidiaries (i) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, (ii) is duly qualified and in good standing as a foreign corporation in each other jurisdiction in which it owns or leases property or in which the conduct of its business requires it to so qualify or be licensed except where the failure to so qualify or be licensed would not be reasonably likely to have a Material Adverse Effect and (iii) has all requisite power and authority (including, without limitation, all Governmental Authorizations) to own or lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted.

(b) Set forth on Part A of Schedule 4.01(b) hereto is a complete and accurate list of all of the Subsidiaries of the Borrower as of the date of this Agreement showing, as to each such Subsidiary, whether or not such Subsidiary constitutes a Material Subsidiary.

(c) The execution, delivery and performance by each Loan Party of each of the Loan Documents to which it is or is to be a party, and the consummation of the transactions contemplated hereby, are within such Loan Party’s corporate powers, have been duly authorized by all necessary action (including, without limitation, all necessary shareholder, partner, member or other similar action) and do not:

(i) contravene the Constitutive Documents of such Loan Party;

(ii) violate any Requirement of Law;

(iii) conflict with or result in the breach of, or constitute a default under, any loan agreement, indenture, mortgage, deed of trust, lease, instrument, contract or other agreement binding on or affecting such Loan Party, any of its Subsidiaries or any of their respective property or assets; or

(iv) result in or require the creation or imposition of any Lien upon or with respect to any of the property or assets of such Loan Party or any of its Subsidiaries.

No Loan Party nor any of its Subsidiaries is in violation of any Requirement of Law or in breach of any loan agreement, indenture, mortgage, deed of trust, lease, instrument, contract or other agreement referred to in the immediately preceding sentence, the violation or breach, the violation of which, either individually or in the aggregate, is reasonably expected to have a Material Adverse Effect.

(d) No Governmental Authorization, and no other authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or any other third party is required for (i) the due execution, delivery, recordation, filing or performance by any Loan Party of any Loan Document to which it is or is to be a party, or for the consummation of the transactions contemplated hereby, or (ii) the exercise by any Agent or any Lender Party of its rights under the Loan Documents, except for the authorizations, approvals, actions, notices and filings listed on Schedule 4.01(d) hereto, all of which have been duly obtained, taken, given or made and are in full force and effect.

(e) This Agreement has been, and each of the other Loan Documents when delivered hereunder will have been, duly executed and delivered by each of the Loan Parties intended to be a party thereto. This Agreement is, and each of the other Loan Documents when delivered hereunder will be, the legal, valid and binding obligations of each of the Loan Parties intended to be a party thereto, enforceable against such Loan Party in accordance with their respective terms, except to the extent such enforceability may be limited by the effect of applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity.

(f) The Consolidated balance sheets of (i) the Borrower and its Subsidiaries as of December 31, 2003, and (ii) AdvancePCS and its Subsidiaries as of March 31, 2003, and the related Consolidated statements of operations and cash flow, and changes in stockholders’ equity, of the Borrower and its Subsidiaries, and AdvancePCS and its Subsidiaries, respectively, for the respective Fiscal Years then ended, in each case including the schedules and notes thereto and accompanied by unqualified opinions of KPMG, LLP and PricewaterhouseCoopers, the independent public accountants of the Borrower, and AdvancePCS, respectively, copies of all of which have been furnished to the Lender Parties, fairly present the Consolidated financial condition of the Borrower and its Subsidiaries, and

AdvancePCS and its Subsidiaries, respectively, as at such dates and the Consolidated results of operations and cash flow of the Borrower and its Subsidiaries, and AdvancePCS and its Subsidiaries, respectively, for the respective periods ended on such dates. All of the Consolidated financial statements referred to above in this Section 4.01(f), including the schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the respective periods covered thereby.

(g) The forecasted Consolidated balance sheets, statements of operations and cash flow statements of the Borrower and its Subsidiaries delivered to the Lender Parties pursuant to Section 3.01(g)(vi) were prepared in good faith on the basis of the assumptions stated therein, which assumptions were believed by senior management of the Borrower to be reasonable in the light of conditions existing at the time of delivery of such forecasts, and represented, at the time of delivery thereof to the Lender Parties, the Borrower’s good faith estimate of its future financial performance (although such forecasts constitute forward-looking statements that are subject to uncertainties and other factors and the actual results during the periods covered by such forecasts may differ from the forecasted results).

(h) Since December 31, 2003, no fact, event, condition or circumstance has occurred and is continuing that is known to any of the Loan Parties and constitutes a Material Adverse Change.

(i) There is no action, suit, investigation, litigation, arbitration or proceeding pending or, to the best knowledge of the Borrower, threatened against or affecting the Borrower or any of its Subsidiaries or any of the property or assets thereof in any court or before any arbitrator or by or before any Governmental Authority of any kind (i) that, either individually or in the aggregate, is reasonably expected to have a Material Adverse Effect or (ii) which purports to affect the legality, validity, binding effect or enforceability of any aspect of any Loan Document or any of the transactions contemplated thereby.

(j) None of the proceeds of any Advance or the drawings under any Letter of Credit will be used to acquire any equity security of a class which is registered pursuant to Section 12 of the Exchange Act. Neither the Borrower nor any of its Subsidiaries is engaged in the business of extending credit for the purpose of purchasing or carrying any “margin stock” (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System (12 CFR 207)). None of the proceeds of any Advance or the drawings under any Letter of Credit will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying margin stock.

(k) Neither the Borrower nor any of its Subsidiaries is an “investment company” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company” (each as defined in the Investment Company Act of 1940, as amended). None of the making (or deemed making) of any Advance, the issuance (or deemed issuance) of any Letter of Credit or the application of the proceeds therefrom, or the repayment of any Advance by the Borrower, or the execution, delivery and performance of this Agreement or the consummation of any transactions contemplated hereby, will violate any provision of the Investment Company Act of 1940, as amended, or any rule, regulation or order of the Securities and Exchange Commission thereunder. Neither the Borrower nor any of its Subsidiaries is a “holding company” or an “affiliate” of a “holding company” or a “subsidiary company” of a “holding company” within the meaning of the Public Utility Holding Company Act of 1935, as amended.

(l) The Borrower is, individually and together with its Subsidiaries taken as a whole, Solvent.

(m) No ERISA Event has occurred or is reasonably expected to occur with respect to any Plan, and neither the Borrower nor any ERISA Affiliate has incurred any Withdrawal Liability or liability as a result of the reorganization or termination of any Multiemployer Plan, that, either individually or in the aggregate, is reasonably expected to have a Material Adverse Effect.

(n) The Borrower and each of its Subsidiaries has filed, has caused to be filed or has been included in all tax returns (federal, state, local and foreign) required to be filed and has paid all taxes, assessments, levies, fees and other charges shown thereon to be due and payable, together with applicable interest and penalties, except for any such taxes, assessments, levies, fees and other charges the amount, applicability or validity of which is being contested in good faith and by appropriate proceedings diligently conducted and with respect to which the Borrower or such Subsidiary, as the case may be, has established appropriate and adequate reserves in accordance with GAAP.

ARTICLE V

COVENANTS OF THE BORROWER

SECTION 5.01 Affirmative Covenants. So long as any of the Advances or any of the other Obligations of any Loan Party under or in respect of any of the Loan Documents shall remain unpaid, any of the Letters of Credit shall remain outstanding or any of the Lender Parties shall have any Commitment hereunder, the Borrower will, at all times:

(a) Compliance with Laws, Maintenance of Governmental Authorizations, Etc. (i) Comply, and cause each of its Subsidiaries to comply, in all material respects, with all applicable Requirements of Law, including the requirements of the Patriot Act, and (ii) except as provided in Section 5.01(d), obtain and maintain in effect all Governmental Authorizations that are necessary (A) to own or lease and operate their respective property and assets and to conduct their respective businesses as now conducted and as proposed to be conducted, except where and to the extent that the failure to so comply, or to obtain or maintain in effect any such Governmental Authorization, either individually or in the aggregate, is not reasonably expected to have a Material Adverse Effect, or (B) for the due execution, delivery or performance by the Borrower or any of its Subsidiaries of any of the Loan Documents or for the consummation of any transaction contemplated hereby.

(b) Payment of Taxes, Etc. Pay and discharge, and cause each of its Subsidiaries to pay and discharge, to the extent due and payable and before the same shall become delinquent, (i) all taxes, assessments, reassessments, levies and other governmental charges imposed upon it or upon its property, assets, income or franchises and (ii) all lawful claims that, if unpaid, might by law become a Lien upon its property and assets or any part thereof, if in the case of either sub-clause (i) or (ii) non-payment would be reasonably expected to have a Material Adverse Effect; provided, however, that neither the Borrower nor any of its Subsidiaries shall be required to pay or discharge any such tax, assessment, reassessment, levy, charge or claim which is being contested in good faith and by proper proceedings diligently conducted and as to which appropriate and adequate reserves are being maintained in accordance with GAAP.

(c) Maintenance of Insurance. Maintain, and cause each of its Material Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as are usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Borrower or such Material Subsidiary operates.

(d) Preservation of Corporate Existence, Etc. Preserve and maintain, and cause each of its Material Subsidiaries to preserve and maintain, its existence, legal structure, organization, rights (statutory and pursuant to its Constitutive Documents), permits, licenses, approvals, privileges and franchises; provided, however, that the Borrower and its Subsidiaries (i) may consummate any merger or consolidation otherwise expressly permitted under Section 5.02(c), (ii) may wind up, liquidate or dissolve any of their respective inactive Subsidiaries to the extent otherwise expressly permitted under Section 5.02(d) and (iii) may amend, supplement or otherwise modify their rights under their respective Constitutive Documents; and provided further, however, that neither the Borrower nor any of its Subsidiaries shall be required to preserve any permit, license, approval, privilege or franchise if the board of directors (or persons performing similar functions) of the Borrower or such Subsidiary shall determine in good faith that the preservation thereof is no longer desirable in the conduct of the business of the Borrower or such Subsidiary, as the case may be, and that the loss thereof is not disadvantageous in any material respect to the Borrower, such Subsidiary or the Lender Parties or, solely in the case of any such permit, license or qualification to do business as a foreign corporation, limited partnership or limited liability company in any jurisdiction, that the loss thereof, either individually or in the aggregate, is not reasonably expected to have a Material Adverse Effect.

(e) Visitation Rights. At any reasonable time and from time to time, upon reasonable notice, permit the Administrative Agent or any of the Lender Parties, or any agents or representatives thereof (so long as such agents or representatives are or agree to be bound by the provisions of Section 8.10), to examine and make copies of and abstracts from the records and books of account of, and to visit the properties of, the Borrower and its Subsidiaries and to discuss the affairs, finances and accounts of the Borrower and/or any of its Subsidiaries with any of their officers or directors and with their independent public accountants.

(f) Keeping of Books. Keep, and cause each of its Material Subsidiaries to keep, proper books of record and account in which full and accurate entries shall be made of all of the financial transactions and the property, assets and businesses of the Borrower and each of its Material Subsidiaries (including, without limitation, the establishment and maintenance of adequate and appropriate reserves) in accordance with all generally accepted accounting principles in effect from time to time and with all applicable Requirements of Law.

(g) Covenant to Guarantee Obligations. Promptly upon the acquisition by the Borrower or one of its Domestic Subsidiaries of Equity Interests in any Domestic Subsidiary that is a Material Subsidiary or, in the event any Domestic Subsidiary of the Borrower satisfies the standards of a “Material Subsidiary” within 30 days thereafter, the Borrower will cause such Domestic Subsidiary to enter into a Guarantee Supplement.

(h) Further Assurances.

(i) Promptly upon request by any Agent or any Lender Party through the Administrative Agent, correct, and cause each of its Subsidiaries promptly to correct, any material defect or error that may be discovered in any Loan Document or in the execution thereof; and

(ii) Promptly upon request by any Agent or any Lender Party through the Administrative Agent, do, execute, acknowledge and deliver any and all such further acts and other instruments as any Agent, or any Lender Party through the Administrative Agent, may reasonably require from time to time in order to (A) carry out more effectively the purposes of the Loan Documents, and (B) assure, preserve, protect and confirm more effectively unto each of the Finance Parties the rights granted or now or hereafter intended to be granted to them under any Loan Document or under any other instrument executed in connection with any Loan Document to which any Loan Party is or is to be a party.

SECTION 5.02 Negative Covenants. So long as any of the Advances or any of the other Obligations of any Loan Party under or in respect of any of the Loan Documents shall remain unpaid, any of the Letters of Credit shall remain outstanding or any of the Lender Parties shall have any Commitment hereunder, the Borrower will not, at any time:

(a) Liens, Etc. Create, incur, assume or suffer to exist, or permit any of its Material Subsidiaries to create, incur, assume or suffer to exist, any Lien on or with respect to any of its property or assets of any character (including, without limitation, accounts), whether now owned or hereafter acquired, except:

(i) Permitted Liens;

(ii) Liens existing on the date of this Agreement and described on Schedule 5.02(a) hereto;

(iii) Any Lien existing on any property or asset prior to the acquisition thereof by the Borrower or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary and additions thereto (but not beyond the scope of the original Lien) and proceeds and replacements thereof; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be and (ii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereto;

(iv) purchase money Liens upon or in real property or equipment acquired or held by the Borrower or any of its Subsidiaries in the ordinary course of business to secure the purchase price of such real property or equipment or to secure Indebtedness incurred solely for the purpose of financing the acquisition, construction or improvement of any such real property or equipment to be subject to such Liens, or Liens existing on any such real property or equipment at the time of its acquisition or the completion of its construction (other than any such Liens created in contemplation of such acquisition that do not secure the purchase price of such real property or equipment); provided, that when aggregated with the Liens incurred under sub-section 5.02(a)(v), such Liens secure obligations not in excess of $250,000,000 at all times outstanding.

(v) Liens arising in connection with Capitalized Leases otherwise permitted under Section 5.02(b)(vi) and not otherwise prohibited under the terms of the Loan Documents; provided, that when aggregated with the Liens incurred under Section 5.02(a)(iv), such Liens secure obligations not in excess of $250,000,000 at any time outstanding;

(vi) deposits and letters of credit to secure the performance of leases of property (whether real, personal or mixed) of the Borrower and its Subsidiaries (excluding Capitalized Leases) in the ordinary course of business; provided that no such Lien shall extend to or cover any property or assets other than such deposit or such letter of credit and the property and assets subject to such lease, as applicable; and provided further that any such lease is not otherwise prohibited under the terms of the Loan Documents;

(vii) Liens arising solely from precautionary filings of financing statements under the Uniform Commercial Code of the applicable jurisdictions in respect of Operating Leases of the Borrower or any of its Subsidiaries not otherwise prohibited under the terms of the Loan Documents;

(viii) Liens on the accounts receivables and related assets of the Borrower and its Subsidiaries to secure Investments arising solely in connection with Qualified Securitization Transactions in an aggregate outstanding amount not to exceed $550,000,000 at any time (less the amount of outstanding Investments secured by Liens permitted under Section 5.02(a)(ii) and arising solely in connection with the Permitted Receivables Securitizations);

(ix) Other Liens securing Indebtedness and other Obligations in an aggregate outstanding amount not to exceed $250,000,000; and

(x) the replacement, extension or renewal of any Lien permitted by clauses (iii) through (iv) above upon or in the same property and assets theretofore subject thereto; provided that no such extension, renewal or replacement shall extend to or cover any property or assets not theretofore subject to the Lien being extended, renewed or replaced and shall not secure any additional Indebtedness or other Obligations; and provided further that any Indebtedness secured by such Liens shall otherwise be permitted under the terms of the Loan Documents.

(b) Indebtedness. Create, incur, or assume, or permit any of its Subsidiaries to create, incur, or assume, directly or indirectly, any Indebtedness unless immediately after giving effect to such creation, incurrence or assumption of Indebtedness the Borrower is in compliance with Section 5.04(a).

(c) Mergers, Etc. Merge into or consolidate with any Person or permit any Person to merge into or consolidate with it, or permit any of its Subsidiaries to do so, unless (A) any such merger or consolidation shall be effected in compliance with all applicable Requirements of Law, (B) all Governmental Authorizations, and all consents, approvals and authorizations of, and notices and filings to or with, and other actions by, any other Person necessary in connection with such merger or consolidation shall have been obtained or made, (C) to the extent applicable, the relevant Loan Parties shall have complied with Section 5.01(g), and (D) immediately before and immediately after giving pro forma effect to such merger or consolidation, no Default shall have occurred and be continuing and the Borrower and its Subsidiaries shall be in pro forma compliance with all financial covenants set forth in Section 5.04, such compliance to be determined on the basis of the Required Financial Information most recently delivered to the Administrative Agent and the Lender Parties as though such merger or consolidation had been consummated as of the first day of the four Fiscal Quarter period most recently ended covered thereby and (E) in the case of any such merger to which the Borrower is a party, the Borrower is the surviving corporation or the Person into which the Borrower shall be merged or formed by any such consolidation shall be a corporation organized and existing under the laws of the United States or any State thereof and shall assume the Borrower’s obligations hereunder and under the Notes, if any, in an agreement or instrument reasonably satisfactory in form and substance to the Required Lenders.

(d) Sales, Etc. of Assets. Sell, lease, transfer or otherwise dispose of, or permit any of its Material Subsidiaries to sell, lease, transfer or otherwise dispose of, property and assets (including, without limitation, any Equity Interests) of the Borrower and its Subsidiaries if the aggregate consideration for all such sales, leases, transfers and other dispositions of property and assets during the term of this Agreement shall exceed 25% of an amount equal to (x) the Borrower’s Consolidated Total

Assets as of the date of determination, less (y) the aggregate net investment of lenders to or purchasers from Securitization Entities under Qualified Securitization Transactions (to the extent the accounts receivable that are the subject of such Qualified Securitization Transactions are included in such Consolidated Total Assets).

(e) Investments in Other Persons. Purchase, acquire, make or hold, or permit any of its Material Subsidiaries to purchase, acquire, make or hold, any Investment in any Person, unless immediately before and immediately after giving pro forma effect to such Investment, the Borrower shall be in pro forma compliance with all financial covenants set forth in Section 5.04, such compliance to be determined on the basis of the Required Financial Information delivered to the Administrative Agent and the Lender Parties as though such Investment was made as of the first day of the four Fiscal Quarter period most recently ended; provided, however, that the Borrower and its Subsidiaries shall be permitted to make the following Investments:

(i) Investments existing on the date of this Agreement;

(ii) Investments in cash and Cash Equivalents;

(iii) Investments by:

(A) the Borrower in any of the Material Subsidiaries;

(B) any of the Subsidiaries of the Borrower in the Borrower or any of the Material Subsidiaries;

(C) the Borrower or any of the Material Subsidiaries in one or more Immaterial Subsidiaries to the extent the proceeds thereof are used solely to pay costs associated with discontinued operations of such Immaterial Subsidiary;

(D) Caremark Inc. and Advance PCS Health L.P. in one or more Securitization Entities (1) constituting capital contributions of its accounts receivables and related property and assets to one or more Securitization Entities pursuant to, and in accordance with the requirements of, a Qualified Receivables Securitization or (2) evidenced by subordinated notes; and

(E) any of the Immaterial Subsidiaries in any of the other Immaterial Subsidiaries;

(iv) Investments by the Borrower and its Subsidiaries in account debtors received in connection with the bankruptcy or reorganization, or in settlement of the delinquent obligations of financially troubled suppliers or customers, in the ordinary course of business and in accordance with applicable collection and credit policies established by the Borrower or such Subsidiary, as the case may be; and

(v) (A) promissory notes, contingent payment obligations and other noncash consideration received as partial payment of the purchase price of any property or assets sold, leased, transferred or otherwise disposed of in accordance with Section 5.02(d) and (B) common Equity Interests in Persons that cease to constitute Subsidiaries of the Borrower as a result of the sale, lease, transfer or other disposition of at least 85% of the common Equity Interests in such Subsidiary pursuant to, and in accordance with the terms of, Section 5.02(d)(vii).

(f) Restricted Payments. Declare or pay any dividends on, purchase, redeem, retire, defease or otherwise acquire for value any of its Equity Interests, now or hereafter outstanding, return any capital to its stockholders, partners or members (or the equivalent Persons thereof) as such, make any distribution of property, assets, Equity Interests, obligations or securities to its stockholders, partners or members (or the equivalent persons thereof) as such, or permit any of its Subsidiaries to do any of the foregoing, or permit any of its Subsidiaries to purchase, redeem, retire, defease or otherwise acquire for value any Equity Interests in the Borrower, or to issue or sell any Equity Interests therein, except that:

(i) the Borrower may declare and make dividends and other distributions payable solely in additional Borrower Common Stock;

(ii) any of the Material Subsidiaries of the Borrower may declare and pay or make dividends and other distributions in cash or in additional common Equity Interests therein, or issue or sell additional Equity Interests therein, to the Borrower or any of the Material Subsidiaries;

(iii) any of the non-wholly owned Material Subsidiaries of the Borrower may declare and pay or make dividends and other distributions, and may issue and sell additional common Equity Interests therein, to its shareholders, partners or members (or the equivalent persons thereof) generally so long as the Borrower and each of the Material Subsidiaries that own any of the Equity Interests therein receive at least their respective proportionate shares of any such dividend, distribution or issuance of common Equity Interests (based upon their relative holdings of the Equity Interests therein and taking into account the relative preferences, if any, of the various classes of the Equity Interests therein); and

(iv) the Borrower may declare and pay dividends on, and purchase, redeem, retire, defease or otherwise acquire for value, any of its Equity Interests, return any capital to its stockholders, as such, and make any distribution of property, assets, Equity Interests, obligations or securities to its stockholders, as such (each, a “Borrower Restricted Payment”), provided that, immediately after giving effect to such Borrower Restricted Payment, (i) no Event of Default shall have occurred and be continuing, and (ii) the Borrower shall be in pro forma compliance with all financial covenants set forth in Section 5.04, such compliance to be determined on the basis of the Required Financial Information most recently delivered to the Administrative Agent and the Lender Parties as though such Borrower Restricted Payment was made as of the first day of the Fiscal Quarter covered thereby.

(g) Capital Expenditures. Make, or permit any of its Material Subsidiaries to make, any Capital Expenditures, provided, that the Borrower and its Material Subsidiaries may make Capital Expenditures if, immediately after giving effect to such Capital Expenditures, (i) no Event of Default shall have occurred and be continuing, and (ii) the Borrower shall be in pro forma compliance with all financial covenants set forth in Section 5.04, such compliance to be determined on the basis of the Required Financial Information most recently delivered to the Administrative Agent and the Lender Parties as though such Capital Expenditure was made as of the first day of the Fiscal Quarter covered thereby.

SECTION 5.03 Reporting Requirements. So long as any of the Advances or any of the other Obligations of any Loan Party under or in respect of any of the Loan Documents shall remain unpaid, any of the Letters of Credit shall remain outstanding or any of the Lender Parties shall have any Commitment hereunder, the Borrower will furnish to the Administrative Agent and the Lender Parties (other than, in the case of subsection 5.03(e), any Lender that requests in writing not to receive such information):

(a) Default Notices. As soon as possible and in any event within one Business Day after a Responsible Officer of the Borrower or any of its Subsidiaries knows or has reason to know of the occurrence of each Default or any event, development or occurrence that, either individually or in the aggregate, is reasonably expected to have a Material Adverse Effect continuing on the date of such statement, a statement of such Responsible Officer or a Responsible Officer of the Borrower setting forth the details of such Default or such event, development or occurrence (including, without limitation, the anticipated effect thereof), the period of time such Default or such event, development or occurrence has existed and been continuing and the action that the Borrower has taken and/or proposes to take with respect thereto.

(b) Quarterly Financials. As soon as available and in any event within 50 days after the end of each of the first three Fiscal Quarters of each Fiscal Year, a Consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such Fiscal Quarter and Consolidated statements of operations, stockholders’ equity and cash flows of the Borrower and its Subsidiaries for the period commencing at the end of the previous Fiscal Quarter and ending with the end of such Fiscal Quarter and for the period commencing at the end of the previous Fiscal Year and ending with the end of such Fiscal Quarter, setting forth in comparative form, in the case of each such Consolidated balance sheet, the corresponding figures as of the last day of the corresponding period in the immediately preceding Fiscal Year and, in the case of each such Consolidated statement of operations, stockholders’ equity and cash flows, the corresponding figures for the corresponding period in the immediately preceding Fiscal Year, all in reasonable detail.

(c) Annual Financials. As soon as available and in any event within 95 days after the end of each Fiscal Year in the case of each Fiscal Year after the Fiscal Year ended December 31, 2003, a copy of the annual audit report for such Fiscal Year for the Borrower and its Subsidiaries, including therein the Consolidated balance sheets of the Borrower and its Subsidiaries as of the end of such Fiscal Year and Consolidated statements of operations, stockholders’ equity and cash flows of the Borrower and its Subsidiaries for such Fiscal Year, accompanied by an unqualified opinion, or an opinion otherwise reasonably acceptable to the Required Lenders, of KPMG, LLP or any other internationally recognized accounting firm, or other independent public accountants of recognized standing reasonably acceptable to the Administrative Agent, setting forth in comparative form, in the case of each such Consolidated balance sheet, the corresponding figures as of the last day of the immediately preceding Fiscal Year, and, in the case of each such Consolidated statement of operations, stockholders’ equity and cash flows, the corresponding figures for the corresponding period in the immediately preceding Fiscal Year, together with (i) a schedule in form satisfactory to the Administrative Agent of the computations used by such accountants in determining, as of the end of such Fiscal Year, compliance with the covenants contained in Section 5.04 (including with respect to each such Section, where applicable, the calculations of the maximum or minimum amount, ratio or percentage, as the case may be, permissible under the terms of such Section, and the calculation of the amount, ratio or percentage then in existence), (ii) in the event of any change in the generally accepted accounting principles used by the Borrower in the preparation of the audited Consolidated financial statements referred to above in this Section 5.03(c) from GAAP, the Borrower shall also provide a reasonably detailed description of such changes and, if and to the extent necessary for the determination of compliance with Section 5.02(g) or 5.04, a statement of reconciliation conforming such audited Consolidated financial statements to GAAP, and (iii) in the event that the Borrower receives a letter from KPMG, LLP or other independent public accountants that a Default has occurred and is continuing, a copy of such letter.

(d) Compliance Certificate. Together with each delivery or deemed delivery to the Administrative Agent and Lender Parties of the Consolidated financial statements of the Borrower and its Subsidiaries referred to in Sections 5.03(b) and 5.03(c), a certificate of a Senior Financial Officer, in form and substance reasonably satisfactory to the Administrative Agent:

(i) duly certifying that, subject, in the case of any such financial statements delivered or deemed delivered pursuant to Section 5.03(b), to normal year-end audit adjustments, (A) the Consolidated financial statements of the Borrower and its Subsidiaries delivered with such certificate fairly present the Consolidated financial condition of the Borrower and its Subsidiaries as of the last day of such Fiscal Quarter or such Fiscal Year, as the case may be, and the Consolidated results of operations and cash flows of the Borrower and its Subsidiaries for the Fiscal Quarter or the Fiscal Year ended on such date, and (B) the Consolidated financial statements of the Borrower and its Subsidiaries delivered or deemed delivered with such certificate have been prepared in accordance with GAAP;

(ii) duly certifying that no Default has occurred and is continuing or, if a Default has occurred and is continuing, a statement as to the nature thereof, the period of time such Default has existed and been continuing and the action that the Borrower has taken and/or proposes to take with respect thereto; and

(iii) notifying the Administrative Agent of any filing of documents with the Securities and Exchange Commission that would otherwise be required to be delivered by the Borrower pursuant to Section 5.03(b) or (c);

setting forth a schedule of the computations used by the Borrower in determining compliance with the covenants contained in Section 5.04 (including with respect to each such Section, where applicable, the calculations of the maximum or minimum amount, ratio or percentage, as the case may be, permissible under the terms of such Section, and the calculation of the amount, ratio or percentage then in existence).

(e) Litigation. Promptly and in any event within five Business Days after the earlier of knowledge of a Responsible Officer thereof notice of all actions, suits, investigations, litigation, arbitrations and proceedings against or affecting the Borrower or any of its Subsidiaries or any of the property or assets thereof in any court or before any arbitrator or by or before any Governmental Authority of any kind that, either individually or in the aggregate, is reasonably expected to have a Material Adverse Effect.

(f) ERISA Events and ERISA Reports; Plan Terminations; Etc. (i) Promptly after the Borrower or any ERISA Affiliate obtains actual knowledge or has reason to know of the occurrence of any ERISA Event which is reasonably expected to have a Material Adverse Effect, a statement of a Responsible Officer describing such ERISA Event and the action, if any, which the Borrower has taken and proposes to take with respect thereto;

(ii) Promptly after receipt thereof by the Borrower or any ERISA Affiliate from the sponsor of a Multiemployer Plan, a copy of each notice received by the Borrower or any ERISA Affiliate concerning (A) the imposition of withdrawal liability (as defined in Part I of Subtitle E of Title IV of ERISA) by a Multiemployer Plan, which withdrawal liability is reasonably expected to have a Material Adverse Effect, (B) the reorganization or termination, within the meaning of Title IV of ERISA, of any Multiemployer Plan, which reorganization or termination is reasonably expected to have a Material Adverse Effect, or (C) the amount of liability incurred, or which may be incurred, by the Borrower or any ERISA Affiliate in connection with any event described in subclause (ii)(A) or (ii)(B) above; and

(g) Other Information. Such other information respecting the business, condition (financial or otherwise), operations, liabilities (actual or contingent), performance, properties or prospects of the Borrower or any of its Subsidiaries as any of the Lender Parties, through the Administrative Agent, may from time to time reasonably request.

Documents required to be delivered pursuant to Section 5.03(b) or (c) (to the extent any such documents are included in materials otherwise filed with the Securities and Exchange Commission) shall be deemed to have been delivered to the Administrative Agent and the Lender Parties on the date the Administrative Agent receives notice (which may be electronic) that such documents are available on EDGAR or a similar online service, provided that: (i) the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests it to deliver such paper copies until a written request to cease delivering paper copies of given by the Administrative Agent or such Lender and (ii) the Administrative Agent shall notify (which may be by facsimile or electronic mail) each Lender of the posting of any such documents. The Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

SECTION 5.04 Financial Covenants. So long as any of the Advances or any of the other Obligations of any Loan Party under or in respect of any of the Loan Documents shall remain unpaid, any of the Letters of Credit shall remain outstanding or any of the Lender Parties shall have any Commitment hereunder, the Borrower will:

(a) Leverage Ratio. Maintain a Leverage Ratio for each period of four consecutive Fiscal Quarters, ending on the last day of each Fiscal Quarter, of not greater than 2.5:1.0.

(b) Interest Coverage Ratio. Maintain an Interest Coverage Ratio for each period of four consecutive Fiscal Quarters, ending on the last day of each Fiscal Quarter, of not less than 3.5:1.0.

ARTICLE VI

EVENTS OF DEFAULT

SECTION 6.01 Events of Default. If any of the following events (“Events of Default”) shall occur and be continuing:

(a) the Borrower shall fail to pay (i) any principal of any Advance when the same shall become due and payable, (ii) within five days after the date due and payable any interest on any Advance, or (iii) any other payment under or in respect of any of the Loan Documents required to have been made by it, within five days after the date due and payable, in each case whether by scheduled maturity or at a date fixed for prepayment or by acceleration, demand or otherwise; or

(b) any representation or warranty made by any of the Loan Parties (or any of their respective officers) under or in connection with any of the Loan Documents (including, without limitation, in any certificate, report, statement or other writing at any time furnished (or deemed to have been furnished) to the Administrative Agent or any of the Lender Parties by or on behalf of any of the Loan Parties) shall prove to have been incorrect in any material respect on the date as of which it was made or deemed made; or

(c) (i) the Borrower shall fail to perform or observe any term, covenant or agreement contained in Section 2.16, 5.01(b), 5.01(e) or 5.01(i) or Section 5.02, 5.03 or 5.04 or (ii) any of the other Loan Parties shall fail to perform or observe any term, covenant or agreement contained in Section 4 or 7 of the Subsidiaries Guarantee on its part to be performed or observed; or

(d) any of the Loan Parties shall fail to perform or observe any term, covenant or agreement contained in any of the Loan Documents on its part to be performed or observed that is not otherwise referred to in Section 6.01(c) if such failure shall remain unremedied for at least 30 consecutive days after the earlier of the date on which (i) a Responsible Officer of the Borrower or any of its Subsidiaries first becomes aware of such failure and (ii) written notice thereof shall have been given to the Borrower by the Administrative Agent or any of the Lender Parties; or

(e) (i) the Borrower or any of the Material Subsidiaries shall fail to pay any principal of, premium or interest on, or any other amount payable in respect of, one or more items of Indebtedness of the Borrower and its Subsidiaries (excluding Indebtedness outstanding hereunder) that is outstanding (or under which one or more Persons have a commitment to extend credit) in an aggregate principal amount (or, in the case of any Hedge Agreement, having an Agreement Value) of at least $25,000,000 at the time of such failure, when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreements or instruments relating to all such Indebtedness; or (ii) any other event shall occur or condition shall exist under the agreements or instruments relating to one or more items of Indebtedness of the Borrower and its Subsidiaries (excluding Indebtedness outstanding hereunder) that is outstanding (or under which one or more Persons have a commitment to extend credit) in an aggregate principal amount (or, in the case of any Hedge Agreement, having an Agreement Value) of at least $25,000,000 at the time of such other event or condition, and shall continue after the applicable grace period, if any, specified in all such agreements or instruments, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness or otherwise to cause, or to permit the holder thereof to cause, such Indebtedness to mature; or (iii) one or more items of Indebtedness of the Borrower and its Subsidiaries (excluding Indebtedness outstanding hereunder) that is outstanding (or under which one or more Persons have a commitment to extend credit) in an aggregate principal amount (or, in the case of any Hedge Agreement, having an Agreement Value) of at least $25,000,000 shall be declared to be due and payable or required to be prepaid or redeemed (other than by a regularly scheduled or required prepayment or redemption), purchased or defeased, or an offer to prepay, redeem, purchase or defease such Indebtedness shall be required to be made, in each case prior to the stated maturity thereof; or

(f) the Borrower or any of its Material Subsidiaries shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Borrower or any of its Subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, administrator or other similar official for it or for any substantial part of its property and assets and, in the case of any such proceeding instituted against it (but not instituted by it) that is being diligently contested by it in good faith, either such proceeding shall remain undismissed or unstayed for a period of at least 60 consecutive days or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or any substantial part of its property and assets) shall occur; or any event or action analogous to or having a substantially similar effect to any of the events or actions set forth above in this Section 6.01(f) (other than a solvent reorganization) shall occur under the Requirements of Law of any jurisdiction applicable to the Borrower or any of its Subsidiaries; or the Borrower or any of its Subsidiaries shall take any corporate, partnership, limited liability company or other similar action to authorize any of the actions set forth above in this Section 6.01(f); or

(g) one or more judgments or orders for the payment of money in excess of $25,000,000 in the aggregate shall be rendered against one or more of the Borrower and its Material Subsidiaries and shall remain unsatisfied and either (i) enforcement proceedings shall have been commenced by any creditor upon any such judgment or order or (ii) there shall be any period of at least 30 consecutive days during which a stay of enforcement of any such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; provided, however, that any such judgment or order shall not give rise to an Event of Default under this Section 6.01(g) if and for so long as (A) the amount of such judgment or order which remains unsatisfied is covered by a valid and binding policy of insurance between the defendant and the insurer covering full payment thereof and (B) such insurer has been notified, and has not disputed the claim made for payment, of the amount of such judgment or order; or

(h) any provision of any of the Loan Documents after delivery thereof pursuant to Sections 3.01 and 5.01(g) shall for any reason (other than pursuant to the terms thereof) cease to be valid and binding on or enforceable against any of the Loan Parties intended to be a party to it, or any such Loan Party shall so state in writing;

(i) any of the following events or conditions shall have occurred and such event or condition, when aggregated with any and all other such events or conditions set forth in this subsection (j), has resulted or is reasonably expected to result in a Material Adverse Effect:

(i) any ERISA Event shall have occurred with respect to a Plan; or

(ii) any of the Loan Parties or any of the ERISA Affiliates shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization, is insolvent or is being terminated, within the meaning of Title IV of ERISA, and, as a result of such reorganization, insolvency or termination, the aggregate annual contributions of the Loan Parties and the ERISA Affiliates to all of the Multiemployer Plans that are in reorganization, are insolvent or being terminated at such time have been or will be increased over the amounts contributed to such Multiemployer Plans for the plan years of such Multiemployer Plans immediately preceding the plan year in which such reorganization, insolvency or termination occurs; or

(iii) any Lien shall exist on the property and assets of any of the Loan Parties or any of the ERISA Affiliates in favor of the PBGC or any Plan; or

(j) the Borrower and its Material Subsidiaries shall suspend or discontinue all or substantially all of their businesses and operations, taken as a whole, other than in the ordinary course of business (determined on the basis of past practices) and such suspension or discontinuance, either individually or in the aggregate, is reasonably expected to have a Material Adverse Effect; or

(k) a Change of Control shall occur;

then, and in any such event, the Administrative Agent (i) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the Commitments of each of the Lender Parties and the obligation of each of the Lender Parties to make Advances (other than Letter of Credit Advances by the Issuing Bank or any of the Revolving Credit Lenders pursuant to Section 2.03(c)(i) and Swing Line Advances by any of the Revolving Credit Lenders pursuant to Section 2.02(b)(ii)) and of the Issuing Bank to issue Letters of Credit to be terminated, whereupon the same shall forthwith terminate, and

(ii) shall at the request, or may with the consent, of the Required Lenders, (A) by notice to the Borrower, declare the Notes, all interest thereon and all other amounts payable under or in respect of this Agreement and the other Loan Documents to be forthwith due and payable, whereupon the Notes, all such interest and all such other amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower and (B) by notice to each party required under the terms of any agreement in support of which a Letter of Credit is issued, request that all of the Obligations under such agreement be declared to be due and payable; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to any Loan Party under the United States Federal Bankruptcy Code or a similar order or action under any other Requirements of Law covering the protection of creditors’ rights or the relief of debtors applicable to any Loan Party, (1) the Commitments of each of the Lender Parties and the obligation of each of the Lender Parties to make Advances (other than Letter of Credit Advances by the Issuing Bank or any of the Revolving Credit Lenders pursuant to Section 2.03(c)(i) and Swing Line Advances by any of the Revolving Credit Lenders pursuant to Section 2.02(b)(ii)) and of the Issuing Bank to issue Letters of Credit shall automatically be terminated and (2) the Notes, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower.

SECTION 6.02 Actions in Respect of the Letters of Credit upon Default. If any Event of Default shall have occurred and be continuing, the Administrative Agent may, or shall at the request of the Required Lenders, irrespective of whether it is taking any of the actions described in Section 6.01 or otherwise, make demand upon the Borrower to, and forthwith upon such demand the Borrower will, pay to the Administrative Agent in same day funds at the Administrative Agent’s office designated in such demand, for deposit in the L/C Cash Collateral Account, an amount equal to the aggregate Available Amount of all Letters of Credit then outstanding; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to any Loan Party under the United States Federal Bankruptcy Code or a similar order or action under any other Requirements of Law covering the protection of creditors’ rights or the relief of debtors applicable to any Loan Party, the Borrower, without requirement of demand by the Administrative Agent or any other Person, will forthwith pay to the Administrative Agent in same day funds at the Administrative Agent’s office for deposit in the L/C Cash Collateral Account an amount equal to such aggregate Available Amount. If at any time the Administrative Agent determines that any funds held in the L/C Cash Collateral Account are subject to any right or claim of any Person other than the Lender Parties or that the total amount of such funds is less than the aggregate Available Amount of all Letters of Credit, the Borrower will, forthwith upon demand by the Administrative Agent, pay to the Administrative Agent, as additional funds to be deposited and held in the L/C Cash Collateral Account, an amount equal to the excess of (a) such aggregate Available Amount over (b) the total amount of funds, if any, then held in the L/C Cash Collateral Account that the Administrative Agent determines to be free and clear of any such right and claim. Upon the drawing of any Letter of Credit for which funds are on deposit in the L/C Cash Collateral Account, such funds shall be applied to reimburse the Issuing Bank or Revolving Credit Lenders, as applicable, to the extent permitted by applicable law.

ARTICLE VII

THE AGENTS

SECTION 7.01 Appointment and Authorization of Agents. (a) Each Lender hereby irrevocably appoints, designates and authorizes each Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere herein or in any other Loan Document, no Agent shall have any duties or responsibilities, except those expressly set forth herein, nor shall any Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against any Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Loan Documents with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under any Requirement of Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

(b) The Issuing Bank shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the Issuing Bank shall have all of the benefits and immunities (i) provided to the Agents in this Article VII with respect to any acts taken or omissions suffered by the Issuing Bank in connection with Letters of Credit issued by it or proposed to be issued by it and the applications and agreements for letters of credit pertaining to such Letters of Credit as fully as if the term “Agent” as used in this Article VII and in the definition of “Agent-Related Person” included the Issuing Bank with respect to such acts or omissions, and (ii) as additionally provided herein with respect to the Issuing Bank.

SECTION 7.02 Delegation of Duties. (a) Any Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. No Agent shall be responsible to any Lender for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct.

(b) Liability of Agents. No Agent-Related Person shall (a) be liable to any Lender for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct in connection with its duties expressly set forth herein), or (b) be responsible in any manner to any Lender or participant for any recital, statement, representation or warranty made by any Loan Party or any officer thereof, contained herein or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by any Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of any Loan Party or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lender or participant to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party or any Affiliate thereof.

SECTION 7.03 Reliance by Agents. (a) Each Agent (solely in its capacity as such) shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, electronic mail message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to any Loan Party), independent accountants and other experts selected by such Agent. Each Agent (solely in its capacity as such) shall be fully justified in failing or refusing to take any action under any Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Each Agent

(solely in its capacity as such) shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders (or such greater number of Lenders as may be expressly required hereby in any instance) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders.

(b) For purposes of determining compliance with the conditions specified in Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Effective Date specifying its objection thereto.

SECTION 7.04 Notice of Default. No Agent shall be deemed to have knowledge or notice of the occurrence of any Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Lenders, unless such Agent shall have received written notice from a Lender or the Borrower referring to this Agreement, describing such Default and stating that such notice is a “notice of default.” The Administrative Agent will notify the Lenders of its receipt of any such notice. The Administrative Agent shall take such action with respect to such Default as may be directed by the Required Lenders in accordance with Article VI; provided, however, that unless and until the Administrative Agent has received any such direction, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable or in the best interest of the Lenders.

SECTION 7.05 Credit Decision; Disclosure of Information by Agents. Each Lender acknowledges that no Agent-Related Person has made any representation or warranty to it, and that no act by any Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of any Loan Party or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender as to any matter, including whether Agent-Related Persons have disclosed material information in their possession. Each Lender represents to each Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and their respective Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower and the other Loan Parties hereunder. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower and the other Loan Parties. Except for notices, reports and other documents expressly required to be furnished to the Lenders by any Agent herein, such Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their respective Affiliates which may come into the possession of any Agent-Related Person.

SECTION 7.06 Indemnification of Agents. Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand each Agent-Related Person (to the extent not reimbursed by or on behalf of any Loan Party and without limiting the obligation of any Loan Party to do so), pro rata, and hold harmless each Agent-Related Person from and against any and all Indemnified Liabilities incurred by it; provided, however, that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities to the extent determined in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Agent-Related Person’s own gross negligence or willful misconduct; provided, however, that no action taken in accordance with the directions of the Required Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Liabilities, this Section 7.06 applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person. Without limitation of the foregoing, each Lender shall reimburse each Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by such Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that such Agent is not reimbursed for such expenses by or on behalf of the Borrower. The undertaking in this Section shall survive termination of the Commitments, the payment of all other Obligations and the resignation of such Agent.

SECTION 7.07 Agents in their Individual Capacities. Each of the Agents may make loans to, issue letters of credit for the account of, accept deposits from, acquire Equity Interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with each of the Loan Parties and their respective Affiliates as though such entity were not an Agent hereunder and without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, each of the Agents and the Issuing Bank may receive information regarding any Loan Party or its Affiliates (including information that may be subject to confidentiality obligations in favor of such Loan Party or such Affiliate) and acknowledge that the such Agent or Issuing Bank shall be under no obligation to provide such information to them. With respect to its Advances, each Agent shall have the same rights and powers under this Agreement as any other Lender and may exercise such rights and powers as though it were not an Agent or Issuing Bank, as the case may be, and the terms “Lender” and “Lenders” include each Agent and Issuing Bank in its individual capacity.

SECTION 7.08 Successor Agents. (a) Any Agent may resign as Agent upon 30 days’ notice to the Lenders; provided that any such resignation by Bank of America shall also constitute its resignation as Issuing Bank and Swing Line Bank. If any Agent resigns under this Agreement, the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall be consented to by the Borrower at all times other than during the existence of an Event of Default (which consent of the Borrower shall not be unreasonably withheld or delayed). If no successor agent is appointed prior to the effective date of the resignation of such Agent, such Agent may appoint, after consulting with the Lenders and the Borrower, a successor agent from among the Lenders. Upon the acceptance of its appointment as successor agent hereunder, the Person acting as such successor agent shall succeed to all the rights, powers and duties of the retiring Agent, Issuing Bank and Swing Line Bank and the respective terms “Administrative Agent,” “Issuing Bank”, “Swing Line Bank”, “Co-Documentation Agent”, “Co-Syndication Agent and “Lead Arranger” shall mean such successor agent, Letter of Credit issuer and swing line bank, and the retiring Agent’s appointment, powers and duties as Agent shall be terminated and the retiring Issuing Bank’s and Swing Line Bank’s rights, powers and duties as such shall be terminated, without any other or further act or deed on the part of such retiring Issuing Bank or Swing Line Bank or any other Lender, other than the obligation of the successor Issuing Bank to issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or to make other arrangements satisfactory to the retiring Issuing Bank to effectively assume the obligations of the retiring Issuing Bank with respect to such Letters of Credit. After any retiring Agent’s resignation hereunder as Agent, the provisions of this Article VII and Sections 8.04 and 8.05 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was an Agent under this Agreement. If no successor agent has accepted appointment as Agent by the date which is 30 days following a retiring Agent’s notice of resignation, the retiring Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of such Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. Upon the acceptance of any appointment as Agent hereunder by a successor, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, discretion, privileges, and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under the Loan Documents. After any retiring Agent’s resignation hereunder as an Agent, the provisions of this Article VII shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as an Agent.

(b) The Administrative Agent, at the written request of the Borrower at any time, shall resign, provided, that prior to the effectiveness of any such resignation, (i) a replacement Administrative Agent shall have been appointed in accordance with sub-clause (a) above, (ii) the Administrative Agent shall have been paid in full for all amounts due to it as Administrative Agent hereunder as of the date of such resignation, and (iii) the rights and obligations held by the Administrative Agent as a Lender hereunder as of the date of such resignation (including all of its Commitment and the Advances) shall have been assigned in full in accordance with Section 8.07(b) hereof and the Administrative Agent, as a Lender, shall have been paid in full for all amounts due to it as a Lender as of the date of such resignation.

SECTION 7.09 Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or Letter of Credit shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Advances, Letters of Credit and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Agents (including amounts due the Lenders and the Agents under Sections 2.08 and 8.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due the Agents under Sections 2.08 and 8.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

SECTION 7.10 Guaranty Matters. The Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion, to release any Guarantor from its obligations under the Subsidiaries Guarantee if such Person ceases to be a Material Subsidiary as a result of a transaction permitted hereunder.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release any Guarantor from its obligations under the Subsidiaries Guarantee pursuant to this Section 7.10. In each case as specified in this Section 7.10, the Administrative Agent will, at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such Guarantor from its obligations under the Subsidiaries Guarantee, in accordance with the terms of the Loan Documents and this Section 7.10.

SECTION 7.11 Other Agents; Arrangers. None of the Lenders or other Persons identified on the facing page or signature pages of this Agreement as a “co-syndication agent,” “co-documentation agent,” or “lead arranger” shall have any right, power, obligation, liability, responsibility or duty to any Lender under this Agreement other than, in the case of such Lenders, those applicable to all Lenders as such. Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

ARTICLE VIII

MISCELLANEOUS

SECTION 8.01 Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(i) waive any condition set forth in Section 3.01(a), or, in the case of the Initial Extensions of Credit, Section 3.02, without the written consent of each Lender;

(ii) extend or increase the Commitment of any Lender (other than as a consequence of any reinstatement of Commitments terminated pursuant to Section 6.02) without the written consent of such Lender;

(iii) postpone any date scheduled for any payment of principal or interest under Sections 2.04 or 2.07, or any date fixed by the Administrative Agent for the payment of fees due to the Lenders (or any of them) under Section 2.08 without the written consent of each Lender directly affected thereby;

(iv) reduce the principal of, or the rate of interest specified herein on, any Advance, or (subject to clause (iii) of the second proviso to this Section 8.01) any fees or other amounts payable Section 2.08, without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary (i) to waive any obligation of the Borrower to pay interest at the rate set forth in Section 2.07(b) or (ii) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Advance or to reduce any fee payable hereunder;

(v) change the order of application of any reduction in the Commitments or any prepayment of Advances between the Facilities from the application thereof set forth in the applicable provisions of under Section 2.05 or 2.06, respectively, in any manner that materially and adversely affects the Lenders under such Facilities without the written consent of each such Lender directly affected thereby;

(vi) change any provision of this Section 8.01 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender; or

(vii) release all or substantially all of the value of the Subsidiaries Guarantee, without the written consent of each Lender;

and, provided further that (i) no amendment, waiver or consent shall, unless in writing and signed by the Issuing Bank in addition to the Lenders required above, affect the rights or duties of the Issuing Bank under this Agreement or any Letter of Credit application relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Bank in addition to the Lenders required above, affect the rights or duties of the Swing Line Bank under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by an Agent in addition to the Lenders required above, affect the rights or duties of, or any fees or other amounts payable to, such Agent under this Agreement or any other Loan Document; and (iv) Section 8.07(g) may not be amended, waived or otherwise modified without the consent of each Granting Lender all or any part of whose Advances are being funded by an SPC at the time of such amendment, waiver or other modification; and (v) the Fee Letters may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or the scheduled termination date of such Commitment may not be extended without the consent of such Lender.

SECTION 8.02 Notices, Etc.

(a) All notices and other communications provided for hereunder shall be in writing and mailed, telecopied or delivered:

(i) if to the Borrower, at its address at 211 Commerce Street, Suite 800, Nashville, Tennessee 37201, Telecopier No.: (615) 743 6597, Attention: Mr. Peter J. Clemens, IV, with a copy of each notice relating to the occurrence and continuance (or potential occurrence) of any Default, to the General Counsel of the Borrower at the same address (Telecopier No.: (615) 743 6597);

(ii) if to any of the Initial Lenders, the Swing Line Bank or the Initial Issuing Bank, at its Base Rate Lending Office specified opposite its name on Schedule I hereto;

(iii) if to any of the other Lender Parties, at its Base Rate Lending Office specified on Schedule I to the Assignment and Assumption pursuant to which it became a Lender Party; and

(iv) if to the Administrative Agent, at its address at Independence Center, 101 North Tryon Street, 15th Floor, Charlotte, North Carolina 28255 (Telecopier No. (704) 386-9923), Attention: Corporate Credit Services; or

(v) as to the Borrower or the Administrative Agent, at such other address as shall be designated by such party in a written notice to each of the other parties and, as to each other party, or such other address as shall be designated by such party in a written notice to each of the Borrower and the Administrative Agent.

All such notices and communications shall, when mailed or telecopied, be effective when deposited in the mail or transmitted by telecopier, respectively, addressed as aforesaid, except that notices and communications to the Administrative Agent pursuant to Article II, III or VII shall not be effective until received by the Administrative Agent. Delivery by telecopier of an executed counterpart of a signature page to any amendment or waiver of any provision of this Agreement or the Notes or of any Exhibit hereto to be executed and delivered hereunder shall be effective as delivery of an original executed counterpart thereof.

(b) If any notice required under this Agreement is permitted to be made, and is made, by telephone, actions taken or omitted to be taken in reliance thereon by the Administrative Agent or any of the Lender Parties shall be binding upon the Borrower and the other Loan Parties notwithstanding any inconsistency between the notice provided by telephone and any subsequent writing in confirmation thereof provided to the Administrative Agent or such Lender Party; provided that any such action taken or omitted to be taken by the Administrative Agent or such Lender Party shall have been in good faith and in accordance with the terms of this Agreement.

SECTION 8.03 No Waiver; Remedies. No failure on the part of any of the Lender Parties or the Administrative Agent to exercise, and no delay in exercising, any right, power or privilege hereunder or under any Note or any other Loan Document shall operate as a waiver thereof or consent thereto; nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The remedies herein provided are cumulative and not exclusive of any remedies provided under applicable law.

SECTION 8.04 Attorney Costs, Expenses and Taxes. The Borrower agrees (a) to pay or reimburse the Administrative Agent for all costs and expenses incurred in connection with the development, preparation, negotiation, syndication and execution of this Agreement and the other Loan Documents, and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated hereby or thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby, including all Attorney Costs, and (b) to pay or reimburse each Agent and each Lender for all costs and expenses incurred in connection with the enforcement of any rights or remedies under this Agreement or the other Loan Documents (including all such costs and expenses incurred during any legal proceeding, including any proceeding under any bankruptcy or similar law), including all Attorney Costs. All amounts due under this Section 8.04 shall be payable within ten Business Days after demand therefor. The agreements in this Section shall survive the termination of the Commitments and repayment of all other Obligations.

SECTION 8.05 Indemnification by the Borrower. (a) Whether or not the transactions contemplated hereby are consummated, the Borrower shall indemnify and hold harmless each

Agent-Related Person, each Lender and their respective Affiliates, directors, officers, employees, counsel, agents and attorneys-in-fact (collectively the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements (including Attorney Costs) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with (a) the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (b) any Commitment, Advance or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), or (c) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether any Indemnitee is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”), in all cases, whether or not caused by or arising, in whole or in part, out of the negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee. No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this Agreement, nor shall any Indemnitee have any liability for any indirect or consequential damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date). In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 8.05 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Loan Party, its directors, shareholders or creditors or an Indemnitee or any other Person, whether or not any Indemnitee is otherwise a party thereto and whether or not any of the transactions contemplated hereunder or under any of the other Loan Documents is consummated. All amounts due under this Section 8.05 shall be payable within ten Business Days after demand therefor. The agreements in this Section shall survive the resignation of any Agent, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all the other Obligations.

(b) If any payment of principal of, or Conversion of, any Eurodollar Rate Advance is made by the Borrower to or for the account of a Lender Party other than on the last day of the Interest Period for such Advance, as a result of a payment or Conversion pursuant to Section 2.06, 2.09(b)(i) or 2.10(d), acceleration of the maturity of the Notes pursuant to Section 6.01 or for any other reason, or by an Eligible Assignee to a Lender Party other than on the last day of the Interest Period for such Advance upon an assignment of rights and obligations under this Agreement pursuant to Section 8.07 as a result of a demand by the Borrower pursuant to Section 8.07(b), or if the Borrower fails to make any payment or prepayment of an Advance for which a notice of prepayment has been given or that is otherwise required to be made, whether pursuant to Section 2.04, 2.06 or 6.01 or otherwise, the Borrower shall, upon demand by such Lender Party (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender Party any amounts required to compensate such Lender Party for any additional losses, costs or expenses that it may reasonably incur as a result of such payment or Conversion or such failure to pay or prepay, as the case may be, including, without limitation, any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender Party to fund or maintain such Advance.

(c) Without prejudice to the survival of any other agreement of any of the Loan Parties hereunder or under or in respect of any other Loan Document, the agreements and obligations of the Borrower contained in Sections 2.10, 2.12 and 2.13 and this Section 8.04 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under and in respect of any of the other Loan Documents.

SECTION 8.06 Right of Set-off. Upon (a) the occurrence and during the continuance of any Event of Default and (b) the making of the request or the granting of the consent specified by Section 6.01 to authorize the Administrative Agent to declare the Notes due and payable pursuant to the provisions of Section 6.01, each of the Lender Parties and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted under applicable law, to set off and otherwise apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender Party or such affiliate to or for the credit or the account of the Borrower against any and all of the Obligations of the Borrower now or hereafter existing under this Agreement and the Note or Notes, if any, held by such Lender Party, irrespective of whether such Lender Party shall have made any demand under this Agreement or such Note or Notes and although such obligations may be unmatured. Each of the Lender Parties hereby agrees promptly to notify the Borrower after any such setoff and application; provided, however, that the failure to give such notice shall not affect the validity of such setoff and application. The rights of each of the Lender Parties and their respective Affiliates under this Section 8.05 are in addition to other rights and remedies (including, without limitation, other rights of setoff) that such Lender Party and its respective Affiliates may have.

SECTION 8.07 Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder (other than in accordance with Section 5.02(c)) without the prior written consent of each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of Section 8.07(b), (ii) by way of participation in accordance with the provisions of Section 8.07(d), (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 8.07(f), or (iv) to an SPC in accordance with the provisions of Section 8.07(j) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Advances (including for purposes of this Section 8.07(b), participations in Letters of Credit and in Swing Line Advances) at the time owing to it); provided that (i) except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Advances at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender, the aggregate amount of the Commitment (which for this purpose includes Advances outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Advances of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000, unless the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents; (ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Advances or the Commitment assigned, except that this clause (ii) shall not (x) apply to rights in respect of Swing Line Advances or (y) prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis; (iii) so long as no Event of Default has occurred and is continuing, and except for any assignment to another Lender or an Affiliate of a Lender, any assignment of a Revolving Credit Commitment or any Advance must be approved by the Borrower (such approval not to be unreasonably withheld or delayed); (iv) any assignment of an Advance must be approved by the Administrative Agent (such approval not to be unreasonably withheld or delayed) and any assignment of a Revolving Credit Commitment must be approved by the Administrative Agent, the Issuing Bank and the Swing Line Bank unless the Person that is the proposed assignee is itself a Revolving Credit Lender (whether or not the proposed assignee would otherwise qualify as an Eligible Assignee); and (v) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500. Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 8.07(c), from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.10, 2.13, 8.04 and 8.05 with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 8.07(d).

(c) The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s office set forth in Section 8.02, a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Advances and Letter of Credit Advances owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Agents and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower at any reasonable time and from time to time upon reasonable prior notice. In addition, at any time that a request for a consent for a material or other substantive change to the Loan Documents is pending, any Lender may request and receive from the Administrative Agent a copy of the Register.

(d) Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries)(each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Advances (including such Lender’s participations in Letter of Credit Advances and/or Swing Line Advances) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 8.01 that directly affects such Participant. Subject to Section 8.07(e), the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.10 and 2.13 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 8.07(b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 8.06 as though it were a Lender, provided such Participant agrees to be subject to Section 2.14 as though it were a Lender.

(e) A Participant shall not be entitled to receive any greater payment under Section 2.10 or 2.13 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.13 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 8.08 as though it were a Lender.

(f) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower (an “SPC”) the option to provide all or any part of any Advance that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Advance, and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Advance, the Granting Lender shall be obligated to make such Advance pursuant to the terms hereof or, if it fails to do so, to make such payment to the Administrative Agent as is required under Section 2.10. Each party hereto hereby agrees that (i) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrower under this Agreement (including its obligations under Section 2.10), (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, and (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the lender of record hereunder. The making of a Advance by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Advance were made by such Granting Lender. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior debt of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency, or liquidation proceeding under the laws of the United States or any State thereof. Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of the Borrower and the Administrative Agent, assign all or any portion of its right to receive payment with respect to any Advance to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Advances to any rating agency, commercial paper dealer or provider of any surety or Guarantee or credit or liquidity enhancement to such SPC.

(h) Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Commitments and Advances pursuant to Section 8.07(b), Bank of America may, (i) upon 30 days’ notice to the Borrower and the Lenders, resign as Issuing Bank and/or (ii) upon 30 days’ notice to the Borrower, resign as Swing Line Bank. In the event of any such resignation as Issuing Bank or Swing Line Bank, the Borrower shall be entitled to appoint from among the Lenders a successor Issuing Bank or Swing Line Bank hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of Bank of America as Issuing Bank or Swing Line Bank, as the case may be. If Bank of America resigns as Issuing Bank, it shall retain all the rights and obligations of the Issuing Bank hereunder with respect to all Letter of Credit Advances outstanding as of the effective date of its resignation as Issuing Bank and all Letter of Credit Advances with respect thereto (including the right to require the Lenders to make Base Rate Advances or fund risk participations in unreimbursed amounts pursuant to Section 2.03). If Bank of America resigns as Swing Line Bank, it shall retain all the rights of the Swing Line Bank provided for hereunder with respect to Swing Line Advances made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Advances or fund risk participations in outstanding Swing Line Advances pursuant to Section 2.02.

SECTION 8.08 Tax Forms (i). (a) (i) Each Lender that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code (a “Foreign Lender”) shall deliver to the Administrative Agent, prior to receipt of any payment subject to withholding under the Code (or upon accepting an assignment of an interest herein), two duly signed completed copies of either IRS Form W-8BEN or any successor thereto (relating to such Foreign Lender and entitling it to an exemption from, or reduction of, withholding tax on all payments to be made to such Foreign Lender by the Borrower pursuant to this Agreement) or IRS Form W-8ECI or any successor thereto (relating to all payments to be made to such Foreign Lender by the Borrower pursuant to this Agreement) or such other evidence satisfactory to the Borrower and the Administrative Agent that such Foreign Lender is entitled to an exemption from, or reduction of, U.S. withholding tax, including any exemption pursuant to Section 881(c) of the Code, and in the case of a Foreign Lender claiming such an exemption under Section 881(c) of the Code, a certificate that establishes in writing to the Administrative Agent that such Foreign Lender is not (i) a “bank” as defined in Section 881(c)(3)(A) of the Code, (ii) a 10-percent shareholder within the meaning of Section 871(h)(3)(B) of the Code, and (iii) a controlled foreign corporation related to the Borrower with the meaning of Section 864(d) of the Code. Thereafter and from time to time, each such Foreign Lender shall (A) promptly submit to the Administrative Agent such additional duly completed and signed copies of one of such forms (or such successor forms as shall be adopted from time to time by the relevant United States taxing authorities) as may then be available under then current United States laws and regulations to avoid, or such evidence as is satisfactory to the Borrower and the Administrative Agent of any available exemption from, or reduction of, United States withholding taxes in respect of all payments to be made to such Foreign Lender by the Borrower pursuant to this Agreement, (B) promptly notify the Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction, and (C) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any Requirement of Law that the Borrower make any deduction or withholding for taxes from amounts payable to such Foreign Lender. If the forms referred to above in this subsection (a)(i) that are provided by a Foreign Lender at the time such Foreign Lender first becomes a party to this Agreement indicate a United States interest withholding tax rate in excess of zero, withholding tax at such rate shall be considered excluded from taxes unless and until such Foreign Lender provides the appropriate form certifying that a lesser rate applies, whereupon withholding tax at such lesser rate shall be considered excluded from Taxes solely for the periods governed by such form.

(ii) Each Foreign Lender, to the extent it does not act or ceases to act for its own account with respect to any portion of any sums paid or payable to such Lender under any of the Loan Documents (for example, in the case of a typical participation by such Lender), shall deliver to the Administrative Agent on the date when such Foreign Lender ceases to act for its own account with respect to any portion of any such sums paid or payable, and at such other times as may be necessary in the determination of the Administrative Agent (in the reasonable exercise of its discretion), (A) two duly signed completed copies of the forms or statements required to be provided by such Lender as set forth above, to establish the portion of any such sums paid or payable with respect to which such Lender acts for its own account that is not subject to U.S. withholding tax, and (B) two duly signed completed copies of IRS Form W-8IMY (or any successor thereto), together with any information such Lender chooses to transmit with such form, and any other certificate or statement of exemption required under the Code, to establish that such Lender is not acting for its own account with respect to a portion of any such sums payable to such Lender.

(iii) The Borrower shall not be required to pay any additional amount to any Foreign Lender under Section 2.13 (A) with respect to any Taxes required to be deducted or withheld on the basis of the information, certificates or statements of exemption such Lender transmits with an IRS Form W-8IMY pursuant to this Section 8.08(a) or (B) if such Lender shall have failed to satisfy the foregoing provisions of this Section 8.08(a); provided that if such Lender shall have satisfied the requirement of this Section 8.08(a) on the date such Lender became a Lender or ceased to act for its own account with respect to any payment under any of the Loan Documents, nothing in this Section 8.08(a) shall relieve the Borrower of its obligation to pay any amounts pursuant to Section 2.13 in the event that, as a result of any change in any applicable Law, treaty or governmental rule, regulation or order, or any change in the interpretation, administration or application thereof, such Lender is no longer properly entitled to deliver forms, certificates or other evidence at a subsequent date establishing the fact that such Lender or other Person for the account of which such Lender receives any sums payable under any of the Loan Documents is not subject to withholding or is subject to withholding at a reduced rate.

(b) The Administrative Agent may, without reduction, withhold any Taxes required to be deducted and withheld from any payment under any of the Loan Documents with respect to which the Borrower is not required to pay additional amounts under this Section 8.08(a).

(c) Upon the request of the Administrative Agent, each Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver to the Administrative Agent two duly signed completed copies of IRS Form W-9. If such Lender fails to deliver such forms, then the Administrative Agent may withhold from any interest payment to such Lender an amount equivalent to the applicable back-up withholding tax imposed by the Code, without reduction.

If any Governmental Authority asserts that the Administrative Agent did not properly withhold or backup withhold, as the case may be, any tax or other amount from payments made to or for the account of any Lender, such Lender shall indemnify the Administrative Agent therefor, including all penalties and interest, any taxes imposed by any jurisdiction on the amounts payable to the Administrative Agent under this Section 8.08, and costs and expenses (including Attorney Costs) of the Administrative Agent. The obligation of the Lenders under this Section 8.08 shall survive the termination of the Commitments, repayment of all other Obligations hereunder and the resignation of the Administrative Agent.

SECTION 8.09 No Liability of the Issuing Bank. The Borrower assumes all risks of the acts or omissions of any beneficiary or transferee of any Letter of Credit with respect to its use of such Letter of Credit. Neither the Issuing Bank nor any of its officers or directors shall be liable or responsible for:

(a) the use that may be made of any Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith;

(b) the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged;

(c) payment by the Issuing Bank against presentation of documents that do not comply with the terms of a Letter of Credit, including failure of any documents to bear any reference or adequate reference to the Letter of Credit; or

(d) any other circumstances whatsoever in making or failing to make payment under any Letter of Credit;

except that the Borrower shall have a claim against the Issuing Bank, and the Issuing Bank shall be liable to the Borrower, to the extent of any direct, but not consequential, damages suffered by the Borrower that the Borrower proves were caused by (i) the Issuing Bank’s willful misconduct or gross negligence as determined in a final, nonappealable judgment by a court of competent jurisdiction in determining whether documents presented under any Letter of Credit comply with the terms of the Letter of Credit or (ii) the Issuing Bank’s willful failure to make lawful payment under a Letter of Credit after the presentation to it of a draft and certificates strictly complying with the terms and conditions of the Letter of Credit. In furtherance and not in limitation of the foregoing, the Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary.

SECTION 8.10 Confidentiality. Neither any Agent nor any Lender Party shall disclose any Confidential Information to any Person without the consent of the Borrower, other than (a) to such Agent’s or such Lender Party’s Affiliates and their officers, directors, trustees, employees, agents and advisors, to other Lender Parties and to actual or prospective Eligible Assignees and participants, and then in each case only on a confidential basis, (b) as required by any law, rule or regulation or judicial process, (c) as requested or required by any state, federal or foreign authority or examiner (including the National Association of Insurance Commissioners or any similar organization or quasi-regulatory authority) regulating such Lender Party, (d) to any rating agency when required by it, provided that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any Confidential Information relating to the Loan Parties received by it from such Lender Party in accordance with such rating agency’s internal procedures generally applicable to information of the same type, (e) in connection with any litigation or proceeding to which such Agent or such Lender Party or any of its Affiliates may be a party, provided that such Agent, Lender Party or Affiliate will (unless prohibited by law) use its reasonable best efforts to provide the Borrower with sufficient notice thereof prior to any such disclosure to permit the Borrower the opportunity to obtain a protective order with respect thereto, or (f) in connection with the exercise of any remedy under this Agreement or any other Loan Document.

SECTION 8.11 Agent’s Notice. The Administrative Agent hereby notifies each Loan Party that, pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes names and addresses and other information that will allow it to identify each Loan Party in accordance with the Patriot Act.

SECTION 8.12 Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 8.13 Governing Law; Jurisdiction, Etc.

(a) This Agreement and the Notes shall be governed by, and construed in accordance with, the laws of the State of New York.

(b) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property and assets, to the nonexclusive jurisdiction of any New York State court or any federal court of the United States of America sitting in New York City, New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any of the other Loan Documents to which it is a party, or for recognition or enforcement of any judgment in respect thereof, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the fullest extent permitted under applicable law, in any such federal court. Each of the parties hereto hereby irrevocably consents to the service of copies of any summons and complaint and any other process which may be served in any such action or proceeding by certified mail, return receipt requested, or by delivering a copy of such process to such party, at its address specified in Section 8.02, or by any other method permitted under applicable law. Each of the parties hereto hereby agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law. Nothing in this Agreement shall affect any right that any of the parties hereto may otherwise have to bring any action or proceeding relating to this Agreement or any of the other Loan Documents in the courts of any jurisdiction.

(c) Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any of the other Loan Documents to which it is a party in any New York State or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

SECTION 8.14 WAIVER OF JURY TRIAL. EACH OF THE BORROWER, THE AGENTS AND THE LENDER PARTIES IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO ANY OF THE LOAN DOCUMENTS, THE ADVANCES, THE LETTERS OF CREDIT OR THE ACTIONS OF ANY AGENT OR ANY LENDER PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT THEREOF.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

THE BORROWER

CAREMARK RX, INC.

By
Name:
Title:

THE ADMINISTRATIVE AGENT

BANK OF AMERICA, N.A.

By
Name:
Title:

THE LEAD ARRANGERS

BANC OF AMERICA SECURITIES LLC

By
Name:
Title:

WACHOVIA CAPITAL MARKETS, LLC, D/B/A WACHOVIA SECURITIES

By
Name:
Title:

THE CO-SYNDICATION AGENTS

By
Name:
Title:

WACHOVIA BANK, NATIONAL ASSOCIATION

By
Name:
Title:

THE CO-DOCUMENTATION AGENTS

By
Name:
Title:

By
Name:
Title:

THE INITIAL LENDERS

BANK OF AMERICA, N.A., as a Lender, the Swing Line Bank and the Issuing Bank

By
Name:
Title: